As filed with the Securities and Exchange Commission on January 26, 2011

Registration No. 333-170215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fraternity Community Bancorp, Inc.

Fraternity Federal Savings and Loan Association 401(k) Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	27-3683448
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

764 Washington Boulevard

Baltimore, Maryland 21230

(410) 539-1313

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Thomas K. Sterner

Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Fraternity Community Bancorp, Inc.

764 Washington Boulevard

Baltimore, Maryland 21230

(410) 539-1313

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq. Joel E. Rappoport, Esq.	Matthew Dyckman, Esq. SNR Denton US LLP
Kilpatrick Stockton LLP	1301 K Street, NW
607 14th Street, NW, Suite 900	Suite 600, East Tower
Washington, DC 20005	Washington, DC 20005
(202) 508-5800	(202) 408-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value	1,587,000 shares	$10.00	$15,870,000	(2)
Participation Interests	(3)	—	(3)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.
(2)	A registration fee of $1,132.00 was paid with the initial filing of the Form S-1 Registration Statement on October 29, 2010.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of Fraternity Community Bancorp, Inc. to be purchased by the Fraternity Federal Savings and Loan Association 401(k) Plan are included in the common stock. Accordingly, no separate fee is required for the participation interests pursuant to Rule 457(h)(2) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

401(k) PLAN

AND

OFFERING OF PARTICIPATION INTERESTS

IN UP TO 214,200 SHARES OF

FRATERNITY COMMUNITY BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Fraternity Federal Savings and Loan Association 401(k) Plan (the “401(k) Plan”) of participation interests in shares of common stock of Fraternity Community Bancorp, Inc. (“Fraternity Community Bancorp”) in connection with the Fraternity Community Bancorp initial public offering.

401(k) Plan participants may direct Thomas K. Sterner and Richard C. Schultze (collectively referred to herein as the “Fraternity Community Bancorp Stock Fund Trustee”), to use their account balances to subscribe for and purchase shares of Fraternity Community Bancorp common stock through the new Fraternity Community Bancorp Stock Fund in the 401(k) Plan. Based upon the value of the 401(k) plan assets as of December 14, 2010, the Fraternity Community Bancorp Stock Fund Trustee may subscribe for up to 214,200 shares of Fraternity Community Bancorp common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the Fraternity Community Bancorp Stock Fund Trustee to invest all or a portion of their 401(k) Plan account balances in Fraternity Community Bancorp common stock through the new Fraternity Community Bancorp Stock Fund.

The Fraternity Community Bancorp prospectus dated                 , 2011, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Fraternity Community Bancorp common stock and the financial condition, results of operations and business of Fraternity Federal Savings and Loan Association (“Fraternity Federal”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Fraternity Community Bancorp of participation interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Fraternity Community Bancorp, Fraternity Federal nor the 401(k) Plan have authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Fraternity Federal or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                 , 2011.

S-i

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $10.00 per share, the Fraternity Community Bancorp Stock Fund Trustee may acquire up to 214,200 shares of Fraternity Community Bancorp common stock in the stock offering (the “Stock Offering”) through the new Fraternity Community Bancorp Stock Fund. The interests offered through this prospectus supplement are conditioned on the close of the Stock Offering. Certain subscription rights and purchase limitations also govern your investment in the new Fraternity Community Bancorp Stock Fund in connection with the Stock Offering. See “The Conversion and Stock Offering – Subscription Offering and Subscription Rights” and “– Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Stock Offering and the financial condition, results of operations and business of Fraternity Federal and its affiliates. The address of the principal executive office of Fraternity Federal is 764 Washington Boulevard, Baltimore, Maryland 21230. The telephone number of Fraternity Federal is (410)  539-1313.

Election to Purchase Fraternity Community Bancorp, Inc. Common Stock in the Stock Offering

In connection with the Stock Offering, Fraternity Federal Savings and Loan Association withdrew from the Pentegra Multi-Employer Defined Contribution Plan for Financial Institutions (“Thrift Plan”) and adopted a single employer 401(k) Plan which allows for the investment in Fraternity Community Bancorp common stock through a new employer stock fund. If you wish to use all or a portion of your 401(k) Plan funds to invest in Fraternity Community Bancorp common stock, you may direct the Fraternity Community Bancorp Stock Fund Trustee to transfer all or a portion of your 401(k) Plan account balance to the Fraternity Community Bancorp Stock Fund. The Fraternity Community Bancorp Stock Fund Trustee will subscribe for Fraternity Community Bancorp common stock offered for sale in the Stock Offering in accordance with your direction. If there is not enough Fraternity Community Bancorp common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the Fraternity Community Bancorp Stock Fund Trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Fraternity Community Bancorp common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

All 401(k) Plan participants are permitted to direct a transfer of all or a portion of their account balances in the 401(k) Plan into the Fraternity Community Bancorp Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. See “Summary – The Offering – Persons Who May Order Stock in the Offering” in the attached prospectus. Fraternity Community Bancorp has granted rights to subscribe for shares of Fraternity Community Bancorp common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Fraternity Federal as of the close of business on June 30, 2009; (2) persons with $50 or more on deposit at Fraternity Federal as of the close of business on                     , 20__; and (3) except for persons eligible to subscribe for shares under categories 1 and 3, Fraternity Federal’s depositors as of the close of business on                     , 20        , who were not able to subscribe for shares of Fraternity Community Bancorp common stock under categories 1 and 2. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Fraternity Community Bancorp common stock in the Stock Offering and you may use your account balance in the 401(k) Plan to subscribe for shares of Fraternity Community Bancorp common stock through the Fraternity Community Bancorp Stock Fund.

The limitations on the total amount of Fraternity Community Bancorp common stock that you may purchase in the Stock Offering, as described in the prospectus (see “The Conversion and Stock Offering – Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan account and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the 401(k) Plan, or both, the number of shares of Fraternity Community Bancorp common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities described in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis.

Value of Participation Interests

As of December 14, 2010, the market value of the plan assets equaled approximately $2,142,000. The Plan Administrator has distributed quarterly statements to each participant reflecting the value of his or her beneficial interest in the plan as of September 30, 2010. The value of the plan assets represents past contributions made to the plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

In order to facilitate your investment in the Fraternity Community Bancorp Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). If you do not wish to invest in the Fraternity Community Bancorp Stock Fund at this time, you do not need to take any action. The minimum investment in the Fraternity Community Bancorp Stock Fund during the Stock Offering is $250 and the maximum individual investment is $400,000.

Time for Directing Transfer

The deadline to submit your Investment Form to Celeste Tolson in the Human Resources Department is 12:00 noon, local time, on             , 2011, unless extended by Fraternity Federal. If you have any questions regarding the Fraternity Community Bancorp Stock Fund, you can call Celeste Tolson at (410) 539-1313 ext. 111.

Irrevocability of Transfer Direction

Once you have submitted your Investment Form, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the Fraternity Community Bancorp Stock Fund. Following the closing of the Stock Offering and the initial purchase of shares in the Fraternity Community Bancorp Stock Fund, you will again have complete access to any funds you directed towards the purchase of shares of Fraternity Community Bancorp common stock in the Stock Offering. Special restrictions may apply to transfers directed to and from the Fraternity Community Bancorp Stock Fund by participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. See “SEC Reporting and Short-Swing Profit Liability” below.

Purchase Price of Fraternity Community Bancorp, Inc. Common Stock

The Fraternity Community Bancorp Stock Fund Trustee will use the funds transferred to the Fraternity Community Bancorp Stock Fund to purchase shares of Fraternity Community Bancorp common stock in the Stock Offering. The Fraternity Community Bancorp Stock Fund Trustee will pay the same price for shares of Fraternity Community Bancorp common stock as all other persons who purchase shares of Fraternity Community Bancorp common stock in the Stock Offering. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the Trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Fraternity Community Bancorp common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

Nature of a Participant’s Interest in Fraternity Community Bancorp, Inc. Common Stock

All shares of Fraternity Community Bancorp common stock purchased through the Fraternity Community Bancorp Stock Fund will be registered in the name of the 401(k) Plan. The Fraternity Community Bancorp Stock Fund Trustee will credit the shares of Fraternity Community Bancorp common stock acquired at your direction in the Stock Offering to your account in the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of Fraternity Community Bancorp, Inc. Common Stock

The Fraternity Community Bancorp Stock Fund Trustee will exercise voting and tender rights attributable to all Fraternity Community Bancorp common stock held in the Fraternity Community Bancorp Stock Fund, as directed by participants with interests in the Fraternity Community Bancorp Stock Fund. With respect to each matter as to which holders of Fraternity Community Bancorp common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Fraternity Community Bancorp Stock Fund. The number of shares of Fraternity Community Bancorp common stock held in the Fraternity Community Bancorp Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Fraternity Community Bancorp common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Fraternity Community Bancorp Stock Fund. The percentage of shares of Fraternity Community Bancorp common stock held in the Fraternity Community Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Fraternity Community Bancorp common stock held in the Fraternity Community Bancorp Stock Fund will not be tendered.

Future Direction to Purchase Common Stock

You will be able to invest in the Fraternity Community Bancorp Stock Fund after the Stock Offering by accessing your account via the Internet and directing the trustee to invest your future contributions or your account balance in the 401(k) Plan into the Fraternity Community Bancorp Stock Fund. After the Stock Offering, to the extent that shares of common stock are available, the Trustee of the 401(k) Plan will acquire common stock of Fraternity Community Bancorp at your election in open market transactions at the prevailing price. Special restrictions may apply to transfers directed to and from the Fraternity Community Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Fraternity Community Bancorp. In addition, if you are an officer of Fraternity Federal that is restricted by the Office of Thrift Supervision from selling shares acquired in the Stock Offering for one year, the shares you purchased in the Stock Offering will not be tradable for one year.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Fraternity Federal originally adopted the Thrift Plan effective                             . In connection with the Stock Offering, Fraternity Federal withdrew from the Thrift Plan and adopted a single employer plan that permits the establishment of an employer stock fund. The new plan is effective January 1, 2011. All participant account balances from the Thrift Plan will be transferred to the new 401(k) Plan as of the January 1, 2011 effective date. Fraternity Federal intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fraternity Federal may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Fraternity Federal may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Fraternity Federal qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document, including any amendments to the plan and a summary plan description, by contacting [            ] at (    )             -            . You should carefully read the 401(k) Plan documents to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Employees may begin participating in the 401(k) Plan on the first day of the month coinciding with or next following the date the employee completes at least 1,000 hours of service in a 12 consecutive month period.

As of September 30, 2010,              of the              eligible employees of Fraternity Federal actively participated in the Thrift Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain Internal Revenue Service limitations, the 401(k) Plan permits you to make pre-tax salary deferrals each payroll period of up to 50% of your compensation. Compensation is defined for purposes of the 401(k) Plan as each participant’s Box 1, Form W-2 compensation. In addition to pre-tax salary deferrals, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year.

Fraternity Federal Matching Contributions. The 401(k) Plan provides that Fraternity Federal will make matching contributions on behalf of each eligible participant with respect to each eligible participant’s elective deferrals. If you elect to defer funds into the 401(k) Plan, Fraternity Federal will match your contributions as follows:

Employee Deferral Rate (% of Compensation)	Employer Matching Contribution
1.0%	1.0%
2.0%	2.0%
3.0%	3.0%
4.0%	4.0%
5.0%	4.5%
6.0%	5.0%

Fraternity Federal will make matching contributions equal to 100% of the participant’s deferrals, not to exceed 4% of the participant’s compensation, plus 50% of the next 2% of the participant’s elective contributions.

Rollover Contributions. Fraternity Federal allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements. For additional information on Rollover Contributions see the Summary Plan Description for the 401(k) Plan.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law, your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $16,500 for 2011. Eligible employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,500 for 2011. The Internal Revenue Service periodically increases these limitations. An eligible participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Fraternity Federal (including the 401(k) Plan and the proposed Fraternity Federal Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2011.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $110,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year.

The foregoing dollar amounts are for 2010.

Investment Funds

Prior to January 1, 2011, participant retirement funds were invested in the following investment vehicles through the Thrift Plan.

	Annual Rates of Return as of December 31,
Fund Name	2009	2008	2007
Target Retirement 2015 Fund	17.11%	-22.80%	6.20%
Target Retirement 2025 Fund	20.75	-28.70	6.60
Target Retirement 2035 Fund	25.83	-34.20	6.80
Target Retirement 2045 Fund	26.35	-34.10	7.50
Income Plus	11.25	-7.60	6.00
Growth & Income	18.22	-20.90	5.90
Growth	25.13	-33.20	5.70
Stable Value Fund	2.19	2.90	3.80
Short Term Investment Fund (money market)	0.19	2.30	4.90
Government Short Term Investment Fund	-0.09	1.90	4.80
Treasury Inflation Protected Securities Fund	10.60	—	—
Long Treasury Index Fund (government bond)	-13.14	23.90	9.20
Aggregate Bond Index Fund	5.49	4.90	6.30
S&P 500 Fund	26.01	-37.30	4.90
S&P Value Stock Fund	20.62	-39.60	1.40
S&P Growth Stock Fund	31.92	-34.80	8.50
S&P Midcap Stock Fund	36.58	-36.50	7.40
Russell 2000 Stock Fund	26.85	-33.80	-2.10
Nasdaq 100 Stock Fund	53.98	-42.00	18.20
US REIT Index Fund	26.77	-39.30	-18.10
International Stock Fund	31.33	-43.60	10.60

In connection with the conversion from the Thrift Plan to a single employer 401(k) Plan, effective January 1, 2011 participants will be able to invest their retirement funds in the following investment vehicles.

	Annual Rates of Return as of December 31,
Fund Name	2009	2008	2007
SSgA S&P 500 Index Fund	26.71%	-37.03%	5.41%
Invesco Stable Value Trust Fund	2.78	3.46	4.42
SSgA S&P MidCap Index Fund	37.25	-36.14	8.05
SSgA Short Term Investment Fund	0.59	2.67	5.37
SSgA Daily EAFE Index Fund (aka “International Stock Fund”)	31.61	-43.19	11.44
Vanguard Growth Index Fund	36.29	-38.17	12.81
Vanguard Value Index Fund	19.58	-35.83	0.29
SSgA Russell Small Cap Index Fund	26.87	-33.40	-1.55
SSgA NASDAQ 100 Index Fund	54.81	-41.72	18.89
SSgA U.S. REIT Index Fund	27.58	-38.90	-17.50
SSgA Target Retirement Funds:
Target Retirement Income	14.75	-12.89	6.37
Target Retirement 2010 Fund	14.83	-16.75	6.93
Target Retirement 2015 Fund	18.15	-22.17	7.21
Target Retirement 2020 Fund	19.90	-25.24	7.59
Target Retirement 2025 Fund	21.80	-28.06	7.72
Target Retirement 2030 Fund	23.96	-30.94	7.77
Target Retirement 2035 Fund	26.92	-33.62	7.82
Target Retirement 2040 Fund	27.06	-33.69	8.12
Target Retirement 2045 Fund	27.41	-33.55	8.46
Target Retirement 2050 Fund	27.53	-33.54	N/A
SSgA U.S. Bond Index Fund (aka “Aggregate Bond Index Fund”)	6.39	5.57	7.02
SSgA U.S. Government Short Term Investment Fund	0.31	2.31	5.28
SSgA U.S. Inflation Protected Bond Index Fund	11.29	2.36	11.59

As of January 1, 2011, participant retirement funds were invested in the following investment vehicles through the Fraternity Federal 401(k)Plan.

SSgA S&P 500 Index Fund. The Fund seeks to offer broad, low cost exposure to the stocks of large U.S. companies. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P 500 Index® over the long term.

Invesco Stable Value Trust Fund. The Fund seeks the preservation of principal and to provide interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity.

SSgA S&P MidCap Index Fund. The Fund seeks to offer broad, low cost exposure to the stocks of medium sized U.S. companies. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P MidCap 400 Index® over the long term.

SSgA Short Term Investment Fund. The Fund seeks to offer safety of principal and a competitive yield to maximize current income. The Fund is not a “money market fund” registered with the Securities and Exchange Commission, and is not subject to the various rules and limitations that apply to such funds. There can be no assurance that the Fund will maintain a stable net asset value.

SSgA Daily EAFE Index Fund (aka “International Stock Fund”). The Fund seeks to offer broad, low cost exposure to international stocks of companies in the developed markets of Europe, Australasia and Far East Asia. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI EAFE® Index over the long term.

Vanguard Growth Index Fund. The Fund seeks to track the performance of the MSCI U.S. Prime Market Growth Index, a broadly diversified index made up of growth stocks of large U.S. companies. The Fund invests all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

Vanguard Value Index Fund. The Fund seeks to track the performance of the MSCI U.S. Prime Market Value Index, a broadly diversified index predominantly made up of value stocks of large U.S. companies. The Fund invests all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

SSgA Russell Small Cap Index Fund. The Fund seeks to offer broad, low cost exposure to stocks of small U.S. companies. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 2000® Index over the long term.

SSgA NASDAQ 100 Index Fund. The Fund seeks to offer low cost exposure to the stocks of large, non-financial U.S. and international companies listed on the NASDAQ Stock Market. The SSgA NASDAQ 100 Index® Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Nasdaq-100® Index over the long term.

SSgA U.S. REIT Index Fund. The Fund seeks to offer broad, low cost exposure to the U.S. commercial real estate securities market. The SSgA REIT Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Dow Jones U.S. Select REIT IndexSM over the long term.

SSgA Target Retirement Funds (2010, 2015, 2020, 2025, 2030, 2035, 2040, 2045 and 2050). The SSgA Target Retirement Funds seek an investment return that approximates, as closely as practicable, before expenses, the performance of custom benchmark index over the long term. Each Fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each Fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.

Overtime, the allocation to asset classes and funds change according to a predetermined “glide path.” (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund.) Each Fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retiring. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each Fund attempts to closely match the characteristics and returns of its custom benchmark as opposed to any attempts to outperform this benchmark.

Once a Fund reaches its target retirement date, it will begin a five-year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five-year period in an allocation to stocks and real estate that will remain fixed at approximately 35% of assets. The remainder of the Fund will be invested in fixed-income securities.

SSgA U.S. Bond Index Fund (aka “Aggregate Bond Index Fund”). The Fund seeks to offer broadly diversified, low cost exposure to the overall U.S. bond market. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Aggregate Bond Index over the long term.

SSgA U.S. Government Short Term Investment Fund. The Fund seeks to offer safety of principal and a competitive yield by investment in securities issued by the U.S. Government. The Fund seeks to provide safety of principal, daily liquidity and a competitive yield over the long term. The Fund is not a “money market fund” registered with the Securities and Exchange Commission, and is not subject to the various rules and limitations that apply to such funds. There can be no assurance that the Fund will maintain a stable net asset value.

SSgA U.S. Inflation Protected Bond Index Fund. The Fund seeks to offer broad, low cost exposure to U.S. Treasury bonds which automatically adjust to protect from increases in inflation. The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Treasury Inflation Protected Securities Index over the long term.

Fraternity Community Bancorp Stock Fund. In connection with the Stock Offering, Fraternity Federal has implemented the Fraternity Community Bancorp Stock Fund. Following the close of the Stock Offering, the Fraternity Community Bancorp Stock Fund will consist of investments in the common stock of Fraternity Community Bancorp made on the closing date of the Stock Offering. Your investment in the Fraternity Community Bancorp Stock Fund will be recorded using the unit accounting method. If cash dividends are paid on Fraternity Community Bancorp common stock, the trustee will, to the extent practicable, use the dividends held in the Fraternity Community Bancorp Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Fraternity Community Bancorp Stock Fund will be placed in the short term investment component of the Fraternity Community Bancorp Stock Fund earning a market rate of interest.

As of the date of this prospectus supplement, no shares of Fraternity Community Bancorp common stock have been issued or are outstanding, and there is no established market for Fraternity Community Bancorp common stock. Accordingly, there is no record of the historical performance of the Fraternity Community Bancorp Stock Fund. Performance of the Fraternity Community Bancorp Stock Fund depends on a number of factors, including the financial condition and profitability of Fraternity Federal and general stock market conditions. See “Risk Factors” in the attached prospectus.

Once you have submitted your Investment Form, you may not change your investment directions in the Stock Offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals and employer matching contribution. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take one non-hardship withdrawal from the 401(k) Plan per plan year (subject to the restrictions set forth in the 401(k) Plan). A participant may also take one hardship withdrawal per plan year, provided the participant has a hardship event as defined by the Internal Revenue Service regulations and subject to approval by the Fraternity Federal Compensation Committee.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $500 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $500 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If termination of employment is due to Normal or Postponed Retirement, Death, or Total and Permanent Disability (as defined in the 401(k) Plan), and a participant’s account exceeds $5,000, distribution of the participant’s accounts will be in the form of a lump sum payment, upon the participant’s attainment of Normal Retirement Date, unless the participant elects (within 30 days of receipt of an election notice) to further defer distribution beyond Normal Retirement Date to a Postponed Retirement Date (subject to an Internal Revenue Service minimum distribution of benefits requirement following attainment of age 70 1/2), or unless the participant elects one of the following optional forms of payment:

•

Lump sum payment or in annual installments over a period not exceeding the participant’s life expectancy or the joint and survivor life expectancy of the participants and his/her designated beneficiary, as selected by the participant as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $500 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $500 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If upon termination of employment, a participant’s accounts exceed $5,000, payment will be deferred to Normal Retirement Date, unless the participant elects one of the following optional forms of payment:

•

Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” is permitted within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Fraternity Federal. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Fraternity Federal or after termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustees

The board of directors of Fraternity Federal has appointed Thomas K. Sterner and Richard C. Schultze to serve as the Trustees for the Fraternity Community Bancorp Stock Fund. Reliance Trust Company will serve as the custodian of the shares held in the Fraternity Community Bancorp Stock Fund and the trustee of all the other plan assets. The trustees receive, hold and invest the contributions to the 401(k) Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the Plan Administrator. The trustees are responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.

Reports to 401(k) Plan Participants

The Plan Administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Fraternity Federal currently serves as Plan Administrator for the 401(k) Plan. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Fraternity Federal expects to continue the 401(k) Plan indefinitely. Nevertheless, Fraternity Federal may terminate the 401(k) Plan at any time. If Fraternity Federal terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Fraternity Federal reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Fraternity Federal may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following briefly summarizes the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Fraternity Federal administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Fraternity Federal should receive an adverse determination letter from the Internal Revenue Service regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Fraternity Federal would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Fraternity Federal. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Fraternity Federal, if the distribution includes those amounts.

Fraternity Community Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Fraternity Community Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Fraternity Community Bancorp common stock; that is, the excess of the value of Fraternity Community Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Fraternity Community Bancorp common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Fraternity Community Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Fraternity Community Bancorp common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Fraternity Community Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Fraternity Community Bancorp common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Fraternity Community Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Fraternity Community Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Fraternity Community Bancorp. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Fraternity Community Bancorp may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Fraternity Community Bancorp common stock acquired under the 401(k) Plan or other sales of Fraternity Community Bancorp common stock.

Persons who are not deemed to be “affiliates” of Fraternity Community Bancorp at the time of resale may resell freely any shares of Fraternity Community Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Fraternity Community Bancorp at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement or the accompanying prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of 1% of Fraternity Community Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq Capital Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Fraternity Community Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Fraternity Community Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Fraternity Community Bancorp of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at December 31, 2010, is available upon written request to Celeste Tolson in the Human Resources Department of Fraternity Federal.

LEGAL OPINION

The validity of the issuance of the common stock of Fraternity Community Bancorp will be passed upon by Kilpatrick Townsend & Stockton LLP, Washington, DC. Kilpatrick Townsend & Stockton LLP acted as special counsel for Fraternity Community Bancorp in connection with the Stock Offering.

PROSPECTUS

[LOGO]

Fraternity Community Bancorp, Inc.

(Proposed Holding Company for Fraternity Federal Savings and Loan Association)

Minimum of 1,020,000 and up to 1,380,000 Shares of Common Stock

Fraternity Community Bancorp, Inc. is offering shares of its common stock for sale in connection with the conversion of Fraternity Federal Savings and Loan Association from the mutual to the stock form of ownership. After the offering, Fraternity Community Bancorp will be the holding company for Fraternity Federal Savings and Loan Association through its ownership of 100% of Fraternity Federal Savings and Loan Association’s outstanding common stock. We intend to have our common stock quoted on the OTC Bulletin Board.

If you are or were a depositor of Fraternity Federal Savings and Loan Association:

•	You may have priority rights to purchase shares of common stock.

If you do not fit into the category above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 1,380,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,020,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our pro forma market value has increased, we may sell up to 1,587,000 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period is either below $10.2 million or above $15.87 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and give all subscribers the opportunity to confirm, modify or rescind their stock purchase orders; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision, the Securities and Exchange Commission and any applicable state securities commissions.

The offering is expected to expire at 2:00 p.m., Eastern time, on [EXP DATE]. We may extend this expiration date without notice to you until [DATE 1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE 2].

Sandler O’Neill + Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE 1]. If the offering is extended beyond [DATE 1], subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at Fraternity Federal Savings and Loan Association. All funds received will bear interest at Fraternity Federal Savings and Loan Association’s passbook savings rate, which is subject to change at any time and is currently             % per annum. If we terminate the offering for any reason, or if we extend the offering beyond [DATE 1], we will notify you and will promptly return your funds with interest if you do not respond to the notice.

The Office of Thrift Supervision conditionally approved our plan of conversion on                     . However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 12.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,020,000	1,380,000	1,587,000
Gross offering proceeds	$10,200,000	$13,800,000	$15,870,000
Estimated offering expenses, excluding selling agent fees and expenses	$540,000	$540,000	$540,000
Estimated selling agent fees and expenses	$260,000	$260,000	$260,000
Estimated net proceeds	$9,400,000	$13,000,000	$15,070,000
Estimated net proceeds per share	$9.22	$9.42	$9.50

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (            )             -

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is

Fraternity Federal

SAVINGS AND LOAN ASSOCIATION

Hampstead
83
HARFORD COUNTY
Cockeysville
FREDERICK COUNTY
CARROLL COUNTY
BALTIMORE COUNTY
70
95
795
Frederic
83
70
695
Baltimore
HOWARD COUNTY
Ellicott City
695
475
CHESAPEAKE BAY
97
ANNE ARUNDEL COUNTY
MONTGOMERY COUNTY
95

MARYLAND
Baltimore
VIRGINIA
DELAWARE

★ **Main Office**

764 Washington Boulevard
Baltimore, MD 21230

● **Branch Locations**

Howard County Branch
Normandy Shopping Center
8460 Baltimore National Pike
Ellicott City, MD 21043

Cockeysville Branch
Scotts Corner Shopping Center
10283 York Road
Cockeysville, MD 21030

Carroll County Branch
Green Mount Station
1631 North Main Street
Hampstead, MD 21074

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to Fraternity Community Bancorp and/or Fraternity Federal Savings and Loan Association, as indicated by context. For assistance, please contact our conversion center at (            )             -            .

The Companies

Fraternity Community Bancorp, Inc.

Fraternity Federal Savings and Loan Association

764 Washington Boulevard

Baltimore, Maryland 21230

(410) 539-1313

Fraternity Community Bancorp, Inc. This offering is made by Fraternity Community Bancorp, a Maryland corporation incorporated on October 12, 2010 by Fraternity Federal Savings and Loan Association to be its holding company following the conversion. Currently, Fraternity Community Bancorp has no assets. Following the conversion, Fraternity Community Bancorp will own all of Fraternity Federal Savings and Loan Association’s capital stock and will direct, plan and coordinate Fraternity Federal Savings and Loan Association’s business activities. In the future, Fraternity Community Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Fraternity Federal Savings and Loan Association. Founded in 1913, Fraternity Federal Savings and Loan Association is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of one- to four-family mortgage loans, as well as commercial real estate loans, land loans, home equity lines of credit and residential construction loans. We also offer consumer loans and, to a limited extent, commercial business loans. We currently operate out of our corporate headquarters and main office in Baltimore and full-service branch offices located in Cockeysville, Ellicott City and Hampstead, Maryland. We are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, our primary federal regulator, and the Federal Deposit Insurance Corporation, our deposit insurer. At September 30, 2010, we had total assets of $166.5 million, total deposits of $125.7 million and total equity of $16.4 million.

Recent Operating Results and Operating Strategy (page     )

We had net income of $343,000 and $8,000 for the years ended December 31, 2009 and 2008, respectively. We had a net loss of $572,000 for the nine months ended September 30, 2010. We have identified the following strategic initiatives we will pursue in our efforts to achieve our mission to operate and grow a profitable community-oriented financial institution:

•	building on our strengths as a community-oriented financial institution;

•	improving our interest margin and earnings and reducing our interest rate risk by increasing commercial real estate loans;

•	emphasizing lower cost core deposits to reduce funding costs;

•	generating higher non-interest income by selling loans in the secondary market;

•	adding a new branch in our existing market area or a contiguous county within the next three years;

•	expanding our market share within our primary market area; and

•	discontinued speculative construction lending.

The Conversion

Description of the Conversion (page     )

Currently, we are a federally chartered mutual savings association with no shareholders. Our depositors and borrowers currently have the right to vote on certain matters such as the election of directors and this conversion transaction. The conversion transaction that we are undertaking involves a change from our mutual form to a stock savings association charter that will result in all of Fraternity Federal Savings and Loan Association’s capital stock being owned by Fraternity Community Bancorp. Voting rights in Fraternity Community Bancorp will belong to its shareholders, including our employee stock ownership plan. For more information on the employee stock ownership plan, see “Summary—The Offering—Benefits of the Offering to Management—Employee Stock Ownership Plan.”

We are conducting the conversion under the terms of our plan of conversion. The Office of Thrift Supervision has conditionally approved the plan of conversion, including a condition that it be approved by our members. We have called a special meeting of members for [MEETING DATE] to vote on the plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering, including the number and percentage of shares of common stock that will be owned by public shareholders at the minimum, maximum, and maximum, as adjusted, of the offering range upon completion of the conversion and the offering:

Regulation and Supervision (page     )

We are, and Fraternity Community Bancorp will be upon completion of the conversion, subject to regulation, supervision and examination by the Office of Thrift Supervision. We are also subject to regulation by the Federal Deposit Insurance Corporation. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), signed by the President on July 21, 2010, provides for the regulation and supervision of federal savings associations like Fraternity Federal Savings and Loan Association to be transferred to the Office of the Comptroller of the Currency, the agency that regulates national banks. The Office of the Comptroller of the Currency will assume primary responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings associations. The transfer will occur over a transition period of up to one year, subject to a possible six month extension. At the same time, the responsibility for supervising savings and loan holding companies will be transferred to the Federal Reserve Board.

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 1,020,000 and 1,380,000 shares of Fraternity Community Bancorp common stock in a subscription offering, community offering and possibly a syndicated offering. With regulatory approval, we may increase the number of shares to be sold to 1,587,000 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to permit an increase in the offering size, the Office of Thrift Supervision will consider such factors as the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page     )

We are offering between 1,020,000 and 1,380,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., an independent appraisal firm experienced in appraisals of financial institutions. Feldman Financial Advisors estimates that as of December 3, 2010, our pro forma market value was between $10.2 million and $13.8 million, with a midpoint of $12.0 million.

In preparing its appraisal, Feldman Financial Advisors considered the information in this prospectus, including our consolidated financial statements. Feldman Financial Advisors also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Fraternity Federal Savings and Loan Association;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable thrift institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price per share to the issuer’s income per share for the past twelve months. Feldman Financial Advisors considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Feldman Financial Advisors’ appraisal also incorporates an analysis of a peer group of publicly traded companies that Feldman Financial Advisors considered to be comparable to us. In choosing the peer group, Feldman Financial Advisors selected companies with operating characteristics comparable to those of Fraternity Federal Savings and Loan Association based on measures of asset size, profitability, credit quality, and capitalization. Similar to our recent earnings performance, the peer group’s earning results were below the median levels reported by all publicly traded thrift institutions. We have had losses and low earnings in recent periods, including a net loss of $572,000 for the nine months ended September 30, 2010 and net income of $343,000 and $8,000 for the years ended December 31, 2009 and 2008, respectively. In order to select a meaningful number of companies for the peer group, Feldman Financial Advisors applied a selection criteria that included a return on average assets of 0.25% or less for the most recent 12-month period. We reported a negative return on average assets of (0.29%) for the 12-month period ended September 30, 2010. The median return on average assets for the peer group was 0.07% and the median return on average assets reported by all publicly traded thrift institutions was 0.35%.

The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Fraternity Federal Savings and Loan Association so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial Advisors concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Publicly traded thrift institutions with relatively low earnings were purposely included in the peer group, and Feldman Financial Advisors applied a valuation discount to reflect the fact that, among other reasons, the earnings of Fraternity Federal Savings and Loan Association were below the median level of the selected peer group.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by Feldman Financial Advisors in its appraisal. These ratios are based on book value and tangible book value as of September 30, 2010 or, in the case of one peer group company, June 30, 2010, the latest date for which complete financial data was publicly available for the peer group.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Fraternity Community Bancorp (pro forma):
Minimum	41.4%	41.4%
Midpoint	45.8	45.8
Maximum	49.7	49.7
Maximum, as adjusted	53.6	53.6

Peer group companies as of December 3, 2010:
Average	57.4	58.0
Median	56.6	56.6

We reported negative earnings for the most recent twelve months ended September 30, 2010. Thus, comparisons to peer group ratios related to earnings are not meaningful. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 14.3% to the peer group on a price-to-book basis and a discount of 13.4% on a price-to-tangible book basis. This means that, at the maximum of the offering rate, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

The independent appraisal does not establish the market price at which our common stock will trade. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page     )

Feldman Financial Advisors will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors determines that our pro forma market value has increased, with regulatory approval we may sell up to 1,587,000 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $10.2 million or above $15.87 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest and without deduction; (ii) set a new offering range, while retaining the $10.00 per share offering price, and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Fraternity Community Bancorp’s common stock; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision, the Securities and Exchange Commission and any applicable state securities commissions.

Possible Termination of the Offering

We must sell a minimum of 1,020,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest, at our current passbook rate, and without deduction.

After-Market Performance of Mutual to Stock Conversions

The appraisal prepared by Feldman Financial Advisors includes examples of after-market stock price performance for standard mutual to stock conversion offerings (i.e., excluding “second step” conversions by mutual holding companies) completed between January 1, 2009 and December 3, 2010. These companies did not constitute the group of ten comparable public companies utilized in Feldman Financial Advisors’ valuation analysis.

			Percentage Change from Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	Offering Size (In Millions)	After 1 Day	After 1 Week	After 1 Month	Through December 3, 2010

SP Bancorp, Inc. (NASDAQ/PBC)	11/01/10	$17.3	(6.0)%	(6.2)%	(9.9)%	(8.5)%
Madison Bancorp, Inc. (OTCBB/MDSN)	10/07/10	6.1	0.0	0.0	0.0	5.0
Standard Financial Corp. (NASDAQ/STND)	10/07/10	34.8	19.0	18.5	29.5	36.3
Century Next Financial Corporation (OTCBB/CTUY)	10/01/10	10.6	0.0	(5.0)	5.0	12.0
United-American Savings Bank (OTCBB/UASB)	08/06/10	3.0	0.0	(5.0)	5.0	1.0
Peoples Federal Bancshares, Inc. (NASDAQ/PEOP)	07/07/10	66.1	4.0	7.5	4.2	22.7
Fairmount Bancorp, Inc. (OTCBB/FMTB)	06/03/10	4.4	0.0	5.0	5.0	25.0
Harvard Illinois Bancorp, Inc. (OTCBB/HARI)	04/09/10	7.8	0.0	0.0	(1.0)	(49.3)
OBA Financial Services, Inc. (NASDAQ/OBAF)	01/22/10	46.3	3.9	1.5	3.0	25.9
OmniAmerican Bancorp, Inc. (NASDAQ/OABC)	01/21/10	119.0	18.5	14.0	9.9	25.6
Versailles Financial Corporation (OTCBB/VERF) (1)	01/11/10	4.3	0.0	0.0	0.0	0.0
Athens Bancshares Corporation (NASDAQ/AFCB)	01/07/10	26.8	16.0	15.0	10.6	15.1
Territorial Bancorp, Inc. (NASDAQ/TBNK)	07/13/09	122.3	49.9	47.2	48.0	89.4
St. Joseph Bancorp, Inc. (PINK SHEETS/SJBA) (1)	02/02/09	3.8	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc. (OTCBB/HIBE)	01/28/09	11.1	0.0	5.0	5.0	45.0
All Transactions:
Average	N/A	32.2	7.0	6.5	8.0	16.3
Median	N/A	11.1	0.0	1.5	5.0	15.1
High	N/A	122.3	49.9	47.2	48.0	89.4
Low	N/A	3.0	(6.0)	(6.2)	(9.9)	(49.3)
OTCBBB/Pink Sheets Transactions:
Average	N/A	6.4	0.0	0.0	3.0	4.8
Median	N/A	7.8	0.0	0.0	2.5	3.0
High	N/A	11.1	0.0	5.0	10.0	45.0
Low	N/A	3.0	0.0	(5.0)	(1.0)	(49.3)

(1)	There were no reported trades of this common stock issue through December 3, 2010.

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance with respect to a limited number of companies that have only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation or depreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering and its ability to successfully deploy those proceeds through originating loans and making other investments; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s primary market area. The companies listed in the table above may not be similar to Fraternity Community Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Fraternity Community Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to read carefully this prospectus, including, but not limited to, the section entitled “Risk Factors.”

You also should be aware that, recently, stock prices of some thrift initial public offerings have decreased once the stock has begun trading. We cannot assure you that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

•	we sell at least the minimum number of shares offered;

•	we receive the final approval of the Office of Thrift Supervision to complete the offering; and

•	our members approve the plan of conversion.

Reasons for the Conversion and Offering (page     )

Our primary reasons for the conversion and offering are to:

•	increase the capital of Fraternity Federal Savings and Loan Association to support future lending;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional lending and investing activities;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance our current incentive-based compensation programs.

Benefits of the Offering to Management (page     )

We intend to adopt the following benefit plans and employment agreements:

Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that we anticipate will purchase in the conversion offering a number of shares of common stock equal to 8% of the shares sold in the offering by means of a 12-year loan from Fraternity Community Bancorp. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees.

Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Future Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the conversion. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our shareholders. If we implement the plan more than one year after the conversion, it must be approved only by a majority of the total votes cast. We currently expect to implement this plan more than one year after the conversion, although no decision has been made. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will award shares of restricted stock at no cost to the recipient. We will grant stock options at an exercise price at least equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the number of shares sold in the offering, and we may grant awards of restricted stock in an amount of up to 4% of the number of shares sold in the offering. If we complete the offering at the midpoint of the valuation range, the future equity incentive plan could allow us to grant stock options to acquire up to 120,000 shares of our common stock. Such options would have an estimated aggregate value of $452,000 assuming the options are granted at an exercise price of $10.00 per share. If we complete the offering at the midpoint of the estimated valuation range, the future equity incentive plan would allow us to issue 48,000 shares of restricted stock, which would have a value of $480,000 assuming the market price for our common stock is $10.00 per share on the date of grant. For further information, see “Our Management—Executive Compensation—Equity Incentive Plans—Future Equity Incentive Plan.” We expect to fund the plan with shares we purchase in the open market, but in determining whether to do so, the board of directors will consider our financial condition and results of operations, capital requirements, economic conditions and whether sufficient shares are available for purchase in the open market. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.

Employment Agreements. Fraternity Federal Savings and Loan Association currently has three-year employment agreements with Thomas K. Sterner, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and Richard C. Schultze, our President and Chief Operating Officer. Fraternity Community Bancorp intends to enter into employment agreements with each of Thomas K. Sterner and Richard C. Schultze on terms similar to the employment agreements with Fraternity Federal Savings and Loan Association. Based solely on initial cash compensation payable under the employment agreements and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Fraternity Community Bancorp occurred and we terminated the executives, the total payment due under the employment agreements would be approximately $1.13 million.

Employee Severance Compensation Plan. In connection with the conversion, we intend to adopt an employee severance compensation plan. This plan will provide severance benefits to eligible employees if there is a change in control of Fraternity Community Bancorp or Fraternity Federal Savings and Loan Association. Based solely on compensation levels as of September 30, 2010, if a change in control occurred, and we terminated all employees covered by the severance compensation plan, the total payment due under the plan would be approximately $405,000.

The Offering Is Not Expected to Be Taxable to Persons Receiving or Exercising Subscription Rights (page     )

As a general matter, the offering is not expected to be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Townsend & Stockton LLP, that, for federal income tax purposes:

•	it is more likely than not that the members of Fraternity Federal Savings and Loan Association will not realize any income upon the issuance or exercise of subscription rights;

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the subscription offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated offering will begin on the day after the date of completion of the purchase.

Persons Who May Order Stock in the Offering (page     )

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of Fraternity Community Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Fraternity Federal Savings and Loan Association as of the close of business on June 30, 2009.

2.	Our employee stock ownership plan, which will provide retirement benefits to our employees.

3.	Persons (other than our directors and officers) with $50 or more on deposit at Fraternity Federal Savings and Loan Association as of the close of business on [SERD].

4.	Fraternity Federal Savings and Loan Association’s depositors and borrowers as of the close of business on [RECORD DATE] who were not able to subscribe for shares under categories 1 or 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 1,380,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering, if any, to the general public in a community offering. People, and trusts for the benefit of people, who are residents of Baltimore, Howard and Carroll Counties and Baltimore City in Maryland will be given a first preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we would reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice until [DATE 1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE 2].

Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers. We may begin the syndicated offering at any time following the commencement of the subscription offering. Sandler O’Neill + Partners, L.P. will act as sole book-running manager for any syndicated offering, which will also be conducted on a best efforts basis. Neither Sandler O’Neill + Partners, L.P. nor any other member of the syndicate will be required to purchase any shares in the syndicated offering.

Deadline for Ordering Stock (page     )

The subscription offering will expire at 2:00 p.m., Eastern time, on [EXP DATE]. We expect that the community offering will expire at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond [DATE 1], or if we intend to sell fewer than 1,020,000 shares or more than 1,587,000 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate and without deduction.

Purchase Limitations (page     )

Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual (or individuals on a single deposit account) may purchase more than $250,000 of common stock (which equals 25,000 shares) in the subscription offering.

•	No individual may purchase more than $250,000 of common stock (which equals 25,000 shares) in the community offering.

•

No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $400,000 of common stock (which equals 40,000 shares) in all offering categories.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page     )

If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us together with full payment, or deliver it in person to the stock information center located at Fraternity Federal Savings and Loan Association’s main office, 764 Washington Boulevard, Baltimore, Maryland 21230. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate, regardless of the postmark date. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, only the name(s) of person(s) listed on your deposit account at the applicable date of eligibility may be listed on your order form. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

You may pay for shares in the subscription offering or the community offering in either of the following ways:

•	By check or money order made payable to Fraternity Community Bancorp, Inc.; or

•	By authorizing withdrawal from an account at Fraternity Federal Savings and Loan Association.

Depositors interested in using funds in an individual retirement account with us to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. To use funds in an individual retirement account at Fraternity Federal Savings and Loan Association, you must transfer your account to an unaffiliated institution or broker and open a self-directed individual retirement account. Individual retirement accounts at Fraternity Federal Savings and Loan Association are not self-directed and common stock may only be purchased using a self-directed individual retirement account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your individual retirement account from Fraternity Federal Savings and Loan Association because the transfer may take several days. You may use funds currently in an independent, self-directed individual retirement account to purchase stock by having your trustee complete and return the subscription form together with a check payable to Fraternity Community Bancorp, Inc. before the expiration of the subscription offering.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is subject to change at any time and is currently     % per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page     )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range. We expect to contribute 50% of the net proceeds of the offering to Fraternity Federal Savings and Loan Association.

(In thousands)	Minimum 1,020,000 Shares at $10.00 Per Share	Maximum 1,380,000 Shares at $10.00 Per Share

Offering proceeds	$10,200	$13,800
Less estimated offering expenses	(800)	(800)

Net offering proceeds	9,400	13,000

Less:
Proceeds contributed to Fraternity Federal Savings and Loan Association	4,700	6,500
Proceeds used for loan to employee stock ownership plan	816	1,104

Proceeds remaining for Fraternity Community Bancorp	$3,884	$5,396

Fraternity Community Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Fraternity Federal Savings and Loan Association may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans, arrangements or understandings to do so at this time. Except as described above, neither Fraternity Community Bancorp nor Fraternity Federal Savings and Loan Association has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Purchases by Directors and Executive Officers (page     )

We expect that our directors and executive officers, together with their associates, will subscribe for 45,000 shares, which equals 4.4% of the shares that would be sold at the minimum of the offering range. Our directors and executive officers, together with their associates, will pay the same $10.00 price per share as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers and their associates have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the Office of Thrift Supervision. Purchases by our directors and executive officers and their associates will count towards the minimum number of shares we must sell to close the offering.

Market for Fraternity Community Bancorp, Inc.’s Common Stock (page     )

We intend to list the common stock of Fraternity Community Bancorp for trading on the OTC Bulletin Board. Sandler O’Neill + Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Sandler O’Neill + Partners, L.P. will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Fraternity Community Bancorp, Inc.’s Dividend Policy (page     )

After the offering, we initially do not intend to pay cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on [EXP DATE] whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page     )

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the offering. Shares of common stock issued in any syndicated offering will be issued in book entry form. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the stock information center at (        )     -        to speak to a registered representative of Sandler O’Neill + Partners, L.P. The stock information center will be open Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. The stock information center will be closed on weekends and bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing Fraternity Community Bancorp common stock.

Risks Related to Our Business

We have had losses and low earnings in recent periods. If we cannot increase our income to competitive levels, our stock price may be adversely affected.

We have had losses and low earnings in recent periods, including a net loss of $572,000 for the nine months ended September 30, 2010 and net income of $343,000 and $8,000 for the years ended December 31, 2009 and 2008, respectively. Our return on average assets was (0.46)% for the nine months ended September 30, 2010 (annualized) and 0.20% and 0% for the years ended December 31, 2009 and 2008, respectively, and our return on average equity was (4.64)% and 2.03% and 0.05% for the nine months ended September 30, 2010 (annualized) and for the years ended December 31, 2009 and 2008, respectively. These returns compared to a median return on average assets of 0.37% and a median return on average equity of 2.98% for the most recent 12-month period for all publicly traded savings institutions with assets below $250 million.

For a detailed description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy.” However, our strategic initiatives may not succeed in generating or increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. Moreover, even if we are successful in generating net income, our earnings may be low for some time. In such event, our return on equity, which equals net income divided by average equity, may be below returns on equity achieved by peer institutions, which also could adversely affect our stock price.

Significant loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money, we incur the risk that our borrowers will not repay their loans. We provide for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial condition and results of operations. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount recorded in our allowance for loan losses. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. Our nonperforming loans totaled $2.3 million at September 30, 2010, $1.0 million at December 31, 2009 and $0 at December 31, 2008. The increase in nonperforming loans primarily is due to a limited number of speculative construction loans that became nonperforming loans during the year ended December 31, 2009 and the nine months ended September 30, 2010. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Analysis of Nonperforming and Classified Assets” and “Our Business—Lending Activities—Residential Construction Loans.” In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to $1.1 million, or 0.95%, of total loans outstanding and 47.84% of nonperforming loans, at September 30, 2010. At September 30, 2010, the mean ratio of the allowance for loan losses to nonperforming loans was 40.4% for the peer group companies utilized by Feldman Financial Advisers in its appraisal. Our allowance for loan losses at September 30, 2010 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease our earnings. In addition, at September 30, 2010, we had 19 loan relationships with outstanding balances, net of participation interests sold, that exceeded $1.0 million, all of which were performing according to their original terms. However, the deterioration of one or more of these loans could result in a significant increase in our nonperforming loans and our provision for loan losses, which would negatively impact our results of operations.

Our speculative construction loan portfolio may expose us to increased credit risk.

During 2007 and 2008, we determined to offer a limited number of speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination (known as “speculative” construction loans). Such loans were for the building of luxury residences. We determined to make these speculative construction loans because of the higher yields on such loans compared to conforming loans for the construction of owner-occupied, one- to four-family residences and to reduce our interest rate risk. As a result of the deterioration in local economic conditions in 2009 and 2010, certain of our speculative construction borrowers experienced difficulties selling the completed residences. At September 30, 2010, we had one speculative construction loan totaling $1.2 million that was nonperforming. Subsequent to September 30, 2010, we foreclosed on the collateral securing that loan. At September 30, 2010, our other two speculative construction loans, totaling $2.1 million, were performing in accordance with their terms, although we have extended the terms of both of these loans. Of our two remaining speculative construction loans, one was classified as substandard, and the other one was classified as special mention in accordance with a policy we adopted in 2009 of classifying all speculative construction loans as special mention. If difficult economic conditions continue, we could experience difficulty selling the properties we acquired in foreclosure, and the other speculative construction loan borrowers could have difficulty selling their properties. If a borrower has insufficient liquidity to pay interest on such projects, the loan could become impaired and require an increase in the allowance for loan losses which would adversely impact our results of operations. In light of current market conditions, we have discontinued speculative construction lending. For information regarding our experience with speculative construction loans, see “Our Business – Lending Activities – Residential Construction Loans.”

Our plan to gradually increase our emphasis on commercial real estate lending may expose us to increased lending risks.

At September 30, 2010, our loan portfolio included $4.0 million of commercial real estate loans, representing 3.42% of our total loan portfolio at such date. As part of our strategy to increase earnings, we will seek to gradually increase commercial real estate lending, and may add commercial lending personnel to assist us in these efforts. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family mortgage loans. In addition, since such loans generally entail greater risk than one- to four-family mortgage loans, we may need to increase our allowance for loan losses in the future associated with the growth of such loans. Also, commercial real estate borrowers often have more than one loan outstanding with their lender. Consequently, if we increase our commercial real estate lending, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family mortgage loan.

The loss of senior management could hurt our operations.

We rely heavily on our two senior executive officers, Thomas K. Sterner, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and Richard C. Schultze, our President and Chief Operating Officer. The loss of either or both of our senior executive officers could have an adverse effect on us because, as a small community bank, our senior executive officers have more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in a position to assume the responsibilities of our senior executive officers. We have not purchased key man life insurance on our senior executive officers.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other-than-temporary. If we conclude that the decline is other-than-temporary, we are required to write down the value of that security through a charge to earnings. As of September 30, 2010, our investment securities portfolio available-for-sale included two nonagency mortgage-backed securities with a book value of $1.04 million and an estimated fair value of $998,406. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other-than-temporary, which would require a charge to earnings to write down theses securities to their fair value. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

If in the future we determined to buy nonagency mortgage-backed securities, we would be exposed to increased risk of losses related to our investment portfolio.

Under applicable laws and regulations, banks like Fraternity Federal Savings and Loan Association have authority to invest in mortgage-backed securities, including mortgage-backed securities that are not guaranteed by the U.S. government or an agency thereof, which could include mortgage-backed securities where the underlying loans are subprime loans, interest only loans, option adjustable-rate loans, Alt-A loans or other similar mortgage loans that have higher risk characteristics. In recent years, many banks and other investors have recorded impairment charges related to their investments in these nonagency mortgage-backed securities. If in the future we determined to buy nonagency mortgage-backed securities, we would be exposed to increased risk of losses related to our investment portfolio.

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of some recently converted thrift institutions have declined below, and remain below, their initial offering prices.

Continued turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the U.S. Department of the Treasury provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurance that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Fraternity Community Bancorp, are numerous and include:

•	worsening credit quality, leading among other things to increases in loan losses and reserves,

•	continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values,

•	capital and liquidity concerns regarding financial institutions generally,

•	limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or

•	recessionary conditions that are deeper or last longer than currently anticipated.

The recent economic downturn could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our primary market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets and the strength of the economy in the United States generally and in our primary market area in particular. Recently, the national economy has experienced a general downturn, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. These economic conditions also had a negative impact on our primary market area. In addition, our primary market area has experienced a softening of the local real estate market, including reductions in local property values, and a decline in the local manufacturing industry, which employs many of our borrowers. Declining real estate market conditions in our market area have negatively affected loan demand. Our loan originations decreased by $10.3 million, or 31.4%, from $32.8 million for the nine months ended September 30, 2009 to $22.5 million for the nine months ended September 30, 2010. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate or made to businesses in our primary market area, which consists of Baltimore, Carroll, Howard, Harford and Anne Arundel Counties and Baltimore City in Maryland and the surrounding areas. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.

Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings.

The recent economic downturn has caused a high level of bank failures, which has dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $76,000. In lieu of imposing an additional special assessment, the Federal Deposit Insurance Corporation required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $671,000. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

Changing interest rates may decrease our earnings and asset value.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our interest rate spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our interest rate spread and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our interest rate spread to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our interest rate spread to contract until the yield catches up. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed-rate one- to four-family loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our interest rate spread as our cost of funds increases relative to the yield we can earn on our assets. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Management — Interest Rate Risk Management.”

Our strategies to modify our interest rate risk profile may be difficult to implement.

Our asset/liability management strategies are designed to decrease our interest rate risk sensitivity. One such strategy is increasing the amount of adjustable-rate and/or short-term assets. We offer ten-year fixed -rate and adjustable -rate loan products as a means to achieve this strategy. However, the currently prevailing low long-term interest rates have created a decrease in borrower demand for these types of loans. Additionally, there is no guarantee that any adjustable-rate assets obtained will not prepay. At September 30, 2010, 41% of our loan portfolio consisted of adjustable-rate loans, compared to 44% and 43% at December 31, 2009 and 2008, respectively, and 6% of our loan portfolio consisted of ten-year fixed-rate loans, compared to 8% at December 31, 2009 and 2008.

We are also managing our liabilities to moderate our interest rate risk sensitivity. Customer demand is primarily for short-term maturity certificates of deposit. Using short-term liabilities to fund long-term, fixed-rate assets will increase the interest rate sensitivity of any financial institution. We have utilized Federal Home Loan Bank advances to mitigate the impact of customer demand by lengthening the maturities of our liabilities.

Federal Home Loan Bank advances are entered into as liquidity is needed or to fund assets that provide for a spread considered sufficient by management. If we are unable to originate short-term or adjustable-rate loans at favorable rates or fund loan originations or securities purchases with long-term advances, we may have difficulty executing this asset/liability management strategy and/or it may result in a reduction in profitability.

Strong competition within our primary market area could negatively impact our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.28% of the deposits in Baltimore County, Maryland, 1.21% of the deposits in Howard County, Maryland and 0.13% of the deposits in Carroll County, Maryland. Most of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. See “Our Business — Market Area” and “Our Business — Competition” for more information about our primary market area and the competition we face.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Fraternity Federal Savings and Loan Association rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Recently enacted regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Dodd-Frank Act restructures the regulation of depository institutions. The Dodd-Frank Act contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. Under the Dodd-Frank Act, the Office of Thrift Supervision will be eliminated and its duties and powers transferred to the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies, such as Fraternity Community Bancorp, will be regulated by the Federal Reserve Board. Because Fraternity Federal Savings and Loan Association will be regulated by the Office of the Comptroller of the Currency and Fraternity Community Bancorp will be regulated by the Federal Reserve Board, we will have two new federal banking regulators instead of only being regulated by the Office of Thrift Supervision, as is currently the case. Also included in the Dodd-Frank Act is the creation of a new federal agency to administer consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Fraternity Federal Savings and Loan Association that could be leveraged to support additional growth. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs resulting from possible future consumer and fair lending regulations as well as the change in primary federal banking regulators.

Risks Related to This Offering

We may sell up to 1,587,000 shares of stock in the offering without providing you with an opportunity to change or cancel your order.

Pursuant to the Office of Thrift Supervision conversion regulations, we are permitted to close the offering if we obtain orders for shares within the range of a minimum of 1,020,000 shares to a maximum, as adjusted, of 1,587,000 shares, without giving you further notice or the opportunity to change or cancel your order. Should we receive orders for the maximum, as adjusted, of 1,587,000 shares, this will result in higher pro forma pricing ratios in terms of the price to book value ratio and the price to tangible book value ratio (see “Pro Forma Data”). This may negatively affect our post-conversion trading price.

There likely will be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to list our shares of common stock for trading on the OTC Bulletin Board, our shares of common stock are not likely to be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Additional expenses following the offering from operating as a public company will adversely affect our profitability.

Following the offering, our noninterest expenses will increase as a result of the financial accounting, legal and various other expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002. Compliance with the Sarbanes-Oxley Act of 2002 will require us to upgrade our accounting systems, which will increase our operating expenses and adversely affect our profitability.

We will incur additional expenses following the conversion if we hire additional lending personnel in furtherance of our strategy to expand our lending activity.

Part of our strategic plan is to improve our net interest margin and income and reduce our interest rate risk by increasing commercial real estate loans. To accomplish this, following the conversion we may add additional lending personnel. We anticipate that this initiative would enhance long-term shareholder value. However, if we add new lending personnel, we will be required to make increased expenditures for salaries and employee benefits, and it may take some period of time for the new personnel to generate sufficient loan volume to offset these expenditures. Accordingly, we anticipate that, in the short term, net income could be negatively affected.

Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.

We will recognize additional annual employee compensation and benefit expenses stemming from options and shares of common stock granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $308,000 on a pre-tax basis at the maximum of the offering range assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. See “Pro Forma Data” and “Our Management — Executive Compensation — Benefit Plans.”

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute 50% of the net proceeds of the offering to Fraternity Federal Savings and Loan Association. Fraternity Community Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Fraternity Federal Savings and Loan Association may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 45,000 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the shares sold in the offering. As a result, upon consummation of the offering, a total of up to 126,600, or 12.4%, and 155,400, or 11.3%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Further, shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. Assuming the equity incentive plan is implemented, under the plan options are granted to and exercised by directors and executive officers for 10% of the shares sold in the conversion and restricted stock awards are made to directors and executive officers for 4% of the shares sold in the conversion and the plan is funded with shares purchased in the open market, a total of up to 269,400, or 26.4%, and 348,600, or 25.3%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. The articles of incorporation of Fraternity Community Bancorp contain supermajority voting provisions that require that the holders of at least 75% of Fraternity Community Bancorp’s outstanding shares of voting stock approve certain actions including, but not limited to, the amendment of certain provisions of Fraternity Community Bancorp’s articles of incorporation and bylaws. If our directors and executive officers and benefit plans were to hold more than 25% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 75% supermajority needed to approve such actions could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of Fraternity Community Bancorp, see “Restrictions on the Acquisition of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.”

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If shareholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4% of the shares sold in the offering are awarded under the plan. If we adopt the equity incentive plan more than one year after completion of the offering, we may elect to increase the awards of restricted stock we may grant. In such event, your ownership interest in the shares could be further diluted. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.09%, assuming stock option grants equal to 10% of the shares sold in the offering are granted under the plan. See “Pro Forma Data” and “Our Management — Executive Compensation — Benefit Plans.”

The articles of incorporation and bylaws of Fraternity Community Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of Fraternity Community Bancorp

Provisions of the articles of incorporation and bylaws of Fraternity Community Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of Fraternity Community Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of Fraternity Community Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual to stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our primary market area, that are worse than expected;

•	a continued decline in real estate values;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative, regulatory or supervisory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data

The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2009 and 2008 and for the years then ended is derived in part from the audited consolidated financial statements of Fraternity Federal Savings and Loan Association that appear elsewhere in this prospectus. The selected data at September 30, 2010 and for the nine months ended September 30, 2010 and 2009 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30, 2010	At December 31,
(In thousands)		2009	2008
	(Unaudited)
Financial Condition Data:
Total assets	$166,466	$166,976	$170,688
Cash and cash equivalents	27,383	13,908	11,439
Investment securities available-for-sale	13,168	24,116	8,526
Investment and securities held-to-maturity	—	—	7,447
Loans receivable, net	115,621	120,092	136,547
Deposits	125,696	125,960	124,913
Federal Home Loan Bank advances	22,667	22,917	28,417
Total equity	16,446	16,992	16,475

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(In thousands)	2010	2009	2009	2008
	(Unaudited)
Operating Data:
Interest income	$5,671	$6,302	$8,272	$8,993
Interest expense	2,915	3,676	4,805	5,856

Net interest income	2,756	2,626	3,467	3,137
Provision for loan losses	1,164	51	51	5

Net interest income after provision for loan losses	1,592	2,575	3,416	3,132
Noninterest income	441	471	692	323
Noninterest expenses	3,053	2,685	3,646	3,600

Income (loss) before income tax expense (benefit)	(1,020)	361	462	(145)
Income tax expense (benefit)	(448)	95	119	(153)

Net (loss) income	$(572)	$266	$343	$8

	At or For the Nine Months Ended September 30,		At of For the Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Performance Ratios (1)(2):
Return on average assets	(0.46)%	.25%	0.20%	—%
Return on average equity	(4.64)	2.49	2.03	0.05
Interest rate spread (3)	1.93	1.76	1.74	1.48
Net interest margin (4)	2.22	2.10	2.08	1.86
Noninterest expenses to average assets	2.42	2.13	2.17	2.12
Average interest-earning assets to average interest-bearing liabilities	111.79	111.74	111.71	111.22
Average equity to average assets	9.98	10.01	10.04	9.71

Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	9.87	10.12	10.19	9.75
Tier 1 capital (to risk-weighted assets)	18.14	19.32	18.34	18.01
Total risk-based capital (to risk-weighted assets)	19.39	19.69	18.69	18.35

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.95	0.26	0.23	0.20
Allowance for loan losses as a percent of nonperforming loans	47.84	72.32	15.91	145.52
Net charge-offs to average outstanding loans during the period	.28	—	0.04	—
Nonperforming loans as a percent of total loans	2.00	0.32	1.44	—
Nonperforming assets as a percent of total assets	1.39	0.23	0.62	—

Other Data:
Number of offices	4	4	4	3
Number of deposit accounts	6.465	6.790	6,677	6,969
Number of loans	1,157	1,222	1,215	1,272

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)	Performance ratios for the nine-month periods have been annualized.
(3)	Represents the difference between the average yield on average interest-earning assets and the average cost on average interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.

Recent Developments

The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2009 and 2008 and for the years then ended is derived in part from the audited consolidated financial statements of Fraternity Federal Savings and Loan Association that appear elsewhere in this prospectus. The selected data at December 31, 2010 and for the year ended December 31, 2010 and the three months ended December 31, 2010 and 2009 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring.

	At December 31, 2010	At December 31,
(In thousands)		2009	2008
	(Unaudited)
Financial Condition Data:
Total assets	$169,659	$166,976	$170,688
Cash and cash equivalents	25,882	13,908	11,439
Investment securities available-for-sale	21,366	24,116	8,526
Investment and securities held-to-maturity	—	—	7,447
Loans receivable, net	110,492	120,092	136,547
Deposits	129,995	125,960	124,913
Federal Home Loan Bank advances	22,583	22,917	28,417
Total equity	15,987	16,992	16,475

	For the Year Ended December 31,		For the Three Months Ended December 31,
(In thousands)	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Operating Data:
Interest income	$7,460	$8,272	$1,788	$1,970
Interest expense	3,860	4,805	945	1,129

Net interest income	3,600	3,467	843	841
Provision for loan losses	1,501	51	336	—

Net interest income after provision for loan losses	2,099	3,416	507	841
Noninterest income	595	692	154	221
Noninterest expenses	4,251	3,646	1,197	961

Income (loss) before income tax expense (benefit)	(1,557)	462	(536)	101
Income tax expense (benefit)	(700)	119	(251)	75

Net (loss) income	$(857)	$343	$(285)	$26

	At or For the Year Ended December 31,		At or For the Three Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Performance Ratios (1)(2):
Return on average assets	(0.51)%	0.20%	(0.67)%	0.06%
Return on average equity	(5.13)	2.03	(6.98)	0.62
Interest rate spread (3)	1.89	1.74	1.75	1.69
Net interest margin (4)	2.24	2.08	2.11	2.07
Noninterest expenses to average assets	2.53	2.17	2.83	2.28
Average interest-earning assets to average interest-bearing liabilities	107.98	111.71	106.12	108.82
Average equity to average assets	9.92	10.04	9.65	10.09

Regulatory Capital Ratios:
Tier 1 capital (to adjusted total assets)	9.51	10.19	9.51	10.19
Tier 1 capital (to risk-weighted assets)	17.94	18.34	17.94	18.34
Total risk-based capital (to risk-weighted assets)	19.19	18.69	19.19	18.69

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.16	0.23	1.16	0.23
Allowance for loan losses as a percent of nonperforming loans	196.20	15.91	196.20	15.91
Net charge-offs to average outstanding loans during the period	0.43	0.04	0.12	0.04
Nonperforming loans as a percent of total loans	0.59	1.44	0.59	1.44
Nonperforming assets as a percent of total assets	1.58	0.62	1.58	.62

Other Data:
Number of offices	4	4	4	4
Number of deposit accounts	6,419	6,677	6,419	6,677
Number of loans	1,122	1,215	1,122	1,215

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)	Performance ratios for the three-month periods have been annualized.
(3)	Represents the difference between the average yield on average interest-earning assets and the average cost on average interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.

Comparison of Financial Condition at December 31, 2010 and 2009

Assets. At December 31, 2010, our assets totaled $169.7 million, an increase of $2.7 million, or 1.6%, from total assets of $167.0 million at December 31, 2009. The increase in assets for the year ended December 31, 2010 was due mainly to a $12.0 million, or 86.1%, increase in cash and cash equivalents due to loan refinancings and called securities. The increase in cash and cash equivalents was offset, in part, by a $9.6 million, or 8.0%, decrease in loans receivable, net as many loan customers took advantage of low long term mortgage rates and refinanced their mortgage loans. In addition, investment securities available-for-sale decreased by $2.8 million, or 11.4%, from $24.1 million at December 31, 2009 to $21.4 million at December 31, 2010 due to securities that had call features that were exercised.

Cash and Cash Equivalents. Cash and cash equivalents increased by $12.0 million, or 86.1%, from $13.9 million at December 31, 2009 to $25.9 million at December 31, 2010, as excess liquidity provided by loan refinancings and called securities was invested in short-term securities, including overnight deposits.

Loans. Loans receivable, net decreased by $9.6 million, or 8.0%, from $120.1 million at December 31, 2009 to $110.5 million at December 31, 2010. The decrease primarily was due to a $3.3 million, or 3.7%, decrease in one- to four-family mortgage loans due to loan refinancings in the prevailing the low interest rate environment.

Lines of credit, all of which are secured by one- to four-family residential properties, totaled $12.7 million at December 31, 2010, compared to $12.3 million at December 31, 2009. Residential construction loans decreased by $4.6 million to $5.8 million at December 31, 2010, compared to $10.4 million at December 31, 2009. During the year ended December 31, 2010, we reduced residential construction loans by $4.6 million, or 44.9%, as we determined in light of market conditions to discontinue originations of speculative construction loans.

Commercial real estate loans totaled $4.0 million at December 31, 2010, compared to $4.2 million at December 31, 2009, and land loans totaled $3.1 million at December 31, 2010, compared to $3.9 million at December 31, 2009.

Securities. At December 31, 2010, we had $21.4 million of securities available-for-sale, as compared to $24.1 million at December 31, 2009. The $2.7 million, or 11.4%, decrease in securities available-for-sale occurred as the result of certain securities being called or having matured and sales of selected securities. Securities available for sale at December 31, 2010 consisted of U.S. government agency securities and mortgage-backed securities. Most of our U.S. government agency securities and mortgage-backed securities are mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae, although at December 31, 2010 we held two “private label” mortgage-backed securities with an amortized cost of $855,000. We had unrealized losses on those two mortgage-backed securities totaling $29,000 at December 31, 2010, although the securities continue to perform as expected, and at December 31, 2010 we had the intent and ability to hold these securities to maturity.

Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us noninterest income that is non-taxable. At December 31, 2010 and 2009, the aggregate cash surrender value of these policies was $4.2 million and $4.0 million, respectively.

Ground Rents. Ground rents represent the value of long-term leases with respect to land we own underlying residential properties. Ground leases amounted to $861,000 and $864,000 at December 31, 2010 and 2009, respectively. We intend to let our portfolio of ground leases run off over time as the homeowners redeem leases.

Deposits. Total deposits increased by $4.0 million, or 3.2%, to $130.0 million at December 31, 2010 from $126.0 million at December 31, 2010. The increase in deposits was due primarily to interest credited of $2.6 million.

Borrowings. We use borrowings from the Federal Home Loan Bank of Atlanta to supplement our supply of funds for loans and investments and for interest rate risk management. Federal Home Loan Bank of Atlanta advances totaled $22.5 million and $22.9 million at December 31, 2010 and 2009, respectively.

Equity. Total equity decreased by $1.0 million, or 5.9%, to $16.0 million at December 31, 2010 from $17.0 million at December 31, 2009 primarily as the result of a net loss of $857,000 for the year ended December 31, 2010.

Results of Operations for the Years Ended December 31, 2010 and 2009

Overview. We had a net loss of $857,000 for the year ended December 31, 2010, as compared to net income of $343,000 for the year ended December 31, 2009. The decrease in net income between the periods was primarily due to a provision for loan losses of $1.5 million during the year ended December 31, 2010, as compared to a $51,000 provision for the same period in 2009. The increased provision primarily was due to problems experienced during the year ended December 31, 2010 with respect to certain speculative construction loans. See “—Risk Management-Analysis and Determination of the Allowance for Loan Losses.” Also contributing to the decline in net income during the year ended December 31, 2010 was an increase of $605,000, or 16.6%, in noninterest expenses.

Net Interest Income. Net interest income increased by $133,000, or 3.8%, from $3.5 million for the year ended December 31, 2009 to $3.6 million for the year ended December 31, 2010. The increase in net interest income is primarily attributable to a 15 basis point increase in our interest rate spread from 1.74% for the year ended December 31, 2009 to 1.89% for the year ended December 31, 2010, offset, in part, by a $9.2 million, or 7.3%, decrease in the average balance of loans receivable, net. During the year ended December 31, 2010, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.

Interest on loans receivable, net decreased by $749,000, or 10.2%, from $7.4 million for the year ended December 31, 2009 to $6.6 million for the year ended December 31, 2010, due to a $9.3 million, or 7.4%, decrease in the average balance of loans and an 18 basis point decrease in the average yield. The decrease in the average balance of loans reflected loan refinancings and our decision to sell a large portion of our fixed-rate one- to four-family loan originations during the years ended December 31, 2009 and December 31, 2010 due to the low rates available on those loans. The decrease in the average yield on loans was attributable to a decrease in prevailing market interest rates during the year ended December 31, 2010.

Interest on investment securities available-for-sale decreased by $78,000, or 9.4%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009, as a $409,000, or 2.1%, increase in the average balance of investment securities available-for-sale was more than offset by a 47 basis point decrease in the average yield.

Interest on cash and cash equivalents remained low by historical standards during the year ended December 31, 2010 and 2009 due to the historically low prevailing market rates during those periods.

During the year ended December 31, 2010, we were able to reduce interest paid on deposits primarily as the result of time deposits being rolled over at lower rates in response to general declines in market interest rates and decreases in the cost of other deposits due to a decline in market rates. Interest on time deposits decreased by $924,000, or 25.0%, from $3.7 million for the year ended December 31, 2009, to $2.8 million for the year ended December 31, 2010, due to both an 85 basis point decrease in the average cost of time deposits and an $888,000, or 0.83%, decrease in the average balance of time deposits. During the year ended December 31, 2010, we were able to take advantage of declining interest rates to reprice maturing certificates of deposit at lower rates. Interest on brokered deposits remained stable at $99,000 for the year ended December 31, 2010 and $100,000 for the year ended December 31, 2009, as both the average balance of, and average rate earned on, brokered deposits remained stable. Interest on NOW and money market accounts remained stable during the year ended December 31, 2010 as compared to the year ended December 31, 2009, as an 8.3% increase in the average balance was offset by a 2 basis point decrease in the average cost of NOW and money market accounts. Interest on passbook accounts decreased by $7,000, or 9.7%, from $78,000 for the year ended December 31, 2009 to $71,000 for the year ended December 31, 2010, due primarily to a 7 basis point decrease in the average rate paid on passbook accounts. The average balance of passbook accounts increased slightly during the year ended December 31, 2010, as compared to the same period in 2009.

Interest on other interest-bearing liabilities, which consist of Federal Home Loan Bank advances, decreased by 13,000, or 1.4%, during the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to a 6 basis point decrease in the average cost of other interest-bearing liabilities.

Provision for Loan Losses. Our provision for loan losses was $1.5 million for the year ended December 31, 2010, compared to a provision of $51,000 for the year ended December 31, 2009. At December 31, 2010, the allowance for loan losses was $1.3 million, or 1.2% of the total loan portfolio, compared to $277,000, or 0.2% of the total loan portfolio, at December 31, 2009.

Nonaccrual loans amounted to $663,000 at December 31, 2010 and $1.0 million at December 31, 2009. Net loan charge-offs amounted to $478,000 during the year ended December 31, 2010, compared to $46,000 during the year ended December 31, 2009.

Noninterest Income. Total noninterest income decreased by $97,000, or 14.0%, from $692,000 for the year ended December 31, 2009 to $595,000 for the year ended December 31, 2010. The decrease primarily reflected a decrease of $59,000, or 2.6%, in gain on sale of loans, as we elected in 2009 and 2010 to sell most newly originated fixed-rate one- to four-family loans due to the low rate prevailing on such loans, and had more volume in this activity during 2009.

Noninterest Expenses. Total noninterest expenses increased by $605,000, or 16.6%, from $3.6 million for the year ended December 31, 2009 to $4.3 million for the year ended December 31, 2010. The increase primarily was attributable to increases of $245,000, or 12.2%, $49,000, or 8.1%, and $264,000, or 39.5%, in salaries and employee benefits, occupancy expenses and other general and administrative expenses, respectively, largely due to the opening of our new branch office in Hampstead, Maryland in September 2009, as well as incurring REO expenses on foreclosed loans in 2010.

Income Tax Expense. We had an income tax benefit of $700,000 during the year ended December 31, 2010, due to our incurring a net loss during that period. We had income tax expense of $119,000 during the year ended December 31, 2009, resulting in an effective tax rate of 25.8% for that period.

Results of Operations for the Three Months ended December 31, 2010 and 2009

Overview. We had a net loss of $285,000 for the three months ended December 31, 2010, as compared to a net income of $26,000 for the three months ended December 31, 2009. The increase net loss between the periods was primarily due to a provision for loan losses of $336,000 during the three months ended December 31, 2010, as compared to no provision for the same period in 2009. The increased provision primarily was due to problems experienced during the three months ended December 31, 2010 with respect to certain speculative construction loans. See “—Risk Management-Analysis and Determination of the Allowance for Loan Losses.” Also contributing to the decline in net income during the three months ended December 31, 2010 was an increase of $236,000, or 24.6%, in noninterest expenses.

Net Interest Income. Net interest income was $843,000 for the three months ended December 31, 2010, compared to $841,000 for the three months ended December 31, 2009. The increase in net interest income is primarily attributable to a 6 basis point increase in our interest rate spread from 1.69% for the three months ended December 31, 2009 to 1.75% for the three months ended December 31, 2010, offset, in part, by an $8.0 million, or 6.7%, decrease in the average balance of loans receivable net. During the three months ended December 31, 2010, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.

Interest on loans receivable, net decreased by $94,000, or 5.4%, from $1.7 million for the three months ended December 31, 2009 to $1.6 million for the three months ended December 31, 2010, due to an $8.0 million, or 6.7%, decrease in the average balance of loans. The decrease in the average balance of loans reflected refinancings of one- to four-family mortgage loans and our decision to cease new speculative construction lending.

Interest on investment securities available-for-sale decreased by $96,000, or 40.9%, for the three months ended December 31, 2010 as compared to the three months ended December 31, 2009, as a $6.4 million, or 27.1%, increase in the average balance of investment securities available-for-sale was more than offset by a 75 basis point decrease in the average yield.

Interest on cash and cash equivalents remained low by historical standards during the three months ended December 31, 2010 and 2009 due to the historically low prevailing market rates during those periods.

During the three months ended December 31, 2010, we were able to reduce interest paid on deposits primarily as the result of time deposits being rolled over at lower rates in response to general declines in market interest rates and decreases in the cost of other deposits due to a decline in market rates. Interest on time deposits decreased by $183,000, or 21.4%, from $855,000 for the three months ended December 31, 2009, to $672,000 for the three months ended December 31, 2010, as a 70 basis point decrease in the average cost of time deposits more than offset a $1.0 million, or 1.0%, increase in the average balance of time deposits. During the three months ended December 31, 2010, we were able to take advantage of declining interest rates to reprice maturing certificates of deposit at lower rates. Interest on brokered deposits remained stable at $25,000 for the three months ended December 31, 2010 and 2009, as both the average balance of, and average rate earned on, brokered deposits remained stable. Interest on NOW and money market accounts remained stable during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009, as the average balances were $3.0 million and $2.9 million respectively. Interest on passbook accounts remained stable during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009. The average balance of passbook accounts increased slightly during the three months ended December 31, 2010, as compared to the same period in 2009, from $12.3 million at December 31, 2009 to $12.8 million at December 31, 2010.

Interest on other interest-bearing liabilities, which consist of Federal Home Loan Bank advances, decreased by 2,000, or 1.0%, during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009, primarily due to the amortization of one of the advances.

Provision for Loan Losses. Our provision for loan losses was $336,000 for the three months ended December 31, 2010, compared to no provision for the three months ended December 31, 2009. The increased provision during the three months ended December 31, 2010 was primarily due an increase in our allowance for loan loss reserve of $195,500 and a charge off of a portion of speculative lot loan in the amount of $135,000.

Noninterest Income. Total noninterest income decreased by $67,000, or 30.3%, from $221,000 for the three months ended December 31, 2009 to $154,000 for the three months ended December 31, 2010. The decrease primarily reflected a decrease of $130,000, or 100.0%, in gain on sale of investments, which was partially off-set by an increase of $69,000 in gain on sale of loans as we elected in 2009 and 2010 to sell most newly originated fixed-rate one- to four-family loans due to the low rate prevailing on such loans and had more volume in the fourth quarter of 2010 than in the fourth quarter of 2009 in these sales.

Noninterest Expenses. Total noninterest expenses increased by $236,000, or 24.6%, from $961,000 for the three months ended December 31, 2009 to $1.2 million for the three months ended December 31, 2010. The increase primarily was attributable to increases of $73,000, or 14.2%, $10,000, or 6.3%, and $153,000, or 83.3%, in salaries and employee benefits, occupancy expenses and other general and administrative expenses, respectively. The large increase in other general and administrative expenses is due primarily to $144,000 of expenses related to REO and other collections on past due loans.

Income Tax Expense. We had an income tax benefit of $251,000 during the three months ended December 31, 2010, due to our incurring a net loss during that period. We had income tax expense of $75,000 during the three months ended December 31, 2009.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Fraternity Federal Savings and Loan Association will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as Adjusted, of Offering Range
(Dollars in thousands)	1,020,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,200,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,380,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,587,000 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$10,200		$12,000		$13,800		$15,870
Less: estimated offering expenses	(800)		(800)		(800)		(800)

Net offering proceeds	$9,400	100.00%	$11,200	100.00%	$13,000	100.00%	$15,070	100.00%

Less:
Proceeds contributed to Fraternity Federal Savings and Loan Association	4,700	50.0	5,600	50.0	6,500	50.0	7,535	50.0
Proceeds used for loan to employee stock ownership plan	816	8.7	960	8.6	1,104	8.5	1,270	8.4

Proceeds remaining for Fraternity Community Bancorp (1)	$3,884	41.3%	$4,640	41.4%	$5,396	41.5%	$6,265	41.6%

(1)	Following the completion of the stock offering and in accordance with applicable regulations, Fraternity Community Bancorp may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $408,000 (40,800 shares) at the minimum of the offering range, $480,000 (48,000 shares) at the midpoint of the offering range, $552,000 (55,200 shares) at the maximum of the offering range and $634,800 (63,480 shares) at the maximum, as adjusted, of the offering range and assuming we grant a number of restricted stock awards equal to 4% of the shares sold in the offering. See “Pro Forma Data” and “Our Management — Executive Compensation — Nonqualified Deferred Compensation — Future Equity Incentive Plan.”

Fraternity Community Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, Fraternity Community Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	for possible future investment in Fraternity Federal Savings and Loan Association if needed to support future growth or expansion; and

•	for general corporate purposes.

The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition.

Under current Office of Thrift Supervision regulations, Fraternity Community Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

We expect to contribute 50% of the net proceeds of the offering to Fraternity Federal Savings and Loan Association. Fraternity Federal Savings and Loan Association may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Fraternity Federal Savings and Loan Association:

•	to fund new loans;

•	to invest in securities;

•

subject to the receipt of regulatory approval, to finance the possible expansion of its business activities through the establishment of new branch offices and/or the acquisition of other financial institutions or financial services companies; while we intend to open a new branch office in our current market area or a contiguous county in the next three years, we currently have no definitive plans, arrangements, understandings or commitments regarding potential branch office expansion or acquisition opportunities; and

•	for general corporate purposes.

Except as described above, neither Fraternity Community Bancorp nor Fraternity Federal Savings and Loan Association has any specific plans, arrangements or understandings for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, regulatory limitations, future expansion opportunities and our operating results and financial condition. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Our Dividend Policy

Following the offering, our board of directors initially does not intend to pay cash dividends.

In the future, the board of directors may declare and pay regular cash dividends and/or periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Fraternity Federal Savings and Loan Association to us, as discussed below.

Fraternity Community Bancorp is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities.

Fraternity Community Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Fraternity Federal Savings and Loan Association because we initially will have no source of income other than dividends from Fraternity Federal Savings and Loan Association and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Fraternity Federal Savings and Loan Association to us. Fraternity Federal Savings and Loan Association may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Fraternity Federal Savings and Loan Association below the amount required for the liquidation account to be established as required by our plan of conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision — Regulation of Federal Savings Associations — Limitations on Capital Distributions” and “The Conversion and Stock Offering —Effects of Conversion to Stock Form — Liquidation Account.”

Any payment of dividends by Fraternity Federal Savings and Loan Association to us that would be deemed to be drawn out of Fraternity Federal Savings and Loan Association’s bad debt reserves would require Fraternity Federal Savings and Loan Association to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation —Federal Income Taxation.” We do not contemplate any distribution by Fraternity Federal Savings and Loan Association that would result in this type of tax liability.

In addition, Fraternity Community Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. We intend to list our common stock for trading on the OTC Bulletin Board upon completion of the offering. Sandler O’Neill + Partners, L.P. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there likely will be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

Capitalization

The following table presents the historical capitalization of Fraternity Federal Savings and Loan Association at September 30, 2010 and the capitalization of Fraternity Community Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,020,000 shares to complete the offering.

	Capitalization as of September 30, 2010	Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)		1,020,000 Shares at $10.00 Per Share	1,200,000 Shares at $10.00 Per Share	1,380,000 Shares at $10.00 Per Share	1,587,000 Shares at $10.00 Per Share
	(Unaudited)
Deposits (1)	$125,696	$125,696	$125,696	$125,696	$125,696
Borrowings	22,667	22,667	22,667	22,667	22,667

Total deposits and borrowed funds	$148,363	$148,363	$148,363	$148,363	$148,363

Shareholders’ equity:
Preferred stock:
1,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—

Common stock:
15,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	$—	$10	$12	$14	$16

Additional paid-in capital	—	9,390	11,188	12,986	15,054
Retained earnings (3)	16,432	16,432	16,432	16,432	16,432

Accumulated other comprehensive income	14	14	14	14	14
Less :
Common stock acquired by employee stock ownership plan (4)	—	(816)	(960)	(1,104)	(1,270)
Common stock to be acquired by equity incentive plan (5)	—	(408)	(480)	(552)	(635)

Total shareholders’ equity	$16,446	$24,622	$26,206	$27,790	$29,611

Shareholders’ equity to assets (1)	9.88%	14.10%	14.87%	15.63%	16.48%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 1,020,000, 1,200,000, 1,380,000, and 1,587,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)

Assumes that 8% of the common stock sold in the offering will be acquired by the employee stock ownership plan in the offering with funds borrowed from Fraternity Community Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Fraternity Community Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Fraternity Community Bancorp. The loan will be repaid principally through Fraternity Federal Savings and Loan Association’s contributions to the employee stock ownership plan and dividends payable on common stock, if any, held by the plan over the anticipated 12-year term of the loan. See “Our Management — Executive Compensation — Benefit Plans — Employee Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock sold in the offering. The shares are reflected as a reduction of shareholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors — Risks Related to This Offering — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management — Executive Compensation — Nonqualified Deferred Compensation — Future Equity Incentive Plan.”

Regulatory Capital Compliance

At September 30, 2010, Fraternity Federal Savings and Loan Association exceeded all regulatory capital requirements. The following table presents Fraternity Federal Savings and Loan Association’s capital position relative to its regulatory capital requirements at September 30, 2010, on a historical and a pro forma basis. The table reflects receipt by Fraternity Federal Savings and Loan Association of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Fraternity Federal Savings and Loan Association, see “Regulation and Supervision — Regulation of Federal Savings Associations — Capital Requirements.”

			Pro Forma at September 30, 2010
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as Adjusted, of Offering Range
	Historical at September 30, 2010		1,020,000 Shares at $10.00 Per Share		1,200,000 Shares at $10.00 Per Share		1,380,000 Shares at $10.00 Per Share		1,587,000 Shares at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total capital under generally accepted accounting principles	$16,446	9.88%	$20,330	11.88%	$21,086	12.25%	$21,842	12.63%	$22,711	13.05%

Tangible Capital:
Capital level (2)	$16,432	9.87%	$20,316	11.87%	$21,072	12.25%	$21,828	12.62%	$22,697	13.05%
Requirement	2,497	1.50	2,567	1.50	2,580	1.50	2,594	1.50	2,609	1.50

Excess	$13,935	8.37%	$17,749	10.37%	$18,492	10.75%	$19,234	11.12%	$20,088	11.55%

Core Capital:
Capital level (2)	$16,432	9.87%	$20,316	11.87%	$21,072	12.25%	$21,828	12.62%	$22,697	13.05%
Requirement	4,995	3.00	5,133	3.00	5,160	3.00	5,187	3.00	5,218	3.00

Excess	$11,437	6.87%	$15,183	8.87%	$15,912	9.25%	$16,641	9.62%	$17,479	10.05%

Tier 1 Risk-Based Capital:
Capital level	$16,432	18.14%	$20,316	22.20%	$21,072	22.98%	$21,828	23.76%	$22,697	24.65%
Requirement	3,623	4.00	3,660	4.00	3,667	4.00	3,675	4.00	3,683	4.00

Excess	$12,809	14.14%	$16,656	18.20%	$17,405	18.98%	$18,153	19.76%	$19,014	20.65%

Total Risk-Based Capital:
Total risk-based capital (3)	$17,564	19.39%	$21,448	23.44%	$22,204	24.22%	$22,960	24.99%	$23,829	25.88%
Requirement	7,245	8.00	7,320	8.00	7,335	8.00	7,349	8.00	7,366	8.00

Excess	$10,319	11.39%	$14,128	15.44%	$14,869	16.22%	$15,611	16.99%	$16,463	17.88%

Reconciliation of capital infusion to Fraternity Federal Savings and Loan Association:
Net proceeds of offering			$9,400		$11,200		$13,000		$15,070

Proceeds to Fraternity Federal Savings and Loan Association			$4,700		$5,600		$6,500		$7,535
Less: stock acquired by employee stock ownership plan			$(816)		$(960)		$(1,104)		$(1,270)

Pro forma increase in GAAP and regulatory capital			$3,884		$4,640		$5,396		$6,265

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $166.4 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $90.6 million.
(2)	See note 13 of the notes to consolidated financial statements for further information regarding our tangible capital, core capital, Tier 1 risk-based capital and total risk-based capital ratios.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and shareholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and the maximum, as adjusted, of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from Fraternity Community Bancorp that will be repaid in equal installments over 12 years;

•	Sandler O’Neill + Partners, L.P. will receive a success fee equal to $160,000; and

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill + Partners, L.P., will be approximately $640,000.

Actual expenses may vary from this estimate.

Pro forma net income for the nine months ended September 30, 2010 and the year ended December 31, 2009 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 0.42% for the nine months ended September 30, 2010 and 1.14% for the year ended December 31, 2009, which represents the two-year treasury rate at September 30, 2010. We believe that the two-year treasury rate at September 30, 2010 represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required to be assumed by Office of Thrift Supervision regulations.

A pro forma after-tax return of 0.28% is used for the nine months ended September 30, 2010 and 0.75% is used for the year ended December 31, 2009, after giving effect to a combined federal and state income tax rate of 34% for the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial Advisors increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering — How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

•

Since funds on deposit at Fraternity Federal Savings and Loan Association may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Fraternity Federal Savings and Loan Association’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering — Effects of Conversion to Stock Form — Liquidation Account.”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the offering.

We are offering our common stock on a best efforts basis. We must sell a minimum of 1,020,000 shares to complete the offering.

	At or For the Nine Months Ended September 30, 2010
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted, of Offering Range
	1,020,000 Shares at $10.00 Per Share	1,200,000 Shares at $10.00 Per Share	1,380,000 Shares at $10.00 Per Share	1,587,000 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)

Gross proceeds	$10,200	$12,000	$13,800	$15,870
Less: estimated offering expenses	(800)	(800)	(800)	(800)

Estimated net conversion proceeds	9,400	11,200	13,000	15,070
Less: common stock acquired by employee stock ownership plan (1)	(816)	(960)	(1,104)	(1,270)
Less: common stock to be acquired by equity incentive plan (2)	(408)	(480)	(552)	(635)

Net investable proceeds	$8,176	$9,760	$11,344	$13,165

Pro Forma Net Income:

Pro forma net income (loss):
Historical	$(572)	$(572)	$(572)	$(572)
Pro forma income on net investable proceeds	17	20	24	28
Less: pro forma employee stock ownership plan adjustments (1)	(34)	(40)	(46)	(52)
Less: pro forma restricted stock award expense (2)	(40)	(48)	(55)	(63)
Less: pro forma stock option expense (3)	(53)	(62)	(71)	(82)

Pro forma net income (loss)	$(682)	$(702)	$(720)	$(741)

Pro forma net income (loss) per share:
Historical	$(0.61)	$(0.52)	$(0.45)	$(0.39)
Pro forma income on net investable proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan adjustments (1)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma restricted stock award expense (2)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma stock option expense (3)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income (loss) per share	$(0.72)	$(0.63)	$(0.56)	$(0.50)

Offering price as a multiple of annualized pro forma net income per share	NM	NM	NM	NM

Number of shares used to calculate pro forma annualized net income per share (4)	943,500	1,110,000	1,276,500	1,467,975

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value) (4):
Historical	$16,446	$16,446	$16,446	$16,446
Estimated net proceeds	9,400	11,200	13,000	15,070
Less: common stock acquired by employee stock ownership plan (1)	(816)	(960)	(1,104)	(1,270)
Less: common stock to be acquired by equity incentive plan (2)	(408)	(480)	(552)	(635)

Pro forma shareholders’ equity	$24,622	$26,206	$27,790	$29,611

Pro forma shareholders’ equity per share (4):
Historical	$16.12	$13.71	$11.92	$10.36
Estimated net proceeds	9.22	9.33	9.42	9.50
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$24.14	$21.84	$20.14	$18.66

Offering price as a percentage of pro forma shareholders’ equity per share	41.4%	45.8%	49.7%	53.6%

Number of shares used to calculate pro forma shareholders’ equity per share (4)	1,020,000	1,200,000	1,380,000	1,587,000

(footnotes on page     )

At or For the Year Ended December 31, 2009
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as Adjusted, of Offering Range
1,020,000 Shares at $10.00 Per Share	1,200,000 Shares at $10.00 Per Share	1,380,000 Shares at $10.00 Per Share	1,587,000 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)

Gross proceeds	$10,200	$12,000	$13,800	$15,870
Less: estimated offering expenses	(800)	(800)	(800)	(800)

Estimated net conversion proceeds	9,400	11,200	13,000	15,070
Less: common stock acquired by employee stock ownership plan (1)	(816)	(960)	(1,104)	(1,270)
Less: common stock to be acquired by equity incentive plan (2)	(408)	(480)	(552)	(635)

Net investable proceeds	$8,176	$9,760	$11,344	$13,165

Pro Forma Net Income:

Pro forma net income:
Historical	$343	$343	$343	$343
Pro forma income on net investable proceeds	61	73	85	99
Less: pro forma employee stock ownership plan adjustments (1)	(45)	(53)	(61)	(70)
Less: pro forma restricted stock award expense (2)	(54)	(63)	(73)	(84)
Less: pro forma stock option expense (3)	(70)	(83)	(95)	(109)

Pro forma net income	$235	$217	$199	$179

Pro forma net income per share:
Historical	$0.36	$0.31	$0.27	$0.23
Pro forma income on net investable proceeds	0.07	0.07	0.07	0.07
Less: pro forma employee stock ownership plan adjustments (1)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma restricted stock award expense (2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option expense (3)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share	$0.25	$0.20	$0.16	$0.12

Offering price as a multiple of pro forma net income per share	40.0	x	50.0	x	62.5	x	83.3	x

Number of shares used to calculate pro forma net income per share (4)	945,200	1,112,000	1,278,800	1,470,620

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value) (4):
Historical	$16,992	$16,992	$16,992	$16,992
Estimated net proceeds	9,400	11,200	13,000	15,070
Less: common stock acquired by employee stock ownership plan (1)	(816)	(960)	(1,104)	(1,270)
Less: common stock to be acquired by equity incentive plan (2)	(408)	(480)	(552)	(635)

Pro forma shareholders’ equity	$25,168	$26,752	$28,336	$30,157

Pro forma shareholders’ equity per share (4):
Historical	$16.66	$14.16	$12.31	$10.71
Estimated net proceeds	9.21	9.33	9.42	9.49
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$24.67	$22.29	$20.53	$19.00

Offering price as a percentage of pro forma shareholders’ equity per share	40.5%	44.9%	48.7%	52.6%

Number of shares used to calculate pro forma shareholders’ equity per share (4)	1,020,000	1,200,000	1,380,000	1,587,000

(footnotes on page     )

(1)

Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering (81,600, 96,000, 110,400 and126,960) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Fraternity Community Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, and a term of 12 years. Fraternity Federal Savings and Loan Association intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Fraternity Community Bancorp will earn on the loan will offset the interest expense paid on the loan by Fraternity Federal Savings and Loan Association. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares ( 1/15 of the total, based on a 12-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management — Executive Compensation — Benefit Plans — Employee Stock Ownership Plan.”

(2)	Assumes that Fraternity Community Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering (40,800, 48,000, 55,200 and 63,480 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Fraternity Community Bancorp or with dividends paid to Fraternity Community Bancorp by Fraternity Federal Savings and Loan Association. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 3.85%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Fraternity Community Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by shareholders, a number of shares equal to 10% of the number of shares sold in the offering (102,000, 120,000, 138,000 and 158,700 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.77 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 22.83%; and risk-free interest rate, 2.53%. Because there currently is no market for Fraternity Community Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Fraternity Community Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.09%.
(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Our Business

General

Fraternity Community Bancorp, a Maryland corporation, was incorporated in October 2010 to become the holding company for Fraternity Federal Savings and Loan Association upon completion of the conversion. Before the completion of the conversion, Fraternity Community Bancorp has not engaged in any significant activities other than organizational activities. Following completion of the conversion, Fraternity Community Bancorp’s business activity will be the ownership of the outstanding capital stock of Fraternity Federal Savings and Loan Association. Fraternity Community Bancorp will not own or lease any property but will instead use the premises, equipment and other property of Fraternity Federal Savings and Loan Association with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association will enter into upon completion of the conversion. The expense allocation agreement generally provides that Fraternity Community Bancorp will pay to Fraternity Federal Savings and Loan Association, on a quarterly basis, fees for its use of Fraternity Federal Savings and Loan Association’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association. Such fees shall not be less than the fair market value received for such goods or services. In addition, Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that Fraternity Community Bancorp will file consolidated federal tax income returns with Fraternity Federal Savings and Loan Association and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Fraternity Federal Savings and Loan Association to Fraternity Community Bancorp for tax liabilities attributable to Fraternity Federal Savings and Loan Association and its subsidiaries. In the future, Fraternity Community Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Founded in 1913, Fraternity Federal Savings and Loan Association is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of the Greater Baltimore area. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of one- to four-family mortgage loans, as well as commercial real estate loans, land loans, home equity lines of credit and residential construction loans. We also offer consumer loans, and to a much lesser extent, commercial business loans. We currently operate out of our corporate headquarters and main office in the Baltimore and full-service branch offices located in Ellicott City, Cockeysville and Hampstead, Maryland. We are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, our primary federal regulator, and the Federal Deposit Insurance Corporation, our deposit insurer. At September 30, 2010, we had total assets of $166.5 million, total deposits of $125.7 million and total equity of $16.4 million.

Our website address is www.fraternityfed.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Baltimore, Maryland. We consider our lending market to consist of the Greater Baltimore area, which consists of Baltimore City and the surrounding Counties of Baltimore, Carroll, Howard, Harford and Anne Arundel in Maryland, although almost all of our deposits come from our branch office locations in Baltimore City and Baltimore, Carroll and Howard Counties. The economy of our market area is a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. This diversification helped to mitigate the impact of the economic recession experienced over the last two years, as Maryland’s seasonable adjusted unemployment rose from 4.6% in August of 2008 to 7.3% by September of 2010, which remained well below the national seasonably adjusted unemployment rate which rose from 6.2% in August of 2008 to 9.6% by August of

2010 (Source: Maryland Department of Labor, Licensing and Regulation). Select employers in the Baltimore metropolitan area include Johns Hopkins University, Johns Hopkins Hospital and Health System, University of Maryland Health System, University of Maryland, Baltimore, and LifeBridge Health. Other large employers in Baltimore City include Constellation Energy, Legg Mason, Verizon, and the U.S. Social Security Administration. In Howard County, the largest employers include the Johns Hopkins Applied Physics Laboratory, Northrop Grumman, Verizon Wireless and SAIC, while Carroll County’s largest employers include the Carroll County Hospital, Springfield Hospital Center, Random House, EMA/Fairhaven Retirement Communities and McDaniel College.

Demographic and economic growth trends provide key insight into the health of our market area. The following table sets forth information regarding the distribution of our loans and deposits and demographic information for the counties in our market area, including Baltimore City, and the State of Maryland. The demographic information is based on published statistics of the U.S. Census Bureau.

	Baltimore City	Baltimore County	Carroll County	Howard County	Maryland
Loans by County (in millions) (1)	$25.8	$64.8	$4.3	$6.5	$112.7
Deposits by County (in millions) (1)	19.1	46.3	4.8	55.8	126.0
Unemployment rate (2)	11.5	8.1	6.8	5.7	7.6
Median household income (3)	$36,650	$63,355	76,938	$100,769	$66,983
Population growth (decline) (4)	(2.1)%	4.7%	12.7%	10.9%	7.6%

(1)	At September 30, 2010
(2)	September 2010
(3)	For 2010
(4)	From April 2000 to July 2009

If the population of Baltimore City continues to decline, it could negatively affect our deposit and loan volumes. However, we maintain only a single branch in Baltimore City, and Baltimore City accounted for only 15.2% of our total deposits and 22.3% of our total loans at September 30, 2010. As a result, we expect the adverse effect on our loan and deposit volumes of any future population declines in Baltimore City to be limited.

Our lending area, like many regions of the United States, has experienced declines in home values in recent years. According to the National Association of Realtors, from 2007 to the third calendar quarter of 2010, the median sales price of existing single -family homes in the Baltimore-Towson, Maryland metropolitan area declined from $286,100 to $257,100, representing a deduction of 10.1%. Home prices in the Baltimore-Towson metropolitan area have increased by 5.4% from January 1, 2010 through September 30, 2010. The Baltimore-Towson, Maryland metropolitan area is comprised of our lending market plus Queen Anne’s County, Maryland, and represents a reasonable proxy for home price data in our lending market.

According to Real Estate Business Intelligence, a real estate data company, the number of home sales in our lending market area, the Baltimore metropolitan region, totaled 1,560 for the month of October 2010, up 29.7% from the number of home sales in October 2009 and up 8.6% from the number of home sales in September 2010.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.28% of the deposits in Baltimore County, Maryland, 0.13% of the deposits in Carroll County, Maryland, 1.21% of the deposits in Howard County and 0.10% of the deposits in Baltimore City. This data does not reflect deposits held by credit unions with which we also compete. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Most of these institutions are larger than us and, therefore, may have greater resources.

Our competition for loans comes primarily from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial services companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. The largest segment of our loan portfolio is real estate mortgage loans, consisting primarily of one- to four-family mortgage loans, and, to a lesser extent, commercial real estate loans, land loans, home equity lines of credit and residential construction loans. We also offer consumer loans and, to a limited extent, commercial business loans. We originate one- to four-family mortgage loans primarily for sale in the secondary market, with servicing released. We generally retain in our portfolio all adjustable-rate loans we originate, as well as shorter-term, fixed-rate one- to four-family loans. Loans we sell consist primarily of longer-term, fixed-rate one- to four-family mortgage loans.

We intend to continue to emphasize one- to four-family lending, while also seeking to expand our commercial real estate lending activities with a focus on serving small businesses and emphasizing relationship banking in our primary market area.

The following is a description of the loans we offer and our lending policies. On occasion, as described below, we may choose to originate a loan that does not conform in every particular with our loan policies. However, such exceptions are extremely rare and immaterial. Any exceptions to our loan policies must be approved by the individuals or committee having authority to approve a comparable loan that conformed fully with our lending policies. For information regarding loan approval procedures and authority, see “— Loan Underwriting — Loan Approval Procedures and Authority.”

One- to Four-Family Mortgage Loans. At September 30, 2010, we had $88.5 million in one- to four-family mortgage loans, which represented 75.9% of our total loan portfolio. Our origination of one- to four-family mortgage loans enables borrowers to purchase or refinance existing homes located in our primary market area.

Our one- to four-family mortgage lending policies and procedures generally conform to secondary market guidelines. We offer a mix of adjustable-rate mortgage loans and fixed-rate mortgage loans with terms of up to 40 years, although we have never originated any such loans with a term exceeding 30 years. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. We determine the loan fees, interest rates and other provisions of mortgage loans based on our own pricing criteria and competitive market conditions.

While one- to four-family real estate loans are normally originated with 15- or 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer one- to four-family mortgage loans with negative amortization, and we have made a very limited number of interest only one- to four-family mortgage loans in cases where the borrower had unusually favorable income or collateral characteristics.

Interest rates and payments on our adjustable-rate mortgage loans adjust for periods ranging from one year to up to 10 years, with most adjusting annually after an initial fixed period that, in most cases, is five or seven years. Interest rates and payments on our adjustable-rate loans are indexed to the one-year U.S. Treasury Bill rate or LIBOR.

We make owner occupied one- to four-family real estate loans with loan-to-value ratios of up to 95%. Loans with loan-to-value ratios in excess of 80% require private mortgage insurance. In addition, under current lending policies, non-owner occupied one- to four-family real estate loan-to-value ratios may not exceed 80%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas. We do not offer, and have not offered, sub-prime or no-documentation mortgage loans. While we have originated a limited amount of Alt-A mortgage loans in the past, we no longer offer Alt-A mortgage loans.

Included in one- to four-family mortgage loans are second mortgage loans. Second mortgage loans are made at fixed rates for terms of up to 15 years. We do not offer second mortgage loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance, except when there are exceptional income or credit characteristics on the loan. Second mortgage loans totaled $2.8 million at September 30, 2010 and represented 3.2% of one- to four-family mortgage loans at such date.

In order to provide financing for low- and moderate-income and first-time homebuyers, we participate in the Healthy Neighborhoods program under which a consortium of local financial institutions that make loans to low- and moderate-income individuals for home purchases and improvements. Our commitment under this program is $1 million in loans.

Home Equity Lines of Credit. We offer home equity lines of credit, all of which are adjustable-rate loans with terms up to 15 years, although in the past we offered terms of up to 30 years. We do not originate home equity loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance, although in the past we originated home equity lines of credit with loan-to-value ratios of up to 85% where there were exceptional income or credit characteristics on the loan. At September 30, 2010, home equity lines of credit totaled $13.5 million, or 11.6% of our total loan portfolio.

Residential Construction Loans. We originate construction loans for one- to four-family homes. At September 30, 2010, residential construction loans totaled $7.1 million, which represented 6.1% of our total loan portfolio. We originate fixed- and adjustable-rate loans to individuals and to builders to finance the construction of residential dwellings. Our construction loans generally are interest-only loans that provide for the payment of only interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% on residential construction, based on appraised value as if complete. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.

Included in our residential construction loan portfolio are speculative construction loans. Beginning in December 2005, we began making a limited number of speculative construction loans for the building of luxury residences. We determined to make these speculative construction loans because of the higher yields on such loans compared to conforming loans for the construction of owner-occupied, one- to four-family residences and to reduce our interest rate risk. We made a total of 13 speculative construction loans aggregating $14.8 million, net of participations sold, before we determined to discontinue this type of lending. Two of the 13 loans were originated as owner-occupied construction loans and were later classified as speculative. Of these loans, nine loans totaling $10.7 million have been repaid in full. At September 30, 2010, we had three speculative construction loans totaling $3.3 million outstanding. We have extended the terms of two of these three loans, totaling $2.1 million, and each of these two loans were performing in accordance with their extended terms. One of these extended loans amounting to $1.6 million had an original term ending October of 2009. This loan term has been extended twice, most recently in August of 2010 to February 28, 2011. The borrower has been making the interest payment on time each month, and our latest review of the borrowers financial condition has not given us cause to determine that such borrower is in financial difficulty at this time, and, therefore, we have not classified this loan as a troubled debt restructuring. This loan was classified as substandard at September 30, 2010. After reviewing the latest appraisal, dated August 2010, and subtracting expected disposition costs, we determined there was no loss to be recognized for this loan. The other extended loan, totaling $577,500, had an original loan term ending March 31, 2009. This loan term has been extended three times, most recently in August 2010 to February 28, 2011. We have determined the borrower is experiencing financial difficulty, and, therefore, we have classified this loan as a troubled debt restructuring as of September 30, 2010. This loan was classified as special mention at September 30, 2010. As a result of the deterioration in local economic conditions in 2009 and 2010, both speculative construction borrowers whose loan terms were extended experienced difficulties selling the completed residences.

Our third outstanding speculative construction loans at September 30, 2010 had an outstanding balance of $1.2 million and was nonperforming. Such loan was classified as substandard at September 30, 2010. Subsequent to September 30, 2010, we foreclosed on the collateral securing that loan. In addition, at September 30, 2010, we had assets acquired through foreclosure totaling $871,000, which included one property securing a speculative construction loan that was carried at $563,000. In light of current market conditions, we have discontinued speculative construction lending.

At September 30, 2010, our largest residential construction loan was a $1.6 million speculative construction loan secured by a custom built luxury home. The home is substantially completed and is listed for sale. We have extended the term of the loan, which was performing in accordance with its terms, as extended, at September 30, 2010. This loan was classified as substandard at September 30, 2010.

Commercial Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by a variety of commercial real estate, such as small office buildings, warehouses and retail properties. Commercial real estate loans totaled $4.0 million and represented 3.45% of our total loan portfolio at September 30, 2010. We originate a variety of fixed- and adjustable-rate commercial real estate loans generally with rates fixed for 10 years and which amortize over terms of from ten to 25 years. Our commercial real estate loans are callable after an initial ten-year term. Adjustable-rate loans are typically based on the one-year U.S. Treasury Bill or Prime Rate as published in The Wall Street Journal plus a specified percentage over the initial rate of interest. Loans are secured by first mortgages, and amounts generally do not exceed 75% of the property’s appraised value. We require all properties securing commercial real estate loans to be appraised by a board-approved independent licensed appraiser. Commercial real estate loans also are supported by personal guarantees.

As of September 30, 2010, our largest commercial real estate loan was $700,000 and was secured by a mixed commercial use building. This loan was performing in accordance with its terms at September 30, 2010.

Land Loans. We originate loans to individuals and developers for the purpose of building one- to four-family properties. At September 30, 2010, land loans totaled $3.4 million, which represented 2.9% of our total loan portfolio. Land loans, which generally are offered for terms of up to 15 years with rates that adjust annually after an initial period of up to five years, are indexed to the prime rate as reported in The Wall Street Journal or a U.S. Treasury bill rate plus a negotiated margin. We limit the loan-to-value ratio to a maximum of 80%, except where there are exceptional credit circumstances on the loan. At September 30, 2010, our largest land loan had an outstanding balance of $495,000. This loan was a nonaccrual loan at September 30, 2010.

Consumer Loans. We offer consumer loans as an accommodation to our customers and do not emphasize this type of lending. We have made a variety of consumer loans, including automobile loans and unsecured lines of credit. At September 30, 2010, consumer loans totaled $50,400, or less than 0.1% of our total loan portfolio. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.

Loan Underwriting

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Non-Owner Occupied One- to Four-Family Real Estate Loans. Loans secured by investment properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases, although we might accept a second mortgage where the combined loan-to-value ratio is low.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. We apply what we believe to be conservative underwriting standards when originating commercial loans and seek to limit our exposure to lending concentrations to related borrowers, types of business and geographies, as well as seeking to participate with other banks in both buying and selling larger loans of this nature. To monitor cash flows on income properties, we normally require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction and Land Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land and land development loans have substantially similar risks to speculative construction loans. To monitor cash flows on speculative construction properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and, in reaching a decision on whether to make a speculative construction loan, we consider and review a global cash flow analysis of the borrower and consider the borrower’s expertise, credit history and profitability. We also disburse funds on a percentage-of-completion basis following an inspection by a third party inspector or qualified bank personnel.

Consumer Loans and Home Equity Lines of Credit. Consumer loans may entail greater risk than do one- to four-family mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. In the case of home equity loans, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. Certain of our executive officers have been granted individual lending limits, which vary depending on the type of loan. All loans secured by one- to four-family residences that conform with secondary market guidelines may be approved by either of our Chairman, Chief Executive Officer and Chief Financial Officer or our President and Chief Operating Officer. All other loans must be approved by the full Board of Directors prior to a commitment being made. All loan originations are reviewed for quality control and oversight purposes by our Loan Committee, which consists of any two of our directors and typically is comprised of two non-management directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to 15% of our unimpaired capital and surplus. At September 30, 2010, our regulatory limit on loans-to-one-borrower was $2.6 million. This limit will increase upon completion of this offering and the contribution of 50% of the net offering proceeds to Fraternity Federal Savings and Loan Association. At September 30, 2010, our largest lending relationship was $2.5 million, and all loans in that relationship were performing according to their original terms at that date. The loans are secured by various properties, including one- to four-family investment properties and commercial properties, including office buildings and mixed-use properties, as well as the borrower’s principal residence.

Loan Commitments. We issue commitments for one- to four-family mortgage and commercial mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Most of our loan commitments expire after 30 days. See note 11 to notes to consolidated financial statements appearing elsewhere in this prospectus.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Atlanta, we also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock.

At September 30, 2010, our investment portfolio consisted primarily of U.S. government agency securities and mortgage-backed securities available-for-sale. We also had $1.1 million in private label mortgage-backed securities. In addition to our investment portfolio, at September 30, 2010, we maintained a $1.45 million investment, at cost, in Federal Home Loan Bank of Atlanta common stock.

Our primary investment objectives are: (i) to provide and maintain liquidity within the guidelines of the Office of Thrift Supervision’s regulations, (ii) to fully employ the available funds of Fraternity Federal Savings and Loan Association; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit risk. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Our President and Chief Executive Officer are responsible for the implementation policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on an annual basis, or more frequently if warranted.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), passbook accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We had $22.7 million in borrowings at September 30, 2010, consisting of advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Atlanta and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth, the Federal Home Loan Bank’s assessment of the institution’s creditworthiness, collateral value and level of Federal Home Loan Bank stock ownership. We may also utilize securities sold under agreements to repurchase and overnight repurchase agreements to supplement our supply of investable funds and to meet deposit withdrawal requirements. We had unused borrowing capacity of approximately $27.6 million with the Federal Home Loan Bank of Atlanta as of September 30, 2010.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of September 30, 2010.

Location	Year Opened	Approximate Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at September 30, 2010 (in thousands)	Deposits at September 30, 2010 (in thousands)
Main Office:

764 Washington Boulevard Baltimore, Maryland 21230	1913	10,663	Owned	N/A	$276	$19,051

Branch Offices:

Scotts Corner Shopping Center 10283 York Road Cockeysville, Maryland 21030	1995	3,000	Leased	1/31/2015	N/A	46,358

Normandy Shopping Center 8460 Baltimore National Pike Ellicott City, Maryland 21403	1964	3,388	Leased	4/30/2016	N/A	55,787

Green Mount Station 1631 N. Main Street Hampstead, Maryland 21074	2009	2,400	Leased	9/30/2024	N/A	4,815

Personnel

As of September 30, 2010, we had 33 full-time employees and one part-time employee, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there may be various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Fraternity Federal Savings and Loan Association has one active subsidiary, 764 Washington Boulevard, LLC (the “LLC”). The LLC was established in order to hold and manage real estate owned. The LLC had no assets at September 30, 2010. In addition, Fraternity Federal Savings and Loan Association has an inactive subsidiary, Fraternity Insurance Agency Incorporated, which had been licensed to sell insurance products on an agency basis.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.

Operating Strategy

Historically, we have operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in one- to four-family mortgage loans and investment securities. Our objective is to build on our historic strengths of customer loyalty and high asset quality, and gradually grow our balance sheet with assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations. Our operating strategy includes the following:

•	building on our strengths as a community-oriented financial institution;

•	improving our net interest margin and earnings and reducing our interest rate risk by increasing commercial real estate loans;

•	emphasizing lower cost core deposits to reduce funding costs;

•	generating higher noninterest income by selling loans in the secondary market;

•	adding a new branch in our existing market area or a contiguous county within the next three years;

•	expanding our market share within our primary market area; and

•	discontinued speculative construction lending.

Building on our strengths as a community-oriented financial institution

We have operated continuously as a community-oriented financial institution since we were established in 1913. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services through our network of branches and will continually seek out ways to improve convenience, safety and service through our product offerings.

Over the years, we have developed a core of loyal customers, and our product mix concentrating on time, savings and checking deposits and one- to four-family mortgage loans have allowed us to maintain strong asset quality. We intend to continue to retain these strengths while gradually growing our balance sheet with assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations.

Improving our net interest margin and earnings and reducing our interest rate risk by increasing commercial real estate loans

Our strategic plan calls for us to grow our balance sheet by emphasizing assets and liabilities that allow us to increase our net interest margin while reducing our exposure to risk from interest rate fluctuations.

With respect to our assets, our strategy has been, and continues to be, to increase the percentage of assets invested in commercial real estate loans, which tend to have higher yields than traditional one- to four-family mortgage loans and which have shorter terms to maturity or adjustable interest rates. We intend to continue to emphasize one- to four-family mortgage lending, while also seeking to expand our commercial real estate lending activities with a focus on serving small businesses and emphasizing relationship banking in our primary market area. See “Risk Factors—Risks Related to Our Business—Our plan to gradually increase our emphasis on commercial real estate lending may expose us to increased lending risks.”

Commercial real estate loans provide us with the opportunity to earn more income because they tend to have higher interest rates than one- to four-family mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many commercial properties and businesses located in our market area, and with the additional capital raised in the offering we intend to pursue the larger lending relationships associated with these opportunities. Though our current staff is sufficient to facilitate growth, we may seek to add additional expertise in our commercial loan department.

With respect to liabilities, our strategy is to seek to increase transaction and money market accounts, as well as certificates of deposit of various terms. We value these types of deposits because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit. We seek transaction and money market deposits through competitive products and pricing and targeted advertising. In addition, we offer business checking accounts for our commercial customers, and we will seek to leverage the relationships we build as we expand our commercial real estate lending to generate low cost business checking deposits from these customers.

Emphasizing lower cost core deposits to reduce funding costs

We seek to increase net interest income by controlling costs of funding rather than maximizing asset yields because originating loans with high yields often involves greater credit risk. Historically, a high percentage of our deposit accounts have been higher balance, higher costing certificates of deposits. We will continue to seek to reduce our dependence on high cost deposits in favor of stable low cost demand deposits. We have utilized additional product offerings, technology and a focus on customer service in working toward this goal. Over time, we will also seek to replace maturing, high cost, long-term Federal Home Loan Bank advances with core deposits.

Generating higher noninterest income by selling loans in the secondary market

Currently, we sell most of our one- to four-family fixed-rate loan originations in the secondary market, and we earned $72,000, $224,000 and $28,000 from such sales during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. We will seek to increase our originations of one- to four-family loans to generate further income from loan sales.

Adding a new branch in our existing market area or a contiguous county within the next three years

We intend to add a new branch in our existing market area within the next three years, although we have no current plans or commitments regarding a specific additional branch office.

Expanding our market share within our primary market area

We intend to expand our market share in our primary market area through enhancing the efforts of our staff in marketing additional products and services to our customers. We believe that we have a solid infrastructure in place that will allow us to grow assets and liabilities without adding materially to our noninterest expenses.

Discontinued speculative construction lending

We have experienced losses in connection with our portfolio of speculative construction loans. In light of current market conditions, we have discontinued speculative construction lending.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investment securities, and interest expense, which is the interest that we pay on our deposits. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts). We also recognize income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consists of salaries and employee benefits expenses, occupancy expenses, advertising expenses, data processing expenses, directors fees and other general and administrative expenses including, among others, federal deposit insurance premiums and Office of Thrift Supervision assessments, stationery and postage expenses and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of expenses of shareholder communications and meetings and expenses related to additional accounting services.

Salaries and employee benefits expenses consist primarily of salaries, wages and bonuses paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a combination of accelerated and straight-line methods based on the useful lives of the related assets, which range from three to 40 years.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.

Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts, and Office of Thrift Supervision assessments are semi-annual assessments we pay to our primary regulator.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impaired loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance monthly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 3 of the notes to the consolidated financial statements included in this prospectus.

Other-Than-Temporary Impairment. Management evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available -for -sale or held-to-maturity are generally evaluated for OTTI under Statement of Financial Accounting Standards ASC 320, “Accounting for Certain Investments in Debt and Equity Securities.”

In determining OTTI under the ASC 320 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs the amount of the OTTI recognized in earnings depends on whether we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Balance Sheet Analysis

Assets. At September 30, 2010, our assets totaled $166.5 million, a decrease of $500,000, or 0.3%, from total assets of $167.0 million at December 31, 2009. The decrease in assets for the nine months ended September 30, 2010 was due mainly to a $10.9 million, or 45.4%, decrease in investments as a number of securities were called, and a $4.5 million, or 3.7%, decrease in loans as payoffs occurred due to refinancings taking place in light of historically low mortgage rates. We have opted not to book large amounts of long-term fixed-rate mortgages at currently prevailing historically low interest rates, opting rather to sell the majority of these loans that we are presently originating and booking fee income from such sales. These decreases were largely offset by an increase in cash and cash equivalents of $13.5 million, or 97%, an $871,000, or 100%, increase in other real estate owned, an increase in other assets of $469,000, or 41.7%, and an increase of $143,000, or 3.6%, in investment in bank-owned life insurance.

At December 31, 2009, our assets totaled $167.0 million, a decrease of $3.7 million, or 2.2%, from total assets of $170.7 million at December 31, 2008. The decrease in assets during the year ended December 31, 2009 was primarily due to a $16.5 million, or 12.1%, decrease in net loans. This decrease was offset, in part, by an $8.1 million, or 51.0%, increase in investment securities and a $2.5 million, or 21.6%, increase in cash and cash equivalents.

Loans. Our primary lending activity is the origination of loans secured by real estate. Our loans secured by real estate consist primarily of one- to four-family mortgage loans. We also originate lines of credit, residential construction loans, commercial real estate loans and land loans. Our non-real estate loans consist of consumer loans, and, to a very limited extent, commercial business loans.

The largest portion of the loan portfolio consists of one- to-four family mortgage loans. Most of our one- to four-family mortgage loans are owner occupied, but this category also includes loans secured by single-family investment properties. One- to four-family mortgage loans totaled $88.5 million, or 76.5%, $89.3 million, or 74.3%, and $108.7 million, or 79.6%, of the total loan portfolio, at September 30, 2010 and December 31, 2009 and 2008, respectively. The $19.4 million, or 17.8%, decrease in one- to four-family mortgage loans during the year ended December 31, 2009 was primarily a result of our decision to sell most newly originated fixed-rate one- to four-family loans due to the low rates prevailing on such loans in 2009.

Lines of credit, all of which are secured by one- to four-family residential properties, totaled $13.5 million, and represented 11.6% of total loans, at September 30, 2010, compared to $12.3 million, or 10.2% of total loans, at December 31, 2009, and $13.2 million, or 9.6% of total loans, at December 31, 2008.

Residential construction loans totaled $7.1 million, and represented 6.1% of total loans, at September 30, 2010, compared to $10.4 million, or 8.7% of total loans, at December 31, 2009 and $7.7 million, or 5.6% of total loans, at December 31, 2008. We increased our residential construction loans by $2.7 million, or 35%, during the year ended December 31, 2009 as we made disbursements on several larger loans for the construction of custom built luxury homes, including speculative construction loans to builders. During the nine months ended September 30, 2010, we reduced residential construction loans by $3.3 million, or 32%, as we determined in light of market conditions to discontinue originations of speculative construction loans.

Commercial real estate loans totaled $4.0 million and represented 3.5% of total loans at September 30, 2010, compared to $4.2 million, or 3.5% of total loans, at December 31, 2009 and $3.6 million, or 2.6% of total loans, at December 31, 2008. We offer a variety of commercial real estate loans to owner occupants and investors. Our commercial real estate loans include loans secured by office buildings, dental offices, small retail buildings and warehouses.

Land loans totaled $3.4 million, or 2.9% of total loans, at September 30, 2010, compared to $3.9 million, or 3.3% of total loans, at December 31, 2009 and $3.5 million, or 2.6% of total loans, at December 31, 2008. Most of our land loans represent loans for the purchase of land that eventually will be used for the construction of owner-occupied residential property.

Our non-real estate loans consist of consumer loans and, to a very limited extent, commercial loans. While we offer a variety of consumer loans, we do not emphasize this type of lending and generally make consumer loans as an accommodation to our existing customers. Consumer loans totaled $50,000 at September 30, 2010, representing less than 0.1% of the loan portfolio, and consisted of automobile loans, unsecured loans and miscellaneous other loans.

At September 30, 2010, our commercial loans consisted of two unsecured operating lines of credit. We generally do not originate loans secured by equipment and receivables. Commercial loans totaled $28,500, representing less than 0.1% of total loans, at September 30, 2010.

The following table sets forth the composition of our loan portfolio at the dates indicated.

			At December 31,
	At September 30, 2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate-mortgage:	(Unaudited)
One-to four-family	$88,504,462	76.55%	$89,312,560	74.37%	$108,696,059	79.60%
Lines of credit	13,480,769	11.66	12,305,473	10.25	13,154,109	9.63
Commercial	3,986,760	3.45	4,197,266	3.50	3,594,160	2.63
Residential construction	7,093,241	6.13	10,437,002	8.69	7,723,822	5.66
Land	3,410,212	2.95	3,939,295	3.28	3,535,871	2.59

Total real estate loans	116,475,444	100.74	$120,191,596	100.09%	136,704,021	100.11%

Consumer loans	50,429	0.04%	33,511	0.03%	42,456	0.03%
Commercial loans	28,520	0.02	26,688	0.02	28,794	0.02

Total	78,949	0.06%	60,199	0.05%	71,250	0.05%

Less:
Deferred loan origination costs (fees), net	171,294	0.15%	116,718	0.10%	44,049	0.03%
Allowance for loan losses	(1,104,500)	(0.95)	(276,621)	(0.23)	(272,121)	(0.20)

Net loans	$115,621,187	100.00%	$120,091,892	100.00%	$136,547,199	100.00%

Loan Maturity

The following table sets forth certain information at December 31, 2009 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One- to Four- Family Loans	Lines of Credit	Commercial	Residential Construction	Land Loans	Consumer Loans	Commercial Loans	Total Loans
Amounts due in:
One year or less	$6,140,936	$12,305,473	$1,773,481	$9,074,718	$3,509,177	$9,750	$26,688	$32,840,223
More than one year to two years	5,689,113	—	—	—	110,962	14,054	—	5,814,129
More than two years to three years	4,509,865	—	629,061	—	319,156	2,788	—	5,460,870
More than three years to five years	12,559,380	—	456,665	—	—	4,193	—	13,020,238
More than five years to ten years	19,528,105	—	1,056,198	313,800	—	—	—	20,898,103
More than ten years to fifteen years	9,142,930	—	—	—	—	—	—	9,142,930
More than fifteen years	31,742,232	—	281,861	1,048,484	—	2,725	—	33,075,302

Total	$89,312,561	$12,305,473	$4,197,266	$10,437,002	$3,939,295	$33,510	$26,688	$120,251,795

Fixed vs. Adjustable Rate Loans

The following table sets forth the dollar amount of all loans at December 31, 2009 that are due after December 31, 2010, and that have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees and deferred loan costs.

	Fixed Rates	Floating or Adjustable Rates	Total
Real estate loans:
One- to four-family	$62,933,635	$20,237,990	$83,171,625
Lines of credit	—	—	—
Commercial	1,474,177	949,608	2,423,785
Residential construction	1,362,284	—	1,362,284
Land	—	430,118	430,118
Consumer loans	23,760	—	23,760
Commercial loans	—	—	—

Total	$65,793,856	$21,617,716	$87,411,572

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Loan Activity

The following table shows loans originated, purchased and sold during the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Total loans at beginning of period	$120,251,794	$136,775,270	$136,775,270	$131,311,059
Loans originated:
Real estate loans:
One-to four-family	11,877,700	25,537,400	29,531,000	16,363,345
Lines of credit	4,975,680	3,817,144	4,566,336	7,771,292
Commercial real estate	535,000	700,000	700,000	1,537,500
Residential construction	4,590,400	2,287,300	5,602,300	6,083,950
Land	456,000	428,000	428,000	1,416,250
Commercial	23,738	11,502	16,918	29,945
Consumer	43,250	24,700	31,700	27,050

Total loans originated	22,501,768	32,806,046	40,876,254	33,229,332
Loans purchased:
Real estate loans:
One-to four-family	17,041	180,674	248,161	223,849
Lines of credit	—	—	—	—
Commercial real estate	—	—	—	—
Residential construction	—	—	—	—
Land	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

Total loans purchased	17,041	180,674	248,161	223,849
Deduct:
Loan principal repayments	(20,760,955)	(29,170,949)	(36,422,227)	(19,634,615)
Loan sales	(5,012,500)	(18,410,800)	(20,195,300)	(3,066,148)
Loan participations	(105,096)	(920,765)	(983,904)	(5,288,207)
Charge-offs	(337,660)	(3,960)	(46,460)	—

Net loan activity	(3,697,402)	(15,519,754)	(16,523,476)	5,464,211

Total loans at end of period	$116,554,393	$121,255,517	$120,251,795	$136,775,271

Loan originations come from a number of sources. In addition to leads generated by our loan officer, our primary sources of loan originations are realtor relationships, existing customers, walk-in traffic, advertising and referrals from customers.

Based on market conditions, we may chose to sell newly originated one- to four-family mortgage loans. In recent periods we have elected to sell almost all newly originated conforming fixed-rate one- to four-family real estate loans and to hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans. Generally, loans are sold to investors on a servicing released basis.

During the year ended December 31, 2009, the amount of loans sold increased by $17.1 million, or 558.7%, primarily as the result of our decision to sell most newly originated fixed-rate, one-to four-family loans due to low rates prevailing on such loans in 2009. Loan sales decreased by $13.4 million, or 72.8%, during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, due to the decline in loan originations during the 2010 period. The decline in loan originations during the 2010 period is primarily the result of decreased loan demand caused by declining real estate market conditions in our market area. See “—Our Business—Market Area.”

We have not purchased loan participation interests in recent years and purchased minimal amounts of one-to four-family real estate loans since 2008. All such loans purchased were originated through a community development program called the “Healthy Neighborhood” Program.

Securities

At September 30, 2010, we had $13.2 million of securities available-for-sale, as compared to $24.1 million at December 31, 2009 and $8.5 million at December 31, 2008. Securities available for sale at September 30, 2010 consisted of U.S. government agency securities and mortgage-backed securities. Most of our U.S. government agency securities and mortgage-backed securities are mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae, although at September 30, 2010 we held two “private label” mortgage-backed securities with an amortized cost of $1.0 million. We had unrealized losses on those two mortgage-backed securities totaling $45,000 at September 30, 2010, although the securities continue to perform as expected and at September 30, 2010 we had the intent and ability to hold these securities to maturity.

We purchased two privately issued mortgage-backed securities, one in December 2007 and one in January 2008. The total face value of these securities when purchased totaled $2.1 million. At the time of purchase, both were rated AAA by either Moody’s and/or Standard & Poor’s. The yields on private label securities can exceed those available on agency securities. However, the absence of a government guarantee and the limited liquidity for privately issued mortgage-backed securities can negatively affect the trading values for such securities.

At December 31, 2008, we had $7.4 million of securities held-to-maturity, consisting of mortgage-backed securities issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae. During the year ended December 31, 2009, we reclassified all held-to-maturity securities as available-for-sale. We held no securities classified as held-to-maturity at December 31, 2009 or September 30, 2010.

Our securities portfolio is used to invest excess funds for increased yield and manage interest rate risk. At September 30, 2010, we also held a $1.5 million investment in the common stock of the Federal Home Loan Bank of Atlanta. A portion of this investment is required in order to collateralize borrowings from the Federal Home Loan Bank of Atlanta, and the investment is periodically increased by stock dividends paid by the Federal Home Loan Bank of Atlanta. At September 30, 2010, we held no stock in Fannie Mae and Freddie Mac, nor have we held stock in these entities throughout the periods presented.

Our securities available-for-sale decreased by $10.9 million, or 45.4%, from $24.1 million at December 31, 2009 to $13.2 million at September 30, 2010, as we invested cash flow resulting from payments on and maturities of mortgage-backed and U.S. government agency securities into liquid assets due to the historically low yields available on mortgage-backed securities.

The following table sets forth the amortized costs and fair values of our investment securities at the dates indicated.

			At December 31,
	At September 30, 2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investment available-for-sale:	(Unaudited)
Obligations of U.S. government agencies	$4,288,243	$4,315,943	$12,310,007	$12,197,840	$3,616,516	$3,653,401
Mortgage-backed securities	7,865,654	7,852,776	10,399,230	10,485,170	5,210,762	4,872,214
Bank notes	991,579	999,280	1,425,882	1,443,100	—	—

Investment held-to-maturity:
Mortgage-backed securities	—	—	—	—	7,446,849	7,566,468

Total securities	$13,145,476	$13,167,999	$24,135,119	$24,116,110	$16,274,127	$16,092,083

The following table sets forth the stated maturities and weighted average yields of investment securities at September 30, 2010. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity. At September 30, 2010, we did not have any security (other than U.S. government agency securities) that exceeded 10% of our total equity at that date.

	One Year or Less		More than One Year To Five Years		More than Five Year To Tem Years		More Than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Investments (available-for-sale):
U.S. government agencies	$—	—%	$—	—%	$1,000,167	3.50%	$3,288,076	3.62%	$4,288,243	3.59%
Mortgage-backed securities	—	—	14,696	3.83	306,194	4.56	7,544,764	3.70	7,865,654	3.73
Bank notes	—	—	991,579	5.00	—	—	—	—	991,579	5.00

Investments (held-to-maturity)	—	—	—	—	—	—	—	—	—	—

Total securities	$—	—%	$1,006,275	4.98%	$1,306,361	3.75%	$10,832,840	3.67%	$13,145,476	3.78%

Bank -Owned Life Insurance. We invest in bank -owned life insurance to provide us with a funding source for our benefit plan obligations. Bank -owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank -owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At September 30, 2010, December 31, 2009 and December 31, 2008, the aggregate cash surrender value of these policies was $4.1 million, $4.0 million and $2.3 million, respectively.

Ground Rents. Ground rents represent the value of long-term leases with respect to land we own underlying residential properties. Ground leases amounted to $861,000, $864,000 and $885,000 at September 30, 2010 and at December 31, 2009 and 2008, respectively. We intend to let our portfolio of ground leases run off over time as the homeowners redeem leases.

Deposits. We accept deposits primarily from individuals and businesses who are located in our primary market area. We rely on competitive pricing, customer service, account features and the location of our branch offices to attract and retain deposits. Deposits serve as the primary source of funds for our lending and investment activities. Interest-bearing deposit accounts offered include time deposits, which are certificates of deposit, passbook accounts, individual NOW accounts and money market accounts. Noninterest-bearing accounts consist of free checking and commercial checking accounts. To a limited extent, we also have utilized brokered deposits. Brokered deposits totaled $2,297,350, $2,356,733 and $2,305,414 at September 30, 2010, December 31, 2009 and December 31, 2008, respectively.

The following table sets forth average balances and average rates of our deposit products for the periods indicated. For purposes of this table, average balances have been calculated using monthly balances.

	For the Nine Months Ended		For the Year Ended December 31,
	September 30, 2010		2009		2008
	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
	(Unaudited)
Noninterest-bearing demand deposits	$832,119	—%	$722,897	—%	$872,334	—%
Interest -bearing deposits:
Time deposits	104,644,871	2.68	106,410,704	3.48	107,739,063	4.35
NOW and money market	4,762,107	0.25	4,382,658	0.27	4,058,549	0.90
Passbook	12,533,641	0.56	12,492,264	0.63	13,696,503	1.40
Brokered deposits	2,303,705	4.29	2,324,574	4.30	383,841	2.96

Total	$125,076,443	2.39%	$126,333,097	3.08%	$126,750,290	3.89%

The following table sets forth the balances of our deposit accounts at the dates indicated.

			Year Ended December 31,
	At September 30, 2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Unaudited)
Noninterest-bearing deposits	$447,427	0.36%	$759,607	0.60%	$684,761	0.55%
Interest-bearing deposits:
Time deposits	105,666,304	84.06	105,705,790	83.93	104,679,252	83.80
NOW and money market	4,533,508	3.61	4,637,116	3.68	4,489,967	3.59
Passbook	12,751,497	10.14	12,500,646	9.92	12,753,294	10.21
Brokered deposits	2,297,350	1.83	2,356,734	1.87	2,305,414	1.85

Total interest-bearing deposits	125,248,659	99.64	125,200,286	99.40	124,227,927	99.45

Total deposits	$125,696,086	100.00%	$125,959,893	100.00%	$124,912,688	100.00%

Balances in noninterest-bearing deposits increased by approximately $75,000, or 10.9%, from $685,000 at December 31, 2008 to $760,000 at December 31, 2009. Balances in noninterest-bearing deposits decreased by approximately $312,000, or 41.1%, from $760,000 at December 31, 2009 to $447,000 at September 30, 2010.

The following table indicates the amount of jumbo certificates of deposit with balances of $100,000 or greater by time remaining until maturity as of September 30, 2010, none of which are brokered deposits.

Maturity Period at September 30, 2010	Amount
(Unaudited)

Three months or less	$2,708,603
Over three through six months	7,010,311
Over six through twelve months	8,357,294
Over twelve months	12,105,967

Total	$30,182,175

The following table sets forth time deposits classified by rates at the dates indicated.

		At December 31,
	At September 30, 2010	2009	2008
	(Unaudited)

0.00 - 1.00%	$6,866,210	$1,263,930	$—
1.01 - 2.00	39,430,399	29,421,599	—
2.01 - 3.00	22,077,100	22,406,778	10,112,736
3.01 - 4.00	14,088,524	22,661,398	45,766,843
4.01 - 5.00	25,221,774	32,004,693	45,798,532
5.01 - 6.00	174,488	176,777	4,992,400

Total	$107,858,495	$107,935,175	$106,670,510

The following table sets forth the amount and maturities of time deposits at September 30, 2010 (unaudited).

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposits
0.00 - 1.00%	$6,861,804	$4,406	$—	$—	$6,866,210	6.37%
1.01 - 2.00	32,925,482	3,088,951	3,415,966	—	39,430,399	36.56
2.01 - 3.00	4,051,121	5,610,303	8,119,299	4,296,377	22,077,100	20.47
3.01 - 4.00	6,814,168	4,670,873	368,547	2,234,936	14,088,524	13.06
4.01 - 5.00	10,316,768	5,759,344	6,055,042	3,090,620	25,221,774	23.38
5.01 - 6.00	—	—	174,488	—	174,488	0.16

Total	$60,969,343	$19,133,877	$18,133,342	$9,621,933	$107,858,495	100.00%

The following table sets forth deposit activity for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Beginning balance	$125,959,893	$124,912,687	$124,912,687	$133,134,406
Increase (decrease) before interest credited	(2,020,569)	(1,079,168)	(2,126,343)	(12,794,308)
Interest credited	2,071,084	2,759,471	3,589,677	4,572,589
Internal deposit accounts	(314,322)	—	(416,128)	—
Net increase (decrease) in deposits	(263,807)	1,680,303	1,047,206	(8,221,719)

Ending balance	$125,696,086	$126,592,990	$125,959,893	$124,912,687

Borrowings. We use borrowings from the Federal Home Loan Bank of Atlanta to supplement our supply of funds for loans and investments and for interest rate risk management. The following table sets forth information regarding our Federal Home Loan Bank of Atlanta advances for the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Maximum amount of Federal Home Loan Bank advances outstanding at any month end during the period	$27,888,889	$28,305,556	$28,305,556	$28,750,000
Average Federal Home Loan Bank advances outstanding during the period	$23,333,333	$23,675,926	$23,493,056	$25,520,834
Weighted average interest rate during the period	3.82%	3.15%	3.17%	3.50%
Balance outstanding at end of period	$22,666,667	$23,000,000	$22,916,667	$28,416,667
Weighted average interest rate at end of period	3.91%	3.20%	3.20%	2.98%

Equity. Equity decreased by $546,000, or 3.2%, to $16.4 million at September 30, 2010 from $17.0 million at December 31, 2009 primarily as the result of a net loss of $572,000 for the nine months ended September 30, 2010. Equity increased by $517,000, or 3.1%, to $17.0 million at December 31, 2009 from $16.5 million at December 31, 2008 as the result of net income of $343,000 for the year ended December 31, 2009.

Results of Operations for the Nine Months Ended September 30, 2010 and 2009

Overview. We had a net loss of $572,000 for the nine months ended September 30, 2010, as compared to net income of $266,000 for the nine months ended September 30, 2009. The decrease in net income between the periods was primarily due to a provision for loan losses of $1.2 million during the nine months ended September 30, 2010, as compared to a $51,000 provision for the same period in 2009. The increased provision primarily was due to problems experienced during the nine months ended September 30, 2010 with respect to certain speculative construction loans. See “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.” Also contributing to the decline in net income during the nine months ended September 30, 2010 was an increase of $368,000, or 13.7%, in noninterest expenses.

Net Interest Income. Net interest income increased by $130,000, or 5.0%, from $2.6 million for the nine months ended September 30, 2009 to $2.7 million for the nine months ended September 30, 2010. The increase in net interest income is primarily attributable to a 17 basis point increase in our interest rate spread from 1.76% for the nine months ended September 30, 2009 to 1.93% for the nine months ended September 30, 2010, offset, in part, by a $9.6 million, or 7.5%, decrease in the average balance of loans receivable net. During the nine months ended September 30, 2010, we also were able to take advantage of decreasing market interest rates to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets.

Interest on loans receivable, net decreased by $655,000, or 11.60%, from $5.6 million for the nine months ended September 30, 2009 to $5.0 million for the nine months ended September 30, 2010, due to a $9.6 million, or 7.5%, decrease in the average balance of loans and a 26 basis point decrease in the average yield. The decrease in the average balance of loans reflected our decision to sell a greater portion of our fixed-rate one- to four-family loan originations during the year ended December 31, 2009 due to the low rates available on those loans. The decrease in the average yield on loans was attributable to a decrease in prevailing market interest rates during the year ended December 31, 2009.

Interest on investment securities available-for-sale increased by $18,000, or 3.0%, for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, as a $2.7 million, or 14.6%, increase in the average balance of investment securities available-for-sale more than offset a 44 basis point decrease in the average yield.

Interest on cash and cash equivalents remained low by historical standards during the nine months ended September 30, 2010 and 2009 due to the historically low prevailing market rates during those periods.

During the nine months ended September 30, 2010, we were able to reduce interest paid on deposits primarily as the result of time deposits being rolled over at lower rates in response to general declines in market interest rates and decreases in the cost of other deposits due to a decline in market rates. Interest on time deposits decreased by $742,000, or 26.1%, from $2.8 million for the nine months ended September 30, 2009, to $2.1 million for the nine months ended September 30, 2010, as a 89 basis point decrease in the average cost of time deposits more than offset a $1.5 million, or 1.43%, decrease in the average balance of time deposits. During the nine months ended September 30, 2010, we were able to take advantage of declining interest rates to reprice maturing certificates of deposit at lower rates. Interest on brokered deposits remained stable at $74,000 for the nine months ended September 30, 2010 and 2009, as both the average balance of, and average rate earned on, brokered deposits remained stable. Interest on NOW and money market accounts remained stable during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, as a 0% increase in the average balance was offset by a 2 basis point decrease in the average cost of NOW and money market accounts. Interest on passbook accounts decreased by $9,000, or 14.9%, from $61,000 for the nine months ended September 30, 2009 to $52,000 for the nine months ended September 30, 2010, due primarily to a 9 basis point decrease in the average rate paid on passbook accounts. The average balance of passbook accounts increased slightly during the nine months ended September 30, 2010, as compared to the same period in 2009.

Interest on other interest-bearing liabilities, which consist of Federal Home Loan Bank of Atlanta advances, decreased by 11,000, or 1.6%, during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, primarily due to a 9 basis point decrease in the average cost of other interest-bearing liabilities. At September 30, 2010, we had $22.7 million of Federal Home Loan Bank of Atlanta advances. See note 8 of notes to consolidated financial statements included in this prospectus for a schedule of the amounts, rates and maturities of our Federal Home Loan Bank of Atlanta advances.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances, and nonaccrual loans are included in average balances only. Amortization of net deferred loan fees are included in interest income on loans and are insignificant. No tax -equivalent adjustments were made. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	At September 30, 2010	Nine Months Ended September 30,
		2010			2009
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:	(Unaudited)

Cash and cash equivalents	0.05%	$19,333,035	$10,895	0.08%	$14,558,985	$9,702	0.09%
Loans receivable net	5.76	118,727,083	4,993,928	5.61	128,289,472	5,649,040	5.87
Investment securities available-for-sale (1)	6.30	20,971,368	622,092	3.96	18,299,094	604,163	4.40
	—	—	—	—	—	—	—

Other interest-earning assets	0.89	6,559,412	43,732	0.89	5,404,661	39,260	0.97

Total interest-earning assets	4.65	165,590,898	5,670,647	4.57	166,552,212	6,302,165	5.05

Noninterest-earning assets	—	2,702,425	—	—	1,762,034	—	—

Total assets	4.54	$168,293,323	5,670,647	4.49	$168,314,246	6,302,165	4.99

Liabilities and equity:
Time deposits	2.66	104,644,871	2,104,202	2.68	106,164,923	2,845,806	3.57
NOW and money market	0.26	4,762,107	8,951	0.25	4,377,627	8,861	0.27
Passbook	0.55	12,533,641	52,198	0.56	12,513,321	61,346	0.65
Brokered deposits	4.31	2,303,705	74,207	4.29	2,318,745	74,556	4.29
Other interest-bearing liabilities (Federal Home Loan Bank advances)	3.97	23,888,889	675,250	3.77	23,675,926	686,006	3.86

Total interest-bearing liabilities	2.63	148,133,213	2,914,808	2.62	149,050,542	3,676,575	3.29

Noninterest-bearing liabilities	—	3,361,277	—	—	2,411,329	—	—

Total liabilities	2.59	151,494,490	2,914,808	2.56	151,461,871	3,676,675	3.23

Total equity		16,798,833			16,852,375

Total liabilities and equity		$168,293,323			$168,314,246

Net interest income			$2,755,839			$2,625,590

Interest rate spread	1.95%			1.93%			1.76%

Net interest margin				2.22%			2.10%

Ratio of average interest-earning assets to average interest-bearing liabilities		111.79%			111.74%

(1)	Investment securities available-for-sale are presented at fair market value.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009
	Increase (Decrease Due To)
	Volume	Rate	Net
Assets:
Cash and cash equivalents	$4,572	$(3,379)	$1,193
Loans receivable, net	(414,132)	(240,980)	(655,112)
Investment securities	55,548	(37,619)	17,929
Other interest-earning assets	5,874	(1,402)	4,472

Total interest-earning assets	(348,138)	(283,380)	(631,518)

Liabilities:
Time deposits	(30,991)	(710,613)	(741,604)
NOW and money market	491	(401)	90
Passbook	84	(9,232)	(9,148)
Brokered deposits	(439)	90	(349)
Other interest-bearing liabilities	7,039	(17,795)	(10,756)

Total interest-bearing liabilities	(23,815)	(737,952)	(761,767)

Net change in interest income	$(324,323)	$454,572	$130,249

Provision for Loan Losses. We maintain an allowance at a level necessary to absorb management’s best estimate of probable loan losses in the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. In addition, the allowance considers the level of loans which management monitors as a result of inconsistent repayment patterns. Management has identified commercial real estate loans as an area for expected increased lending. Such loans carry a higher degree of credit risk than our historical single-family lending.

Our provision for loan losses was $1.2 million for the nine months ended September 30, 2010, compared to a provision of $51,000 for the nine months ended September 30, 2009. At September 30, 2010, the allowance for loan losses was $1.1 million, or 1.0% of the total loan portfolio, compared to $277,000, or 0.2% of the total loan portfolio, at December 31, 2009.

We have had minimal historical loss experience up until late 2009. Due to the worsening economic environment, however, management felt it prudent to increase the allowance for loan losses, and, therefore, the provision for loan losses, during the first half of 2009. Management continued to monitor the allowance for loan losses very closely, and determined no further increase was either necessary or justifiable during the second half of 2009 given our historical loss experience. As management has continued to monitor closely the level of the allowance for loan losses throughout 2010, and taking into consideration our historical loss experience and current economic conditions, we have further increased the allowance for loan losses and, therefore, the provision for loan losses, to reflect management’s most current assessment.

Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in our provision for loan losses.

Nonaccrual loans amounted to $2.3 million at September 30, 2010 and $1.0 million at December 31, 2009. Net loan charge-offs amounted to $337,000 during the nine months ended September 30, 2010, compared to $4,000 during the nine months ended September 30, 2009.

Although management utilizes its best judgment in providing for losses, there can be no assurance that they will not have to change its allowance for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

An analysis of the changes in the allowance for loan losses, nonperforming loans and classified loans is presented under “—Risk Management—Analysis of NonPerforming and Classified Assets” and “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. Total noninterest income decreased by $30,000, or 6.3%, from $471,000 for the nine months ended September 30, 2009 to $441,000 for the nine months ended September 30, 2010. The decrease primarily reflected a decrease of $128,000, or 64%, in gain on sale of loans in 2009, as we elected to sell most newly originated fixed-rate one- to four-family loans due to the low rate prevailing on such loans.

Noninterest Expenses. Total noninterest expenses increased by $368,000, or 13.7%, from $2.7 million for the nine months ended September 30, 2009 to $3.1 million for the nine months ended September 30, 2010. The increase primarily was attributable to increases of $172,000, or 11.5%, $39,000, or 8.7%, and $111,000, or 22.9%, in salaries and employee benefits, occupancy expenses and other general and administrative expenses, respectively, as a result of the opening of our new branch office in Hampstead, Maryland in September 2009.

Income Tax Expense. We had an income tax benefit of $449,000 during the nine months ended September 30, 2010, due to our incurring a net loss during that period. We had income tax expense of $95,000 during the nine months ended September 30, 2009, resulting in an effective tax rate of 34% for that period.

Results of Operations for the Years Ended December 31, 2009 and 2008

Overview. We had net income of $343,000 for the year ended December 31, 2009, as compared to net income of $8,000 for the year ended December 31, 2008. The increase in net income in 2009 was primarily due to a $330,000, or 10.5%, increase in net interest income, as we were able to increase our interest rate spread in a declining interest rate environment. Also contributing to the increase in net income was a $370,000, or 114.6%, increase in noninterest income, which was primarily due to a $196,000, or 701.3%, increase in gain on sale of loans and a $137,000, or 150.3%, increase in gain on sale of investments.

Net Interest Income. Our net interest income benefited from falling interest rates during the year ended December 31, 2009. Net interest income increased by $330,000, or 10.5%, from $3.4 million for the year ended December 31, 2008 to $3.1 million for the year ended December 31, 2009. The increase in net interest income is primarily attributable to a 46 basis point improvement in our interest rate spread, from 1.48% for the year ended December 31, 2008 to 1.74% for the year ended December 31, 2009, as we were able to take advantage of decreasing market interest rates during the year ended December 31, 2009, to reduce our cost of funds while limiting the decrease in yields earned on our other interest-earning assets. The improvement in our interest rate spread during the year ended December 31, 2009 was offset, in part, by a $1.8 million, or 1.1%, decrease in the average volume of interest-earning assets, due primarily to our decision to sell most newly originated fixed-rate one- to four-family loans due to the low rates prevailing on such loans in 2009.

Interest on loans receivable, net decreased by $442,000, or 5.7%, from $7.8 million for the year ended December 31, 2008 to $7.4 million for the year ended December 31, 2009, due to a $8.9 million, or 6.6%, decrease in the average balance of loans more than offset a 6 basis point increase in the average yield. The decrease in the average balance of loans reflected our decision to sell a greater portion of our fixed-rate one- to four-family loan originations during 2009 due to the low rates available on those loans. The increase in the average yield on loans occurred as we reinvested loan payments and repayments in higher yielding loans such as speculative construction loans.

Interest on investment securities available-for-sale increased by $45,000, or 5.7%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008, as a $3.4 million, or 21.1%, increase in the average balance of investment securities available-for-sale more than offset a 63 basis point decrease in the average yield. The increase in the average balance of investment securities available-for-sale reflected the proceeds from loan sales into U.S. government agency securities.

Interest on cash and cash equivalents decreased by $259,000, or 95.9%, from $270,000 for the year ended December 31, 2008 to $11,000 for the year ended December 31, 2009, as the yield on cash and cash equivalents fell from 2.20% for the year ended December 31, 2008 to .07% for the year ended December 31, 2009, reflecting the historically low market rates prevailing during 2009.

During the year ended December 31, 2009, we were able to reduce interest paid on deposits primarily as the result of time deposits being rolled over at lower rates in response to general declines in market interest rates and decreases in the cost of other deposits due to a decline in market rates. Interest on time deposits decreased by $989,000, or 21.1%, from $4.7 million for the year ended December 31, 2008, to $3.7 million for the year ended December 31, 2009, primarily due to an 87 basis point decrease in the average cost of time deposits and, to a lesser extent, a $1.3 million, or 1.2%, decrease in the average balance of time deposits. During the year ended December 31, 2009, we were able to take advantage of declining interest rates to reprice maturing certificates of deposit at lower rates. Interest on brokered deposits increased from $11,000 for the year ended December 31, 2008 to $100,000 for the year ended December 31, 2009, as we accepted brokered deposits in late 2008 as part of our efforts to lengthen the average term of our deposits, and brokered deposits were available at that time at favorable rates. Interest on NOW and money market accounts decreased by $25,000, or 67.6%, from $37,000 during for the year ended December 31, 2008 to $12,000 for the year ended December 31, 2009, as a 63 basis point decrease in the average cost of NOW and money market accounts more than offset a $324,000, or 8.0%, increase in the average balance of NOW and money market accounts. Interest on passbook accounts decreased by $113,000, or 59.2%, from $191,000 for the year ended December 31, 2008 to $78,000 for the year ended December 31, 2009, due primarily to a 78 basis point decrease in the average rate paid on passbook accounts. The average balance of passbook accounts decreased by $1.2 million, or 8.8%, during the year ended December 31, 2009, as compared to the prior year.

Interest on other interest-bearing liabilities, which consist of Federal Home Loan Bank advances, decreased by $13,000, or 1.4%, during the year ended December 31, 2009 as compared to the year ended December 31, 2008, as a $2.0 million decrease in the average balance of other interest-bearing liabilities more than offset a 26 basis point increase in the average cost of other interest-bearing liabilities . The increase in the average cost of other interest-bearing liabilities occurred as we elected to roll over maturing short-term, low cost advances for longer terms at higher rates.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using monthly balances, and nonaccrual loans are included in average balances only. Amortization of net deferred loan fees are included in interest income on loans and are insignificant. No tax -equivalent adjustments were made. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2009			2008
Assets:	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Cash and cash equivalents	$15,009,423	$10,953	0.07%	$12,254,289	$270,099	2.20%
Loans receivable net	126,464,432	7,372,112	5.83	135,357,320	7,814,228	5.77
Investment securities available-for-sale (1)	19,614,289	838,433	4.27	16,201,821	793,512	4.90
Other interest-earning assets	5,479,978	50,334	0.92	4,565,861	115,207	2.52

Total interest-earning assets	166,568,122	8,271,832	4.97	168,379,291	8,993,046	5.34

Noninterest-earning assets	1,594,639	—	—	1,445,142	—	—

Total assets	168,162,761	8,271,832	4.92	169,824,433	8,993,046	5.30

Liabilities and equity:
Time deposits	106,410,704	3,700,750	3.48	107,739,063	4,689,258	4.35
NOW and money market	4,382,658	11,731	0.27	4,058,549	36,719	0.90
Passbook	12,492,264	78,193	0.63	13,696,503	191,247	1.40
Brokered deposits	2,324,574	100,001	4.30	383,841	11,352	2.96
Other interest-bearing liabilities (Federal Home Loan Bank advances)	23,493,056	914,690	3.89	25,520,834	927,601	3.63

Total interest-bearing liabilities	149,103,256	4,805,365	3.22	151,398,790	5,856,177	3.87

Noninterest-bearing liabilities	2,168,808	—	—	1,931,859	—	—

Total liabilities	151,272,064	4,805,365	3.18	153,330,649	5,856,177	3.82

Total equity	16,890,697			16,493,784

Total liabilities and equity	$168,162,761			$169,824,433

Net interest income		$3,466,467			$3,136,869

Interest rate spread			1.74%			1.48%

Net interest margin			2.08%			1.86%

Ratio of average interest-earning assets to average interest-bearing liabilities			111.71%			111.22%

(1)	Investment securities available-for-sale are presented at fair market value.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
	Increase (Decrease) Due To
	Volume	Rate	Net

Assets:
Cash and cash equivalents	$(261,499)	$2,353	$(259,146)
Investment securities	(122,210)	167,131	44,921
Loans receivable, net	76,286	(518,402)	(442,116)
Other interest-earning assets	(80,599)	15,726	(64,873)

Total interest-earning assets	(388,023)	(333,192)	(721,215)

Liabilities:
Time deposits	(967,404)	(21,116)	(988,520)
NOW and money market	(29,016)	4,029	(24,987)
Passbook	(99,915)	(13,138)	(113,053)
Brokered deposits	32,480	56,170	88,650
Other interest-bearing liabilities	63,186	(76,088)	(12,902)

Total interest-bearing liabilities	(1,000,669)	(50,143)	(1,050,812)

Change in net interest income	$612,646	$(283,049)	$329,597

Provision for Loan Losses. We maintain an allowance at a level necessary to absorb management’s best estimate of probable loan losses in the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. In addition, the allowance considers the level of loans which management monitors as a result of inconsistent repayment patterns. Management has identified commercial real estate loans as an area for expected increased lending. Such loans carry a higher degree of credit risk than our historical single-family lending.

Our provision for loan losses increased from $5,000 for the year ended December 31, 2008 to $51,000 for the year ended December 31, 2009. At December 31, 2009, the allowance for loan losses was $277,000, or 0.2% of the total loan portfolio, compared to $272,000, or 0.2% of the total loan portfolio, at December 31, 2008.

Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in our provision for loan losses.

Nonaccrual loans amounted to $1,033,000 and $187,000 at December 31, 2009 and 2008, respectively. Net loan charge-offs amounted to $46,000 during the year ended December 31, 2009, compared to $0 during the year ended December 31, 2008.

Although management utilizes its best judgment in providing for losses, there can be no assurance that they will not have to change its allowance for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

An analysis of the changes in the allowance for loan losses, nonperforming loans and classified loans is presented under “—Risk Management—Analysis of Nonperforming and Classified Assets” and “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income. Total noninterest income increased by $370,000, or 114.6%, from $323,000 for the year ended December 31, 2008 to $693,000 for the year ended December 31, 2009. The increase primarily reflected an increase of $196,000, or 801.3%, in gain on sale of loans in 2009, as we elected to sell most newly originated fixed-rate one- to four-family loans due to low rates prevailing on such loans. The increase also reflected an increase of $137,000, or 150%, in gain on sale of investments, as we sold various securities to lock in gains, including mortgage-backed securities on which we anticipated prepayments in a declining interest rate environment. Also contributing to the increase in noninterest income was a $45,000, or 37%, increase in income on bank-owned life insurance.

Noninterest Expenses. Total noninterest expenses increased by $47,000, or 1.3%. The increase in noninterest expenses included increases of $125,000, or 7%, $31,000, or 5%, and $192,000, or 40%, in salaries and employee benefits, occupancy expenses and other general and administrative expenses, respectively, as a result of the opening of our new branch office in Hampstead, Maryland in September 2009. Partly offsetting these increases was the absence in 2009 of a $299,000 expense we incurred in 2008 related to the termination of our pension plan.

Income Tax Expense. We recorded an income tax benefit of $153,000 during the year ended December 31, 2008 as a result of our incurring a $145,000 loss before provision (benefit) for income taxes for 2008. The tax benefit for the year ended December 31, 2008 was primarily the result of nontaxable income generated by Fraternity Federal Savings and Loan Association’s investment in bank-owned life insurance. We had income tax expense of $119,000 for the year ended December 31, 2009, resulting in an effective tax rate of 25.7% for that year.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or income.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We do not offer, and have not offered, sub-prime or no-documentation mortgage loans and have made only a limited amount of Alt A mortgage loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 day past due, a late notice is sent to the borrower. When the loan becomes 30 days past due, a more formal letter is sent. Between 15 and 30 days past due, telephone calls are also made to the borrower. After 30 days, we regard the borrower in default. Between 30 and 45 days delinquent, the borrower may be sent a letter from our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent, at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against interest income. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance. In addition, we consider certain nonagency mortgage-backed securities as nonperforming due to ratings downgrades and cash flow concerns.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At September 30, 2010	At December 31,
		2009	2008
Nonperforming loans:
Real estate loans:
One-to four-family	$572,124	$340,551	$—
Lines of credit	—	59,499	—
Commercial	—	—	—
Residential construction	1,241,568	632,549	—
Land	495,000	—	—
Commercial	—	—	—
Consumer	—	—	—

Total	$2,308,692	$1,032,601	$—

Accruing loans past due 90 days or more:
Real estate loans:
One-to four-family	—	706,000	—
Lines of credit	—	—	—
Commercial	—	—	—
Residential construction	—	—	—
Land	—	—	—
Commercial	—	—	—
Consumer	—	—	—

Total	$—	$706,000	$—

Total of nonperforming loans and accruing loans 90 days or more past due	$2,308,692	$1,738,601	$—
Assets acquired through foreclosure	871,047	—	—

Total nonperforming assets	$3,179,739	$1,738,601	$—

Troubled debt restructurings	$1,553,781	$—	$—

Troubled debt restructurings and total nonperforming assets	$4,733,523	$—	$—

Total of nonperforming loans and accruing loans past due 90 days or more to total loans	2.00%	1.44%	—%

Total nonperforming loans to total assets	1.39%	0.62%	—%

Total nonperforming assets to total assets	1.91%	1.04%	—%

At September 30, 2010, nonaccrual one- to four-family loans consisted of a $542,000 loan secured by an owner-occupied property, a $22,000 loan secured by an owner-occupied property that was subsequently foreclosed on and sold at no loss, and two loans totaling $8,000 originated under The Healthy Neighborhood Program. At September 30, 2010, nonaccrual residential construction loans consisted of one speculative construction loan. We also had one nonaccrual land loan totaling $495,000. The increase in nonperforming loans at September 30, 2010 as compared to December 31, 2009 is primarily the result of a $1.2 million speculative construction loan becoming nonperforming.

For further information on our methodology for establishing specific valuation allowances, see “—Analysis and Determination of the Allowance for Loan Losses — Specific Valuation Allowance.”

We occasionally modify loans to extend the term or make other concessions to help borrowers stay current on their loan and to avoid foreclosure. We do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At September 30, 2010 and December 31, 2009 and 2008, we had $1,553,781, $0 and $0, respectively, in modified loans, which are also referred to as troubled debt restructurings. At

September 30, 2010, troubled debt restructured loans included one speculative construction loan with an outstanding balance of $578,000 and three owner-occupied one-to four-family loans aggregating $976,000.

With respect to our speculative construction loan classified as a troubled debt restructured loan with an outstanding balance of $578,000 at September 30, 2010, the borrower has never missed a payment. The only modification to this loan is that the term has been extended three times to allow additional time for the borrower to sell the property. No principal or interest was forgiven, and no change in the interest rate was made. At one extension, we noted deterioration in the borrower’s financial condition and, therefore, classified the loan as a troubled debt restructuring. Our latest evaluation of the borrower’s financial condition shows significant improvement. This loan has never been nonaccrual. The interest for the nine months ended September 30, 2010 on this loan was $28,186, all of which was recognized as income.

Our three owner-occupied one- to four-family troubled debt restructured loans had outstanding balances of $270,000, $265,000 and $442,000 at September 30, 2010. The borrower on the loan with an outstanding balance of $270,000 was having temporary financial difficulty, and we agreed to modify the loan to allow the borrower to make interest only payments for a period of seven months. No principal or interest was forgiven and no change in the interest rate was made. At the end of this period, the loan will be re-amortized to pay off the loan by the original maturity date. This loan has never been nonaccrual. The interest for the nine months ended September 30, 2010 on this loan was $12,513, all of which was recognized as income. The borrower has complied with the temporary payment as agreed.

The borrower on the $265,000 loan was having temporary financial difficulty, and we agreed to modify the loan by allowing a temporary payment plan. The borrower complied with the temporary payment plan. At the conclusion of the temporary payment plan, we agreed to defer the payment of the then accrued interest of $4,000 until the loan was paid off. No principal or interest was forgiven and no change in the interest rate was made. This loan was never in nonaccrual status during 2010. The interest for the nine months ended September 30, 2010 on this loan was $15,171, all of which was recognized as income.

The borrower on the $442,000 loan was having temporary financial difficulty, and we agreed to modify the loan by allowing a temporary payment plan. The borrower complied with the temporary payment arrangement. At the conclusion of the temporary payment plan, we agreed to defer the payment of the then accrued interest of $16,000 until the loan was paid off. No principal or interest was forgiven and no change in the interest rate was made. This loan was never in nonaccrual status during 2010. The interest for the nine months ended September 30, 2010 on this loan was $31,440, all of which was recognized as income.

If a loan is in nonaccrual status at the time we restructure it and classify the restructure as a troubled debt restructuring, it is our policy to maintain the loan as nonaccrual until we receive six payments under the restructured terms, unless, we have adequate collateral valuations or other analyses to support maintaining the loan on accrual status.

All of the above loans were classified as impaired and measured for loss in accordance with Accounting Standards Codification 310-10-35. The speculative construction loan was measured using the fair value of collateral less disposition costs method, and the other three loans were measured using the present value of discounted cash flows method. The discount rate used was the original note rate, which in each of these instances is equal to the modified terms rate. The other significant assumptions used in our discounted cash flow model to determine the fair value of the loans were the schedule of cash flows produced under the modified terms. It should be noted that in all cases, we did not forgive principal or interest or reduce the interest rate from the original note rate.

Interest income that would have been recorded for the nine months ended September 30, 2010 and the year ended December 31, 2009 had nonaccrual loans been current according to their original terms, amounted to approximately $214,000 and $40,000, respectively. Interest income of $0 and $0 related to nonaccrual loans was included in interest income for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

At September 30, 2010, we had $871,000 of real estate owned.

Classified Assets. Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets; substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention. When we classify an asset as substandard or doubtful we may establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified and criticized assets at the dates indicated.

	At September 30, 2010	At December 31,
		2009	2008
	(Unaudited)
Special mention assets	$1,089,567	$8,862,000	$—
Substandard assets	4,170,332	2,624,000	174,000
Doubtful assets	—	81,000	187,000

Total classified and criticized assets	$5,259,899	$11,567,000	$361,000

Classified and criticized assets include loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore are not included as nonperforming assets. Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms. Also included in classified and criticized assets are delinquent ground rents and certain nonagency mortgage-backed securities that have experienced rating downgrades or cash flow deficiencies.

The decrease in classified assets for the nine months ended September 30, 2010 was due to $2.5 million of classified assets as of December 31, 2009 paying off during the period, $2.8 million being brought current, $1.2 million being reclassified from speculative construction loan to an owner-occupied loan, $1 million transferred to other real estate owned, and $100,000 of charge-offs. These improvements were offset, in part, as $1.4 million of loans that were not previously classified at December 31, 2009 were classified as of September 30, 2010. These newly classified loans included eight one- to four-family investment properties totaling $400,000, one land loan for $495,000 and one owner-occupied one- to four-family real estate loan for $542,000. Further, a $1.7 million residential construction loan that had been classified as special mention at December 31, 2009 was repaid during the nine months ended September 30, 2010. Of the $4.1 million of substandard assets at September 30, 2010, $2.3 million were nonaccrual loans. See “— Analysis of Nonperforming and Classified Assets.”

Special mention assets increased from $0 at December 31, 2008 to $8.9 million at December 31, 2009. The increase occurred as a result of our decision in 2009 to adopt a policy of classifying all speculative construction loans as special mention assets.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

					At December 31,
	At September 30, 2010				2009				2008
	30 – 89 Days		90 Days or More		30 – 89 Days		90 Days or More		30 – 89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
Real estate loans:
One-to four-family	17	$1,005,417	4	$572,125	15	$2,450,000	6	$1,046,551	4	$174,247	—	$—
Lines of credit	3	504,917	—	—	2	55,000	1	59,499	—	—	—	—
Commercial	—	—	—	—	—	—	—	—	—	—	—	—
Residential construction	—	—	1	1,241,568	—	—	1	632,549	—	—	—	—
Land	—	—	1	495,000	—	—	—	—	—	—	—	—
Consumer	1	196	—	—	1	$1,000	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—	—	—	—	—	—

Total	21	$1,510,530	6	$2,308,692	18	$2,506,000	8	$1,738,601	4	$174,247	—	$—

Analysis and Determination of the Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis, and any adjustments must be approved quarterly by the Board. When additional allowances are necessary, a provision for loan losses is charged to earnings. Our methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the board of directors. The board of directors also reviews the allowance for loan losses established on a quarterly basis.

General Valuation Allowance. We establish a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of our loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on our average annual rate of net charge offs experienced over the previous four quarters on each segment of the portfolio and is adjusted for current qualitative factors. If historical loss data is not available for a segment, the estimates used will be based on various components such as industry averages. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) one- to four-family first mortgage real estate loans; (ii) one- to four-family second mortgage real estate loans; (iii) one- to four-family home equity lines of credit; (iv) commercial loans; (v) speculative construction loans; (vi) other construction loans; (vii) land loans; and (viii) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) trends of delinquent and nonaccrual loans; (ii) economic factors; (iii) concentrations of credit; (iv) changes in the nature and volume of the loan portfolio; and (v) changes in lending staff and loan policies. We do not record allowances for impaired loans in our general allowance; however, the balances of impaired loans are included in the other categories of our allowance for loan losses if there was no loss on the impaired loan when measured individually.

Specific Valuation Allowance. All adversely classified loans meeting the following loan balance thresholds are individually reviewed: (i) speculative construction loans; (ii) commercial loans greater than $500,000; (iii) land loans greater than $500,000; (iv) all other loans greater than $1.5 million; and (v) any other nonperforming loans. Any portion of the recorded investment in excess of the fair value of the collateral less the disposition costs is charged off against the allowance for loan losses. It has been our policy to not maintain specific reserves against impaired loans. Impaired loans are measured for loss using the fair value of collateral less disposition costs method for collateral dependent loans, and the present value of discounted cash flows method for other loans. It has been our policy to directly charge off any loss determined on impaired loans using these methods, and we do not foresee maintaining specific reserves for these loans.

We charge off 100% of the assets or portions thereof classified as loss. The amount of the loss will be the excess of the recorded investment in the loan over the fair value of collateral less disposition costs estimated on the date that a probable loss is identified. Management obtains updated appraisals with respect to loans secured by real estate.

All other adversely classified loans as well as special mention and watch loans are reviewed monthly. Our historical loss experience in each category of loans is utilized in determining the allowance for that group. The determined loss factor in each loan category may be adjusted for qualitative factors as determined by management.

Unallocated Valuation Allowance. Our allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

				At December 31,
	At September 30, 2010			2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One-to four-family	$177,070	16.03%	75.93%	$91,335	33.02%	73.71%	$110,461	40.59%	78.93%
Lines of credit	450,258	40.77	11.57	132,257	47.81	10.16	96,179	35.34	9.55
Commercial	79,735	7.22	3.42	20,986	7.59	3.46	1,776	0.65	2.61
Residential construction	300,043	27.17	6.09	18,795	6.79	8.61	60,006	22.05	5.61
Land	79,458	7.19	2.93	7,879	2.85	3.25	—	—	2.57
Consumer	1,546	0.14	0.04	1,166	0.42	0.78	—	—	0.71
Commercial	—	—	0.02	—	—	0.02	—	—	0.02
Unallocated	16,390	1.48	—	4,203	1.52	—	3,699	1.36	—

Total	$1,104,500	100.00%	100.00%	$276,621	100.00%	100.00%	$272,121	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Allowance for loan losses at beginning of period	$276,621	$272,121	$272,121	$267,121
Charge-offs:
Real estate loans:
One-to four-family	6,785	—	—	—
Lines of credit	207,125	—	42,500	—
Commercial	—	—	—	—
Residential construction	112,500	—	—	—
Land	11,250	—	—	—
Commercial	—	—	—	—
Consumer	—	3,960	3,960	—

Total charge-offs	337,660	3,960	46,460	—

Recoveries	1,200	—	—	—

Net charge-offs	336,460	3,960	46,460	—
Provision for loan losses	1,164,339	50,960	50,960	5,000

Allowance at end of period	$1,104,500	$319,121	$276,621	$272,121
Allowance for loan losses to total loans at the end of the period	0.96%	0.26%	0.23%	0.20%

Net charge-offs to average loans outstanding during the period	0.28%	—%	0.04%	—%

Loans are considered impaired when, based on available information, it is probable that we will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal and interest payments are past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate, consumer installment loans, and commercial leases, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay“ in payment (usually 90 days or less), provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, we measure impairment on such loans by reference to the fair value of the collateral. Fair value of the collateral is generally determined using third party appraisals that are reviewed by management for propriety and reasonableness. Third party appraisals are conducted at least annually. Additionally, internal evaluations of collateral value are conducted quarterly to ensure any further deterioration of the collateral value is recognized on a timely basis. Once a loss is determined to have occurred, the loan is charged down to the fair value of the collateral, net of any disposal costs, or net realizable value. Income on impaired loans is recognized in a manner similar to the method followed on nonaccrual loans.

We have classified as impaired, loans that are 90 days or more delinquent, or a troubled debt restructuring. The amount of impaired loans of $822,747 as of December 31, 2009 was comprised of three loans that were all 90 days or more delinquent. All three loans were evaluated for loss using the fair value of collateral less disposition cost method, and it was determined that no loss should be recognized at that time. The amount of impaired loans of $3,862,474 as of September 30, 2010 was comprised of ten loans. Three loans were small balance loans totaling $30,193 on residential owner-occupied properties. One loan was for $495,000 on a speculative building lot. This loan amount reflects the loan having been written down by $11,250 based on an updated appraisal and estimated disposition costs. Two loans totaling $1,819,218 were speculative construction loans, both of which were evaluated for loss using updated appraisals and expected disposition costs. One of these loans was written down by $42,500 based on those evaluations. One of these speculative construction loans for $577,650 was classified as a troubled debt restructuring. Three of the remaining loans also were classified as troubled debt restructurings. All three of these loans were measured for loss using the present value of discounted cash flows method. Using this method, we determined there was no loss on any of these three loans. The remaining loan was a $541,932 loan on a residential owner-occupied property. The loan is insured by a private mortgage insurer. This loan was measured for loss using the fair value of collateral method less disposition costs. It was determined there was no loss on this loan under this method after applying the funds to be received from the private mortgage insurer.

We measure an impaired loan for loss in the following ways:

•

Collateral dependent loans are measured for loss at the point the loan becomes 60 or more days delinquent or at maturity if an extension is requested. We obtain a third party appraisal to determine the fair market value of the collateral. We measure these loans for loss by using the fair value of collateral less disposition costs method and if any loss is determined it is charged off directly. Subsequently, these loans are re-evaluated at least annually by obtaining an updated third party appraisal to determine if there should be any further loss recognition.

•

Non-collateral dependent loans are measured for loss at the point the loan becomes 90 to 120 days delinquent. If there are no work-out arrangements, we will treat the loan as a collateral dependent loan and measure for loss as stated above. If there is a work-out arrangement, the loan will be measured for loss using the present value of discounted cash flows method. If any loss is determined, it is our policy to charge off this loss directly. As long as the borrower performs under the terms of the work-out arrangement, no further measurement for loss is performed. If the borrower would fail to perform under the work-out arrangement, we will treat the loan as a collateral dependent loan and measure for loss as stated above.

With respect to the $495,000 loan, the two loans totaling $1,819,218 and the $541,932 loans described above, we utilized appraisals to determine the fair market value of the real estate collateral securing such loans. All appraisals of the real estate collateral securing those loans were performed by third parties during early to mid June 2010.

It is our policy to receive an updated appraisal on at least an annual basis on our collateral dependent impaired loans. If we have evidence that causes us to believe that additional deterioration exists, we will require an updated appraisal. Given the cost of more frequent updates and our local knowledge of the market areas we are lending in, we believe this to be prudent. As part of our analysis, we look at recent market activity and economic conditions. In the case of a development we are involved in, we obtain recent sales data and use this as part of our overall analysis.

We have not experienced any significant time lapses between the time a third party appraisal is ordered and the time it is received and used to evaluate if any loss has been incurred and subsequently recognized, if applicable. We have not charged off an amount different from what was determined after evaluating a collateral dependent loan for loss using the fair value of collateral less disposition costs method.

During the nine months ended September 30, 2010, we had charge-offs totaling $337,000. Of this amount, $207,000 related to three home equity lines of credit, and $113,000 was attributable to two speculative construction loans. The increase in the allowance for loan losses at September 30, 2010 as compared to December 31, 2009 is primarily the result of speculative construction loans relating to luxury homes.

For the nine months ended September 30, 2010, charge-offs included $59,500, which was the remaining loan balance on a loan to a nonprofit for the acquisition and intended rehabilitation of several residential properties in a low income neighborhood in Baltimore City. The nonprofit filed for bankruptcy, and we foreclosed on the property with no bidders. We decided to walk away from the properties and write off the balance of the loan. In addition, $112,500 was charged off relating to two speculative construction loans after receiving updated appraisals and reducing the appraised value by expected disposition costs. Another $11,250 was charged off relating to a speculative lot loan as to which we received an updated appraisal and reduced the appraised value by expected disposition costs. We made $147,625 of additional charge-offs related to two residential home equity loans where the value of the properties exceeded the combined first and second loan balances and the borrowers filed for bankruptcy. The remaining $6,785 of charge-offs related to a residential loan participation in which we participated by purchasing a percentage of residential loans through a consortium of local lenders for the purchase and/or rehabilitation of residential properties in low to moderate income neighborhoods.

The amount of charge-offs during the nine months ending September 30, 2010 exceeded the beginning balance of the allowance for loan loss primarily due to the fact we have had virtually no historical experience of loan losses until recently. In 2010 we have experienced some loan losses and are recognizing these losses as incurred.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes adjusting our loan mix by adding more loans with variable rates and adjusting our investment portfolio mix and duration. Specifically, over the past several years we have sought to shorten the average term of our loan portfolio by emphasizing the origination of one- to four-family fixed-rate loans with ten year terms. In addition, at September 30, 2010, we had $13.5 million of home equity lines of credit, all of which reprice monthly. We also had $27.4 million of cash and cash equivalents that reprice in the very near term. With respect to liabilities, we have had some success in the current low interest rate environment in increasing our longer-term certificates of deposit, as our customers have been willing to purchase longer-term certificates of deposit in exchange for increased yield, while, conversely, decreasing our short-term certificates of deposit.

We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

During the year ended December 31, 2007, we sold $9.5 million of low yielding loans in order to reduce our interest rate risk profile and to enhance future earnings through the reinvestment of the proceeds from such loan sales into higher yielding assets. The loans sold were long-term, fixed-rate, one- to four-family mortgage loans with an average yield of 4.8%. Initially, we reinvested the proceeds from this sale into interest-bearing deposits in other banks, and eventually we seek to reinvest the proceeds into jumbo one- to four-family mortgage loans, which generally carry higher yields than our conforming one- to four-family mortgage loans. The effect of this transaction was to shorten the average maturity of our interest-earning assets, thereby reducing our interest rate risk.

We have an Asset/Liability Management Committee, which includes members of management selected by the board of directors and one non-management director, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

Net Portfolio Value Analysis. We currently use the net portfolio value analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by capturing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items, based on a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. In addition to the net portfolio value analysis prepared by the Office of Thrift Supervision, we utilize other interest rate risk software to help us manage interest rate risk.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at September 30, 2010 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Estimated Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point Change in Rates	Amount	Change	% Change	NPV Ratio	Basis Point Change
300	$16,120	$(1,790)	(10)%	9.69%	(62	)bp
200	17,802	(108)	(1)	10.49	19
100	18,541	631	4	10.77	46
0	17,910	—	—	10.30	—
(100)	17,225	(685)	(4)	9.88	(42)

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds available to meet short-term liquidity needs consist of deposit inflows, loan repayments and maturities and sales of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets available to meet short-term liquidity needs based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of our asset/liability management policy. We do not have long-term debt or other financial obligations that would create long-term liquidity concerns.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on our operating, financing, lending and investing activities during any given period. At September 30, 2010, cash and cash equivalents totaled $27.4 million. Securities classified as available-for-sale, amounting to $13.1 million at September 30, 2010, provides an additional sources of liquidity. In addition, at September 30, 2010, we had the ability to borrow a total of approximately $50.2 million from the Federal Home Loan Bank of Atlanta. At

September 30, 2010, we had $22.7 million in Federal Home Loan Bank advances outstanding. For additional liquidity, if needed, we have a $3 million line of credit with another bank, on which we had no outstanding balance at September 30, 2010.

During the year ended December 31, 2009 we sold one of our securities that was classified as held-to-maturity. The decision to sell this security was based on the specifics of that security and was not made as a result of liquidity concerns. As a result of the sale, the remainder of the held-to-maturity portfolio was considered tainted and transferred to the available-for-sale portfolio in accordance with accounting rules.

At September 30, 2010 we had $3.5 million in commitments to extend credit outstanding. Certificates of deposit due within one year of September 30, 2010 totaled $61 million, or 58% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressures. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2011. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2009.

	As of December 31, 2009
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years

Operating lease obligations	$805,836	$232,831	$302,760	$270,245	$—
Federal Home Loan Bank advances and other borrowings	22,916,667	336,000	7,580,667	—	$15,000,000

Total	$23,722,503	$568,831	$7,883,427	$270,245	$15,000,000

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activity is activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and product offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Financing and Investing Activities

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2010, we exceeded all of our regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 13 of the notes to consolidated financial statements included in this prospectus.

The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit. For information about our loan commitments, unused lines of credit and letters of credit, see note 11 of the notes to consolidated financial statements.

For the nine months ended September 30, 2010 and the year ended December 31, 2009, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

Accounting Standards Codification. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, ASC became FASB’s officially recognized source of authoritative United States (“U.S.”) generally accepted accounting principles (“GAAP”) applicable to all public and non-public, non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the United States Securities and Exchange Commission under the authority of federal securities laws are also sources of authoritative GAAP for Securities and Exchange Commission registrants. All other accounting literature is considered non-authoritative. The switch to ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Accounting Standards Updates (“ASU”) No. 2009-16, “Transfers and Servicing (Topic- 860) – Accounting for Transfers of Financial Assets” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvement with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 became effective on January 1, 2010 and did not have a significant impact on our consolidated results of operations or financial position.

ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” amends prior guidance to change how a company determines when an entity that is sufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASU 2009-17 requires additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. As further discussed below, ASU No. 2010-10, “Consolidations (Topic 810),” deferred the effective date of ASU 2009-17 for a reporting entity’s interests in investment companies. The provisions of ASU 2009-17 became effective on January 1, 2010 and they did not have a material impact on our consolidated results of operations or financial position.

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures About Fair Value Measurements” requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between the levels of the fair value hierarchy are recognized, and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) companies should provide fair value measurement disclosures for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position, and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. ASU No. 2010-06 requires the disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective on January 1, 2010. The adoption of ASU No. 2010-06 did not have a material impact on our consolidated results of operations or financial position.

ASU No. 2010-10, “Consolidations (Topic 810) – Amendments for Certain Investment Funds” defers the effective date of the amendments to the consolidation requirements made by ASU 2009-17 to a company’s interest in an entity (i) that has all of the attributes of an investment company, as specified under ASC Topic 946, “Financial Services-Investment Companies,” or (ii) for which it is industry practice to apply measurement principles of financial reporting that are consistent with those in ASC Topic 946. As a result of the deferral, companies are not required to apply the ASU 2009-17 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for the deferral. ASU 2010-10 also clarifies that any interest held by a related party should be treated as though it is an entity’s own interest when evaluating the criteria for determining whether such interest represents a variable interest. ASU 2010-10 also clarifies that companies should not use a quantitative calculation as the sole basis for evaluating whether a decision maker’s or service provider’s fee is variable interest. The provisions of ASU 2010-10 became effective as of January 1, 2010 and did not have a material impact on our consolidated results of operations or financial position.

ASU No. 2010-11, “Derivatives and Hedging (Topic 815) – Scope Exception Related to Embedded Credit Derivatives” clarifies that the only form of an embedded credit derivative that is exempt from the embedded derivative bifurcation requirement are those that relate to the subordination of one financial instrument to another. Entities that have contracts containing an embedded credit derivative feature in a form other than subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 became effective on July 1, 2010. We do not anticipate that it will have a material impact on our consolidated results of operations or financial position.

In April 2010, the FASB issued ASU 2010-18, “Receivables (Subtopic 310) – Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset.” This guidance addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon modification that would constitute a troubled debt restructuring or remain in the pool after modification. The guidance also clarifies that modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows for the pool change. The amendments in this update do not require any additional disclosures and are effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. This guidance is not expected to have a significant impact on our consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Receivables (Subtopic 310) – Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The main objective of ASU 2010-20 is to provide financial statement users greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. Existing disclosure guidance was amended to require an entity to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In addition, the amendments in ASU 2010-20 require an entity to disclose credit quality indicators, past due information, and modifications of its financing receivables. These improvements will help financial statement users assess an entity’s credit risk exposures and its allowance for credit losses. ASU 2010-20 is effective for interim or annual periods ending on or after December 31, 2010. Since ASU 2010-20 only requires enhanced disclosures, management does not expect the adoption of this statement to have a material impact on our consolidated financial statements or results of operations.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial positions and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The board of directors of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association are each comprised of five persons who are elected for terms of three years, approximately one-third of whom are elected annually. The same individuals comprise the boards of directors of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.

Three of our five directors are independent under the current listing standards of the Nasdaq Stock Market. The two directors who are not independent under such standards are Thomas K. Sterner, who serves as Chairman, Chief Executive Officer and Chief Financial Officer of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association, and Richard C. Schultze, who serves as President and Chief Operating Officer of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.

Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2010. The starting year of service as a director relates to service on the board of directors of Fraternity Federal Savings and Loan Association.

The following directors have terms ending in 2011:

Michael P. O’Shea has been the President and Chief Executive Officer of O’Shea Lumber Company since 1971. Director since 2002. Age 67.

Mr. O’Shea provides the Board with significant management, strategic and operational knowledge through his experience as President and Chief Executive Officer of O’Shea Lumber Company. In addition, Mr. O’Shea provides the Board of Directors with valuable insight regarding Fraternity Federal Savings and Loan Association’s market area through his experience as President and Chief Executive Officer of O’Shea Lumber Company over the past 39 years.

Richard C. Schultze has served with Fraternity Federal Savings and Loan Association since 1990 and has been our President and Chief Operating Officer since 1993. Director since 1993. Age 56.

Through his affiliation with Fraternity Federal Savings and Loan Association for over 20 years and with over 32 years in the banking industry, Mr. Schultze brings in-depth knowledge and understanding of the banking business and our history, operations and customer base. In addition, Mr. Schultze has been a resident of Fraternity Federal Savings and Loan Association’s market area for many years and is an active member of the community. Mr. Schultze’s active involvement in the community has helped him establish a network of contacts that greatly assists us in our marketing efforts.

The following directors have terms ending in 2012:

William D. Norton is the co-founder of and has served as an Executive Vice President of Red Bag Solutions since March 2002. In addition to co-founding Red Bag Solutions, Mr. Norton has been a Managing Member of Waste Processing Solutions Service Co. since May 2010. Director since 2003. Age 63.

Mr. Norton has lived in Fraternity Federal Savings and Loan Association’s market area for many years and has developed extensive ties to the market area. Additionally, Mr. Norton’s management experience as a small business owner of two other companies in the local area have provided him with leadership experience and expertise that is valuable to the board of directors.

Thomas K. Sterner has served with Fraternity Federal Savings and Loan Association since January 1988 and has been our Chairman of the Board and Chief Executive Officer since 1993. He also serves as our Chief Financial Officer. Director since 1993. Age 51.

Mr. Sterner’s over 31 years of banking experience, including 22 years with Fraternity Federal Savings and Loan Association, have provided him with strong leadership and managerial skills, as well as a deep understanding of the financial industry. In addition, Mr. Sterner’s knowledge of all aspects of our business and its history, combined with his success and strategic vision, position him well to serve as our Chairman, Chief Executive Officer and Chief Financial Officer.

The following director has a term ending in 2013:

William J. Baird, Jr. began his career with Armco Steel as an industrial engineer and in 1963 became a Partner in an engineering consulting business which he then sold in 1976. At that time, he started a risk management insurance consulting firm which, after several mergers, became part of the Willis Group, a global risk consulting/brokerage operation where he held several senior management positions. He retired in 1995. Mr. Baird has been involved in numerous for-profit and not-for profit organizations over 50 years, including service on the boards of directors of three hospitals, two universities, three private businesses and numerous charities. Director since 2009. Age 70.

Mr. Baird provides extensive management experience in both large and small firm settings as well as critical experience in risk management related matters. In addition, Mr. Baird’s continued involvement in community organizations and local matters is a vital component of a well rounded board.

Executive Officers

The executive officers of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association are elected annually by the board of directors and serve at the board’s discretion. The executive officers of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association are:

Name	Position
Thomas K. Sterner	Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association

Richard C. Schultze	President and Chief Operating Officer of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2009, the board of directors of Fraternity Federal Savings and Loan Association met 28 times. As Fraternity Community Bancorp was incorporated in October 2010, the board of directors of Fraternity Community Bancorp did not meet during the year ended December 31, 2009.

In connection with the formation of Fraternity Community Bancorp, the board of directors established Audit, Compensation and Nominating Committees.

The Audit Committee consists of Michael P. O’Shea, William D. Norton and William J. Baird, Jr. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Fraternity Community Bancorp has designated William D. Norton as an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Michael P. O’Shea, William D. Norton and William J. Baird, Jr. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Nominating Committee consists of Michael P. O’Shea, William D. Norton and William J. Baird, Jr. The Nominating Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of shareholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of Fraternity Community Bancorp’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Fraternity Community Bancorp has also adopted certain policies to govern the activities of both Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association, including a code of business conduct and ethics.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table

The following information is furnished for our principal executive officer and the next most highly compensated executive officer whose total compensation for the year ended December 31, 2009 exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)	Total

Thomas K. Sterner Chairman of the Board, Chief Executive Officer and Chief Financial Officer	2009	$193,744	$21,500	$41,335	$256,579

Richard C. Schultze President and Chief Operating Officer	2009	193,744	21,500	38,333	253,577

(1)	Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. Sterner	Mr. Schultze
Employer matching contribution to 401(k) plan	$9,024	$11,003
Contributions under deferred compensation arrangement	9,750	9,750
Directors fees	22,561	17,580

Total	$41,335	$38,333

Employment Agreements and Severance Plan

Current Employment Agreement. On September 15, 2009, Fraternity Federal Savings and Loan Association entered into employment agreements with Messrs. Sterner and Schultze. Each of the agreements contain the same general terms, except for the employment positions with each of the executives. The agreements provide for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. As extended, the term of the agreements currently expires on September 15, 2013. Under the agreements, the current annual base salary for each of Messrs. Sterner and Schultze is $205,368. We may modify the amount of the base salaries under the agreements from time to time and will review the salaries not less than annually. We may also pay Messrs. Sterner and Schultze discretionary bonuses. The executives also participate in all standard benefit plans and programs we sponsor for employees or other officers.

In addition to providing for base salary and other benefits, the employment agreements incorporate the terms of a deferred compensation program originally established in 2004. Pursuant to that program, we contribute to a trust for the benefit of each of the executives $812.50 each month. Each executive is fully vested in these contributions, plus any earnings on the contributions. Following their termination of employment, the trust will pay the accumulated benefit to Messrs. Sterner and Schultze weekly over a 15-year period. However, upon a change in control, the trust will pay the accumulated benefits in a single lump sum payment.

Under the employment agreements, if we terminate Messrs. Sterner’s or Schultze’s employment for “cause,” as that term is defined in the agreements, they will not receive any compensation for any period of time after the termination date. If we terminate the executives’ employment without cause, we will continue to pay their base salary for 36 months. In addition, we will continue health and life insurance benefits for the executive and his dependents until the earlier of (i) the date the executive turns age 65, (ii) his death, or (iii) 36 months from his termination. We will also provide the severance payment and benefits to the executives if they voluntarily terminate employment for “good reason.” Under the agreement, the executives have good reason to terminate employment upon (i) a material diminution of base salary, (ii) a material diminution of authorities, duties or responsibilities, or (iii) a relocation of place of employment by more than 30 miles.

If we, or our successor, terminate Messrs. Sterner’s or Schultze’s employment during the term of the employment agreements following a change in control or if they voluntarily terminate employment with us or our successor during the term of the agreements for “good reason” (as described above) following a change in control, they will receive a lump sum severance benefit equal to 2.99 times their average taxable income for the five taxable years preceding the change in control. In addition, we will continue health and life insurance benefits for the executive and his dependents until the earlier of (i) the date the he turns age 65, (ii) his death, or (iii) 36 months from his termination.

Proposed Employment Agreements. Upon completion of the conversion, Fraternity Community Bancorp expects to enter into separate employment agreements with each of Messrs. Sterner and Schultze on the same general terms as contained in the agreements with Fraternity Federal Savings and Loan Association.

Employee Severance Compensation Plan. In connection with the conversion, we expect to adopt an employee severance plan to provide benefits to eligible employees who terminate employment in connection with or following a change in control. Employees become eligible for severance benefits under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement. Under the severance plan, if, within twelve months after a change in control, an employee’s employment involuntarily terminates, or if an employee voluntarily terminates employment without being offered continued employment in a comparable position, the terminated employee would receive a severance payment equal to two weeks of base compensation for each year of service up to a maximum of 52 weeks of base compensation and with a minimum of four (4) weeks base compensation. Based solely on compensation levels and years of service at September 30, 2010, and assuming that a change in control occurred on September 30, 2010, and all eligible employees became entitled to severance payments, the aggregate payments due under the severance plan would equal approximately $405,000.

Benefit Plans

401(k) Plan. We maintain the Fraternity Federal Savings and Loan Association 401(k) Plan, a tax-qualified defined contribution plan, for all employees of Fraternity Federal Savings and Loan Association who satisfy the plan’s eligibility requirements. Participants become eligible to participate in the plan on the first day of the month that coincides with or next follows the date they complete one year of employment. Eligible employees may contribute up to 50% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code. For 2010, the salary deferral contribution limit is $16,500; provided, however, that participants over age 50 may contribute an additional $5,500 to the plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the plan provides that we will make a safe harbor matching contribution equal to 100% of the participant’s deferrals, not to exceed 4% of the participant’s salary, plus 50% of the next 2% of the participant’s elective contributions. In addition, we currently make monthly basic contributions equal to 3% of each participant’s compensation. Participants are 100% vested in employer contributions under the plan. The plan allows participants to take loans and other in-service distributions in accordance with certain requirements set forth in the plan. Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, we expect to add another investment alternative, the Fraternity Community Bancorp Stock Fund (the “Stock Fund”), which will permit participants to use their 401(k) plan funds to purchase Fraternity Community Bancorp common stock in the offering as an investment under the 401(k) plan. Unlike the employee stock ownership plan, the 401(k) plan does not have priority subscription rights to purchase common stock in the offering. A 401(k) plan participant who elects to purchase common stock in the offering through self-directed purchases within the plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase the common stock using funds outside the plan. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on the Purchase of Shares.” The Stock Fund trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts through the Stock Fund.

Employee Stock Ownership Plan. In connection with the conversion, Fraternity Federal Savings and Loan Association has adopted an employee stock ownership plan for eligible employees. Eligible employees will participate in the employee stock ownership plan as of the first day of the month following or coincident with their completion of one year of service.

We may engage an independent third party to act as trustee of the plan or we may appoint certain directors or officers to serve as trustees of the plan. The trustees, on behalf of the employee stock ownership plan, will subscribe for up to 8% of the number of shares of common stock sold in the conversion 81,600, 96,000, 110,400 and 126,960 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations. The trustees will fund the stock purchase for the plan through a loan from Fraternity Community Bancorp equal to 100% of the aggregate purchase price of the common stock. The plan will repay the loan principally through contributions to the employee stock ownership plan by Fraternity Federal and any dividends paid on common stock held by the plan over an expected 12-year term of the loan. We anticipate that the fixed interest rate for the will equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as Fraternity Federal Savings and Loan Association repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations at the rate of 33.3% per year beginning after two years of service. Participants will be credited with past service for vesting purposes under the employee stock ownership plan. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.

Under applicable accounting requirements, Fraternity Federal Savings and Loan Association will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Equity Incentive Plans

Future Equity Incentive Plan. Following the conversion, Fraternity Community Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the shares sold in the conversion stock offering and a number of shares of restricted stock equal to 4% of the shares sold in the offering. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 142,800 shares, assuming 1,020,000 shares are sold in the offering at the minimum of the offering range, to 193,200 shares, assuming 1,380,000 shares are sold in the offering at the maximum of the offering range. If we adopt the equity incentive plan more than one year after completion of the offering, we would not be subject to Office of Thrift Supervision regulations limiting the awards we may make under the plan or certain other requirements applicable to the plan implemented within the first year of conversion. We may fund the plan with shares we purchase in the open market or with authorized, but unissued shares, of common stock. We may also establish a trust to hold shares subject to the terms of the plan. In determining the source of shares transferred to participants of the plan, we will consider our financial condition and results of operations, capital requirements, economic conditions and whether sufficient shares are available for purchase in the open market. The equity incentive plan will comply with all applicable required Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.

The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock at the time of grant.

	Value of
Share Price	40,800 Shares Awarded at Minimum of Range	48,000 Shares Awarded at Midpoint of Range	55,200 Shares Awarded at Maximum of Range	63,480 Shares Awarded at Maximum, as Adjusted, of Range
	(In thousands, except per share amounts)
$8.00	$326	$384	$442	$508
10.00	408	480	552	635
12.00	490	576	662	762
14.00	571	672	773	889

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices at the date of grant from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
Exercise Price	Option Value	102,000 Options Granted at Minimum of Range	120,000 Options Granted at Midpoint of Range	138,000 Options Granted at Maximum of Range	158,700 Options Granted at Maximum, as Adjusted, of Range
		(In thousands, except per share amounts)
$8.00	$3.01	$307	$361	$415	$478
10.00	3.77	385	452	520	598
12.00	4.52	461	542	624	717
14.00	5.27	538	632	727	836

The following tables summarize at the minimum and maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the minimum of the offering range we would sell 1,020,000 shares and have 1,020,000 shares outstanding, and at the maximum of the offering range, we would sell 1,380,000 shares and have 1,380,000 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that we grant a number of restricted stock awards equal to 4% of the shares sold in the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased at Minimum of Offering Range
	Number of Shares	As a % of Common Stock Sold	Total Estimated Value of Grants
Employee stock ownership plan (1)	81,600	8.00%	$816,000
Restricted stock awards (1)	40,800	4.00	408,000
Stock options (2)	102,000	10.00	384,540

Total	224,400	22.00%	$1,608,540

(1)	Assumes the value of Fraternity Community Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.84, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

	Number of Shares to be Granted or Purchased At Maximum of Offering Range
	Number of Shares	As a % of Common Stock Sold	Total Estimated Value of Grants
Employee stock ownership plan (1)	110,400	8.00%	$1,104,000
Restricted stock awards (1)	55,200	4.00	552,000
Stock options (2)	138,000	10.00	520,260

Total	303,600	22.00%	$2,176,260

(1)	Assumes the value of Fraternity Community Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.84, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Nonqualified Deferred Compensation

Deferred Compensation Arrangement. Each month, we contribute $812.50 to a trust for the benefit of Messrs. Sterner and Schultze. The trust will pay the accumulated benefit of these contributions, plus any earnings on the contributions, to Messrs. Sterner and Schultze either in a lump sum upon a change in control or over a 15-year period following the executive’s termination from employment. In connection with the offering, we expect to amend the plan to make a one-time election to invest a portion of the account balance in stock purchased in the offering. Distribution of any amounts used to purchase stock in the offering will be made in shares of stock. For more information on this benefit see “–Employment Agreements and Severance Plan – Current Employment Agreement.”

Existing Supplemental Executive Retirement Plan. On September 15, 2009, Fraternity Federal established a supplemental executive retirement plans for the benefit of Messrs. Sterner and Schultze. Under the plans, if Mr. Sterner or Mr. Schultze terminates employment after attaining age 65, we will pay an annual retirement benefit of $90,115 for Mr. Sterner or $65,196 for Mr. Schultze for 15 years (the “Normal Retirement Benefit”). If either executive terminates employment before attaining age 65, we will pay him a reduced retirement benefit equal to the amount we have accrued to date toward his Normal Retirement Benefit (the “Early Retirement Benefit”) in equal monthly installments for 15 years. If either executive terminates employment at any time following a change in control, regardless of age, we will pay him a lump sum benefit equal to the present value of his Normal Retirement Benefit. If either executive dies while employed with Fraternity Federal Savings and Loan Association, we will pay his beneficiaries a single lump sum benefit equal to the lesser of $1.0 million or a portion of the insurance proceeds from a life insurance policy on the life of the applicable executive pursuant to the terms of a death benefit plan agreement we have entered into with each executive. If an executive dies after terminating employment and while receiving payments under the plan, we will pay his beneficiaries a lump sum payment equal to the present value of remaining scheduled payments under the plan.

Proposed Excess Benefit Supplemental Executive Retirement Plan. Following the conversion, we intend to implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan and 401(k) plan. The plan will provide participating executives with benefits otherwise limited by other provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible individuals (those designated by our board of directors) that cannot be provided under the employee stock ownership plan or 401(k) plan as a result of the limitations imposed by the Internal Revenue Code, but that would have been provided under those plans but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Internal Revenue Code, the new plan will also provide supplemental benefits to designated individuals upon a change of control before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide the participant with a benefit equal to the benefit the individual would have received under the employee stock ownership plan had he remained employed throughout the term of the employee stock ownership plan loan less the benefits actually provided under the employee stock ownership on behalf of the participant. An individual’s benefit under the supplemental executive retirement plan will become payable upon a separation from service.

Director Compensation

The following table provides the compensation received by individuals, who are not executive officers, who served as directors of Fraternity Federal Savings and Loan Association during the 2009 fiscal year. Since the formation of Fraternity Community Bancorp, no directors have received compensation for service as a director of Fraternity Community Bancorp.

	Fees Earned or Paid in Cash	Total
William J. Baird, Jr.	$3,780	$3,780
William D. Norton	$20,457	$20,457
Michael P. O’Shea	$20,226	$20,226

Meeting Fees for Non-Employee Directors. The following table sets forth the applicable fees that are paid to our non-employee directors for their service on the board of directors of Fraternity Federal Savings and Loan Association. Members of the board of directors of Fraternity Community Bancorp will not receive additional fees for service on the Company’s board of directors.

Board of Directors of Fraternity Federal Savings and Loan Association:
Fee for each board meeting attended	$630
Additional fee for each asset and liability committee and loan committee meeting attended	125

Director Retirement Policy

In 2009, Fraternity Federal established a director retirement policy under which Messrs. O’Shea and Norton participate. Pursuant to that policy, each director will receive an annual retirement benefit of $16,000, payable for 10 years, beginning upon his retirement at age 75.

Transactions with Fraternity Federal Savings and Loan Association

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by publicly traded companies to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by banks to their executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features, although federal regulations allow us to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Fraternity Federal Savings and Loan Association’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Regulation of Federal Savings Associations — Transactions with Related Parties.”

The outstanding balance of loans extended by Fraternity Federal Savings and Loan Association to its executive officers and directors and related parties was $811,000 at September 30, 2010, or approximately 3.1% of pro forma shareholders’ equity assuming that 1,200,000 shares are sold in the offering at the midpoint of the offering range. Such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Fraternity Federal Savings and Loan Association, and did not involve more than the normal risk of collectibility or present other unfavorable features when made. All loans were performing according to their original terms at September 30, 2010.

Other Transactions. Since January 1, 2008, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

Indemnification for Directors and Officers

Fraternity Community Bancorp’s articles of incorporation provide that Fraternity Community Bancorp shall indemnify its directors and officers, whether serving the Fraternity Community Bancorp or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland, including the advance of expenses under the procedures required, and other employees and agents to such extent as shall be authorized by the board of directors or Fraternity Community Bancorp’s bylaws and as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Fraternity Community Bancorp pursuant to its articles of incorporation or otherwise, Fraternity Community Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the proposed purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. The amounts shown include any shares our executive officers may elect to purchase through our 401(k) Plan and the deferred compensation plan. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase in the aggregate more than 32% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 4.4% of our outstanding shares at the minimum of the offering range and 3.3% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount	Percent of Common Stock Outstanding at Minimum of Offering Range
Directors:
William J. Baird, Jr.	2,500	$25,000	0.2%
William D. Norton	5,000	50,000	0.5
Michael P. O’Shea	2,500	25,000	0.2
Richard C. Schultze	15,000	150,000	1.5
Thomas K. Sterner	20,000	200,000	2.0

All directors and executive officers as a group (5 persons)	45,000	$450,000	4.4%

Regulation and Supervision

General

Fraternity Federal Savings and Loan Association is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Fraternity Federal Savings and Loan Association is a member of the Federal Home Loan Bank System, and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Fraternity Federal Savings and Loan Association must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approval before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation, to evaluate Fraternity Federal Savings and Loan Association’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association and their operations. Fraternity Community Bancorp, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Fraternity Community Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The Dodd-Frank Act, signed by the President on July 21, 2010, provides for the regulation and supervision of federal savings associations like Fraternity Federal Savings and Loan Association to be transferred to the Office of the Comptroller of the Currency, the agency that regulates national banks. The Office of The Comptroller of the Currency will assume primary responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings associations. The transfer will occur over a transition period of up to one year, subject to a possible six month extension. At the same time, the responsibility for supervising savings and loan holding companies like Fraternity Community Bancorp will be transferred to the Federal Reserve Board. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and subject to the enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau.

The material regulatory requirements that are or will be applicable to Fraternity Federal Savings and Loan Association and Fraternity Community Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Fraternity Federal Savings and Loan Association and Fraternity Community Bancorp.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings associations, such as Fraternity Federal Savings and Loan Association. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

The Dodd-Frank Act authorizes depository institutions to pay interest on demand deposits effective July 31, 2011. Depending upon competitive responses, that change could have an adverse impact on Fraternity Federal Savings and Loan Association’s interest expense.

Branching. Federal savings associations are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 1,250%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At September 30, 2010, Fraternity Federal Savings and Loan Association met each of these capital requirements. See note 13 of the notes to consolidated financial statements included in this prospectus.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. At September 30, 2010, Fraternity Federal Savings and Loan Association was considered “well capitalized” under these regulations.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business —Loan Underwriting — Loans to One Borrower.”

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if it is a subsidiary of a holding company, like Fraternity Federal Savings and Loan Association will be upon the completion of the conversion. If Fraternity Federal Savings and Loan Association’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act also makes noncompliance with the qualified thrift lender test subject to agency enforcement action for a violation of law and a basis for dividend restrictions. As of September 30, 2010, Fraternity Federal Savings and Loan Association maintained 91.17% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Fraternity Federal Savings and Loan Association’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Fraternity Community Bancorp and any of its non-savings institution subsidiaries would be affiliates of Fraternity Federal Savings and Loan Association. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Fraternity Federal Savings and Loan Association’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Fraternity Federal Savings and Loan Association may make to insiders based, in part, on Fraternity Federal Savings and Loan Association’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management —Transactions with Fraternity Federal Savings and Loan Association.”

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

The Office of the Comptroller of the Currency will assume the enforcement authority of the Office of Thrift Supervision as part of the Dodd-Frank Act regulatory restructuring.

Assessments. Federal savings associations are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio. The Office of the Comptroller of the Currency also funds its operations through assessments on regulated institutions.

Insurance of Deposit Accounts. Fraternity Federal Savings and Loan Association’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned, and certain potential adjustments established by Federal Deposit Insurance Corporation regulations. Effective April 1, 2009, assessment rates range from seven to 77.5 basis points of assessable deposits. The Federal Deposit Insurance may adjust the scale uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital (as of June 30, 2009), capped at ten basis points of an institution’s deposit assessment base, in order to cover losses to the Deposit Insurance Fund. That special assessment, in the amount of $76,000, was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. Such amount was $629,000 for the Fraternity Federal Savings and Loan Association. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000. That limit was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010, with an additional possible extension up to December 31, 2011, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Fraternity Federal Savings and Loan Association opted to participate in the unlimited noninterest bearing transaction account coverage and in the unsecured debt guarantee program. The Dodd-Frank Act extended the unlimited coverage for certain noninterest bearing transaction accounts until December 31, 2012.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the four quarters ended September 30, 2010 averaged 1.04 basis points of assessable deposits. These financing corporation payments will continue until the bonds mature in 2017 through 2019.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Fraternity Federal Savings and Loan Association. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. The management of Fraternity Federal Savings and Loan Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Fraternity Federal Savings and Loan Association is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank of Atlanta provides a central credit facility primarily for member institutions. Fraternity Federal Savings and Loan Association, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. At September 30, 2010, Fraternity Federal Savings and Loan Association complied with this requirement with an investment in Federal Home Loan Bank stock of $1.45 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements, or general results of operations, could reduce or eliminate the dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends are reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income could also be reduced. In fact, Federal Home Loan Bank dividends have been significantly reduced over the past two years from previous levels.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment

Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Fraternity Federal Savings and Loan Association received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by Fraternity Federal Savings and Loan Association are subject to state usury laws and federal laws concerning interest rates. Fraternity Federal Savings and Loan Association’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Fraternity Federal Savings and Loan Association also are subject to the:

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

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Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•

The Gramm-Leach-Bliley Act which places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (“NOW”) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $55.2 million; a 10% reserve ratio is applied above $55.2 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Fraternity Federal Savings and Loan Association complies with the foregoing requirements.

Holding Company Regulation

General. Fraternity Community Bancorp will be a unitary savings and loan holding company within the meaning of federal law, will register with the Office of Thrift Supervision and be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations. In addition, the Office of Thrift Supervision will have enforcement authority over Fraternity Community Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Fraternity Federal Savings and Loan Association. As a savings and loan holding company, new Fraternity Community Bancorp will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that have been determined to be permissible for bank holding companies. As part of the Dodd-Frank Act regulatory restructuring, the Office of Thrift Supervision’s authority over savings and loan holding companies will be transferred to the Federal Reserve Board, which is the agency that regulates bank holding companies.

The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by Fraternity Community Bancorp of another savings institution or savings association that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Fraternity Community Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. There is a five year transition period before the capital requirements will apply to savings and loan holding companies. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Fraternity Federal Savings and Loan Association must notify the Office of Thrift Supervision 30 days before declaring any dividend to Fraternity Community Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Regulatory Restructuring Legislation

On July 21, 2010, President Obama signed the Dodd-Frank Act, which is legislation that restructures the regulation of depository institutions. In addition to eliminating the Office of Thrift Supervision and creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, requires changes in the way that institutions are assessed for deposit insurance, mandates the imposition of consolidated capital requirements on savings and loan holding companies, requires that originators of securitized loans retain a percentage of the risk for the transferred loans, reduces the federal preemption afforded to federal savings associations and contains a number of reforms related to mortgage origination. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and increase compliance and possibly interest expense costs for Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.

Federal Securities Laws

Fraternity Community Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. Upon completion of the offering, Fraternity Community Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Fraternity Community Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Fraternity Community Bancorp may be resold without registration. Shares purchased by an affiliate of Fraternity Community Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If Fraternity Community Bancorp meets the current public information requirements of Rule 144, each affiliate of Fraternity Community Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Fraternity Community Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Fraternity Community Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Fraternity Community Bancorp’s Chief Executive Officer and Chief Financial Officer will be required to certify that Fraternity Community Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having the Chief Executive Officer and Chief Financial Officer certify that: he is responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; he has made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and he has included information in our quarterly and annual reports about his evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Fraternity Community Bancorp will be subject to further reporting and audit requirements beginning with the year ending March 31, 2011 under the requirements of the Sarbanes-Oxley Act. Fraternity Community Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the last five years. For its 2009 calendar year, Fraternity Federal Savings and Loan Association’s maximum statutory federal income tax rate was 34%.

Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association will enter into a tax allocation agreement. Because Fraternity Community Bancorp will own 100% of the issued and outstanding capital stock of Fraternity Federal Savings and Loan Association after the completion of the conversion, Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Fraternity Community Bancorp will be the common parent corporation. As a result of this affiliation, Fraternity Federal Savings and Loan Association may be included in the filing of a consolidated federal income tax return with Fraternity Community Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.

Distributions. If Fraternity Federal Savings and Loan Association makes “non-dividend distributions” to Fraternity Community Bancorp, the distributions will be considered to have been made from Fraternity Federal Savings and Loan Association’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Fraternity Federal Savings and Loan Association’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Fraternity Federal Savings and Loan Association’s taxable income. Non-dividend distributions include distributions in excess of Fraternity Federal Savings and Loan Association’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Fraternity Federal Savings and Loan Association’s current or accumulated earnings and profits will not be so included in Fraternity Federal Savings and Loan Association’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Fraternity Federal Savings and Loan Association makes a non-dividend distribution to Fraternity Community Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Fraternity Federal Savings and Loan Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

The state of Maryland imposes an income tax of approximately 8.25% on income measured substantially the same as federally taxable income. The State of Maryland currently assesses a personal property tax for December 2000 and forward.

The Conversion and Stock Offering

Our board of directors has approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.

General

On September 14, 2010, the board of directors of Fraternity Federal Savings and Loan Association unanimously adopted the plan of conversion according to which Fraternity Federal Savings and Loan Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and become a wholly owned subsidiary of Fraternity Community Bancorp, a newly formed Maryland corporation. On October 18, 2010, the board of directors of Fraternity Community Bancorp unanimously adopted the plan of conversion. Fraternity Community Bancorp will offer 100% of its common stock to qualifying depositors and borrowers of Fraternity Federal Savings and Loan Association in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Fraternity Federal Savings and Loan Association, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Fraternity Community Bancorp from the sale of the common stock. If the offering is terminated, Fraternity Federal Savings and Loan Association would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from Fraternity Federal Savings and Loan Association upon request and is available for inspection at the offices of Fraternity Federal Savings and Loan Association and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are to:

•	increase the capital of Fraternity Federal Savings and Loan Association to support future lending;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional lending and investing activities;

•	support future branching activities and/or the acquisition of financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance our current incentive-based compensation programs.

As a stock holding company, Fraternity Community Bancorp will have greater flexibility than Fraternity Federal Savings and Loan Association now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings association structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form

General. Each depositor in a mutual savings association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

When a mutual savings association converts to stock form, depositors lose all rights to the net worth of the mutual savings association, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of Fraternity Community Bancorp is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

No assets of Fraternity Community Bancorp will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Fraternity Federal Savings and Loan Association will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Fraternity Federal Savings and Loan Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Fraternity Federal Savings and Loan Association at the time of the conversion will serve as directors of Fraternity Federal Savings and Loan Association after the conversion. The initial directors of Fraternity Community Bancorp are composed of the individuals who serve on the board of directors of Fraternity Federal Savings and Loan Association. All officers of Fraternity Federal Savings and Loan Association at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. Fraternity Federal Savings and Loan Association’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Fraternity Federal Savings and Loan Association.

Effect on Voting Rights. Voting rights in Fraternity Federal Savings and Loan Association, as a mutual savings association, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer have voting rights in Fraternity Federal Savings and Loan Association and, therefore, will no longer be able to elect directors of Fraternity Federal Savings and Loan Association or control its affairs. Instead, Fraternity Community Bancorp, as the sole shareholder of Fraternity Federal Savings and Loan Association, will possess all voting rights in Fraternity Federal Savings and Loan Association. The holders of the common stock of Fraternity Community Bancorp will possess all voting rights in Fraternity Community Bancorp. Depositors and borrowers of Fraternity Federal Savings and Loan Association will not have voting rights after the conversion except to the extent that they become shareholders of Fraternity Community Bancorp by purchasing common stock.

Liquidation Account. In the unlikely event of a complete liquidation of Fraternity Federal Savings and Loan Association before the conversion, each depositor in Fraternity Federal Savings and Loan Association would receive a pro rata share of any assets of Fraternity Federal Savings and Loan Association remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Fraternity Federal Savings and Loan Association at the time of liquidation.

After the conversion, holders of withdrawable deposits in Fraternity Federal Savings and Loan Association, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Fraternity Federal Savings and Loan Association. However, under applicable regulations, Fraternity Federal Savings and Loan Association will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

Fraternity Federal Savings and Loan Association will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Fraternity Federal Savings and Loan Association. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.

The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of the “qualifying deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.

If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Fraternity Federal Savings and Loan Association (which is December) after June 30, 2009 or [SERD], is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after June 30, 2009 or [SERD], or the amount of the “qualifying deposit” in a savings account on June 30, 2009 or [SERD], then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.

Upon a complete liquidation of Fraternity Federal Savings and Loan Association, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Fraternity Federal Savings and Loan Association is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

In the unlikely event Fraternity Federal Savings and Loan Association is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Fraternity Community Bancorp as sole shareholder of Fraternity Federal Savings and Loan Association. There are no plans to liquidate either Fraternity Federal Savings and Loan Association or Fraternity Community Bancorp in the future.

Material Income Tax Consequences

In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Kilpatrick Stockton LLP has issued an opinion to us that, for federal income tax purposes:

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the conversion of Fraternity Federal Savings and Loan Association from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Fraternity Federal Savings and Loan Association by reason of such conversion;

•	no gain or loss will be recognized by Fraternity Community Bancorp upon the sale of shares of common stock in the offering;

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it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Fraternity Community Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.

The reasoning in support of Kilpatrick Townsend & Stockton LLP’s statements set forth in the third and fourth bullet points above is set forth below. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Fraternity Federal Savings and Loan Association also has received an opinion from Stegman & Company that, assuming the conversion does not result in any federal income tax liability to Fraternity Federal Savings and Loan Association, its account holders, or Fraternity Community Bancorp, implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.

The opinions of Kilpatrick Townsend & Stockton LLP and of Stegman & Company are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for Fraternity Community Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in Fraternity Federal Savings and Loan Association with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on June 30, 2009

(“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•

Persons with qualifying deposits in Fraternity Federal Savings and Loan Association as of the close of business on [SERD] (“supplemental eligible account holders”) other than our officers and directors and their associates.

•

Depositors and borrowers of Fraternity Federal Savings and Loan Association as of the close of business on [RECORD DATE], who are neither eligible nor supplemental eligible account holders (collectively, “other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of Thrift Supervision, subscription rights of eligible account holders who are also executive officers or directors of Fraternity Federal Savings and Loan Association or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Fraternity Federal Savings and Loan Association in the one-year period preceding June 30, 2009.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2009. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock sold in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase a number of shares equal to 8% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [SERD]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $250,000 of common stock (which equals 25,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [RECORD DATE]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will expire at 2:00 p.m., Eastern time, on [EXP DATE]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and without deduction, and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and without deduction, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	First priority, to natural persons and trusts of natural persons who are residents of Baltimore, Carroll and Howard Counties and Baltimore City in Maryland; and

•	Second priority, to other persons to whom we deliver a prospectus.

We will consider persons to be residents of the above listed counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $250,000 of common stock (which equals 25,000 shares). If shares are available for preferred purchasers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred purchaser whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred purchasers whose orders remain unsatisfied in the same proportion that the unfilled order of each such purchaser bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred purchasers in the community offering, shares are available for other purchasers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred purchasers.

The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all purchasers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a purchaser to any resolicitation, the purchaser’s order will be rescinded and all funds received will be promptly returned with interest and without deduction.

The opportunity to purchase shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Unless the Office of Thrift Supervision permits otherwise, accepted orders for Fraternity Community Bancorp common stock in the syndicated offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings.

If a syndicated offering is held, Sandler O’Neill + Partners, L.P. will serve as sole book-running manager, and each firm will assist us in selling our common stock on a best efforts basis. Neither Sandler O’Neill + Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering. The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Sandler O’Neill + Partners, L.P. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a sweep arrangement, provided we have received subscriptions to meet the minimum of the offering range, under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date. Participating broker-dealers will only sell to customers who have accounts at the participating broker-dealer and who authorize the broker-dealer to debit their accounts. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. Certain investors may pay Sandler O’Neill + Partners, L.P. for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association on one hand and Sandler O’Neill + Partners, L.P., as representative of the several agents, on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us. Normal customer ticketing will be used for order placement.

If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision, the Securities and Exchange Commission and Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “Subscription Offering and Subscription Rights,” “— Community Offering,” the plan of conversion provides for the following purchase limitations:

•	Except for our employee stock ownership plan, no person may purchase in the aggregate more than $250,000 of the common stock, or 25,000 shares sold in the offering.

•	No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $400,000 of the common stock, or 40,000 shares sold in the offering.

•

Our tax-qualified employee benefit plans are entitled to purchase up to 10% of the shares sold in the conversion. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 32% of the common stock sold in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Fraternity Community Bancorp or Fraternity Federal Savings and Loan Association or a majority-owned subsidiary of Fraternity Community Bancorp or Fraternity Federal Savings and Loan Association of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Fraternity Community Bancorp or Fraternity Federal Savings and Loan Association or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

We have retained Sandler O’Neill + Partners, L.P. to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Sandler O’Neill + Partners, L.P. is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. Sandler O’Neill + Partners, L.P. will assist us in the conversion by acting as marketing agent with respect to the subscription offering, the community offering and syndicated offering, if held. The services that Sandler O’Neill + Partners, L.P. will provide include, but are not limited to:

•	Consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents;

•	Reviewing with the board of directors the financial impact of the offering on Fraternity Community Bancorp, based upon the independent appraiser’s appraisal of the common stock;

•	Reviewing all offering documents, including the prospectus, stock order forms and related offering materials;

•	Assisting in the design and implementation of a marketing strategy for the offering;

•	Assisting management in scheduling and preparing for meetings with potential investors in the offering; and

•	Providing such other general advice and assistance as we may request to promote the successful completion of the offering.

For its services performed as marketing agent, if the offering is consummated, Sandler O’Neill + Partners, L.P. is entitled to receive a fee equal to 1.00% of the aggregate actual purchase price of the shares of common stock sold in the subscription and community offerings (excluding shares sold to certain persons). In addition to the foregoing, in the event that common stock is sold through a group of broker-dealers in a syndicated offering, we will pay (i) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, and (ii) a sales commission, which shall be allocated to dealers in accordance with the actual number of shares of common stock sold by such dealers. The sum of the management fee and the sales commission shall not exceed 6.00% of the actual purchase price of each security sold in the syndicated offering. Sandler O’Neill + Partners, L.P. will serve as sole book-running manager of the syndicated offering. With respect to the fees described in this paragraph, we have agreed that the aggregate amount of fees payable to Sandler O’Neill + Partners, L.P. for its services performed as marketing agent in connection with the subscription and community offerings and any syndicated offering, if these offerings are consummated, must be at least $160,000.

Regardless of whether the conversion and any related offerings are consummated, or if Sandler O’Neill + Partners, L.P.’s engagement is terminated for certain specified reasons, Sandler O’Neill + Partners, L.P. is entitled to be reimbursed for its reasonable out of pocket expenses (including legal fees) up to a maximum of $75,000 incurred in connection with its engagement and for fees and expenses incurred on behalf of Fraternity Community Bancorp. The maximum amount of out of pocket expenses that Fraternity Community Bancorp will reimburse in connection with the offerings will be increased to $100,000 in the event that a resolicitation of subscribers is required. Regardless of whether this maximum is increased to $100,000, Fraternity Community Bancorp will only potentially pay up to $75,000 of expenses related to Sandler O’Neill + Partners, L.P.’s legal fees in connection with the contemplated offerings. In recognition of the long lead times involved in the offering process, Fraternity Community Bancorp has made an advance payment of $25,000 to Sandler O’Neill + Partners, L.P. for its engagement as marketing agent, which shall be credited against any fees or reimbursement of expenses and refunded to the extent it exceeds the actual amount due.

We have also engaged Sandler O’Neill + Partners, L.P. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill + Partners, L.P. will assist us in the stock offering as follows:

•	consolidation of accounts and vote calculation;

•	design and preparation of proxy and stock order forms;

•	organization and supervision of the stock information center;

•	proxy solicitation and special meeting services; and

•	subscription order processing and stock allocation services.

For all these services, Sandler O’Neill + Partners, L.P. will receive a fee of $20,000, which is payable as follows: (i) a nonrefundable $10,000 fee payable upon execution of the engagement letter; and (ii) the balance upon completion or termination of the offering, as the case may be. In addition to its fee, Sandler O’Neill + Partners, L.P. will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with its engagement as conversion agent up to $25,000.

Sandler O’Neill + Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill + Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

We have also agreed to indemnify Sandler O’Neill + Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Sandler O’Neill + Partners, L.P. of its services in connection with the conversion.

Description of Sales Activities

Fraternity Community Bancorp will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and any community offering. It is expected that at any particular time one or more Sandler O’Neill + Partners, L.P. employees will be working at the stock information center. Employees of Sandler O’Neill + Partners, L.P. will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill + Partners, L.P. or by the selected dealers managed by Sandler O’Neill + Partners, L.P. Fraternity Federal Savings and Loan Association’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Fraternity Federal Savings and Loan Association’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Fraternity Federal Savings and Loan Association’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

No officer, director or employee of Fraternity Federal Savings and Loan Association will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.

None of Fraternity Federal Savings and Loan Association’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Fraternity Federal Savings and Loan Association’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934, as amended. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us at the address printed at the top of the stock order form or at our stock information center, by 2:00 p.m., Eastern time, on [EXP DATE]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Fraternity Federal Savings and Loan Association. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Fraternity Federal Savings and Loan Association. Funds received before the completion of the offering will be maintained in a segregated account at Fraternity Federal Savings and Loan Association. All checks, bank drafts and money orders must be made payable to the Fraternity Community Bancorp segregated account in compliance with Securities and Exchange Commission Rule 15c2-4. However, we will not maintain more than one account. All subscriptions received will bear interest at Fraternity Federal Savings and Loan Association’s passbook savings rate, which is subject to change at any time and is currently     % per annum. Subscribers’ funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the stock information center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest and without deduction as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but will pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our individual retirement accounts do not permit investment in common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement accounts. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. You may use funds currently in an independent, self-directed individual retirement account to purchase stock by having your trustee complete and return the subscription form together with a check payable to Fraternity Community Bancorp before the expiration of the subscription offering. Depositors interested in using funds in an individual retirement account with us to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Feldman Financial Advisors will receive fees totaling $32,500 for its appraisal services, plus $5,000 for each appraisal valuation update other than the required final valuation update at closing, and a maximum of $1,000 for reimbursement of out-of-pocket expenses. We have agreed to indemnify Feldman Financial Advisors and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Fraternity Federal Savings and Loan Association. We have not paid any fees to Feldman Financial Advisors during the past three fiscal years.

Feldman Financial Advisors prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors visited our facilities and had discussions with our management. Feldman Financial Advisors did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Fraternity Federal Savings and Loan Association;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors’ analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. Feldman Financial Advisors’ appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors placed the greatest emphasis on the price/tangible book method in estimating pro forma market value, as Fraternity Federal Savings and Loan Association recorded negative core earnings for the most recent 12-month period. Feldman Financial Advisors compared the pro forma price/tangible book ratio for Fraternity Community Bancorp to the same ratios for a peer group of comparable companies. The peer group included publicly traded companies listed on a major exchange (not organized in a mutual holding company structure or subject to an announced or rumored transaction) with:

•	total assets of less than $625 million;

•	tangible equity to assets greater than 6.0%; and

•	a return on average assets for the last 12-month period of 0.25% or less.

In choosing the peer group, Feldman Financial Advisors selected companies with operating characteristics comparable to those of Fraternity Federal Savings and Loan Association based on measures of asset size, profitability, credit quality, and capitalization. Similar to our recent earnings performance, the peer group’s earning results were below the median levels reported by all publicly traded thrift institutions. We have had losses and low earnings in recent periods, including a net loss of $572,000 for the nine months ended September 30, 2010 and net income of $343,000 and $8,000 for the years ended December 31, 2009 and 2008, respectively. In order to select a meaningful number of companies for the peer group, Feldman Financial Advisors applied a selection criteria that included a return on average assets of 0.25% or less for the most recent 12-month period. We reported a negative return on average assets of (0.29%) for the 12-month period ended September 30, 2010. The median return on average assets for the peer group was 0.07% and the median return on average assets reported by all publicly traded thrift institutions was 0.35%.

The purpose of utilizing the peer group is to develop valuation measures based on prices at which common stocks of comparable companies are trading in a public market. The comparable public companies valuation method is based on analyzing the trading market valuation ratios of the peer group and making any necessary adjustments to reflect any other differences or factors specific to the company being valued. The selection criteria were designed to identify companies with sufficient comparability to Fraternity Federal Savings and Loan Association so as to enhance the reliability of the method used to determine the appraised value. Feldman Financial Advisors concluded that the overall peer group provided reasonable comparability to justify relying upon the comparable peer group method in arriving at the appraised value. Publicly traded thrift institutions with relatively low earnings were purposely included in the peer group, and Feldman Financial Advisors applied a valuation discount to reflect the fact that, among other reasons, the earnings of Fraternity Federal Savings and Loan Association were below the median level of the selected peer group.

As indicated in its appraisal, Feldman Financial Advisors compared the operating characteristics of Fraternity Federal Savings and Loan Association to those of the peer group to determine Fraternity Federal Savings and Loan Association’s relative strengths and weaknesses as compared to the peer group companies. Feldman Financial Advisors then derived benchmark pricing ratios for the price/tangible book value and price/assets ratios based on the comparative group medians. Investors tend to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and price/tangible book value comparisons. Generally, the price/earnings ratio is an important valuation ratio in the current thrift stock environment for companies reporting core profitability. In cases where companies are reporting negative core earnings, as is the case with Fraternity Federal Savings and Loan Association and many of the peer group companies, the price/tangible book value ratio becomes a key determinant of the estimate of Fraternity Community Bancorp’s pro forma market value. Feldman Financial Advisors reviewed the core earnings of Fraternity Federal Savings and Loan Association and the peer group companies to apply the pricing methodology related to core earnings. As both Fraternity Federal Savings and Loan Association and many of the peer group companies recorded core losses, no meaningful comparison or conclusions were derived for purposes of establishing a price/core earnings ratio.

Feldman Financial Advisors’ appraisal concluded that the Fraternity Community Bancorp’s pro forma market value should be discounted relative to the peer group companies on a price/tangible book value basis because of factors associated with earnings prospects, liquidity of the issue, stock market conditions, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at discounts to peer institutions relative to price/tangible book value.

The peer group selected by Feldman Financial Advisors is comprised solely of companies traded on Nasdaq.

On the basis of the analysis in its report, Feldman Financial Advisors has advised us that, in its opinion, as of December 3, 2010, our estimated pro forma market value, was within the valuation range of $10,200,000 and $13,800,000 with a midpoint of $12,000,000.

In determining the estimated pro forma market value of Fraternity Community Bancorp, Feldman Financial Advisors employed the comparative company approach and considered, among others, the following pricing ratios: price-to-earnings per share, price-to-book value per share and price-to-tangible book value per share. As Fraternity Federal Savings and Loan Association and the majority of peer group companies recorded very low or negative earnings for the last 12-month period, price-to-earnings ratios were not meaningful. The following table presents a summary of selected pricing ratios for Fraternity Community Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Fraternity Community Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated discount of 13.4% on a price-to-book value basis and 14.3% on a price to tangible book value basis. Such amounts represent the difference between the price-to-book value ratio or the price to tangible book value ratio of the peer group and the comparable ratio for Fraternity Community Bancorp, assuming completion of the offering at the maximum of the offering range, expressed as a percentage of the applicable peer group ratio.

	Price to Book Value Ratio (1)	Price to Tangible Book Value Ratio (1)(2)
Fraternity Community Bancorp (pro forma):
Minimum	41.4%	41.4%
Midpoint	45.8	45.8
Maximum	49.7	49.7
Maximum, as adjusted	53.6	53.6
Peer Group:
BCSB Bancorp, Inc.	67.3	67.4
Citizens Community Bancorp, Inc. (3)	38.1	43.1
CMS Bancorp, Inc.	81.8	81.8
First Advantage Bancorp	74.7	74.7
First Bancshares, Inc.	43.2	43.4
First Federal of Northern Michigan Bcrp.	32.6	33.6
GS Financial Corp.	45.8	45.8
Hampden Bancorp, Inc.	77.1	77.1
WSB Holdings, Inc.	40.6	40.6
WVS Financial Corp.	72.5	72.5
Average	57.4	58.0
Median	56.6	56.6
All publicly traded thrifts:
Average	76.6	83.3
Median	74.9	76.8

(1)	Ratios are based on book value and tangible book value as of September 30, 2010, and share prices as of December 3, 2010.
(2)	Tangible book value is book value less intangible assets, such as goodwill or core deposit intangibles.
(3)	Ratios are based on book value and tangible book value as of June 30, 2010, and the share prices as of December 3, 2010.

The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity incentive plan that may be adopted by Fraternity Community Bancorp and the resulting effect on the pro forma price-to-earnings multiples for Fraternity Community Bancorp.

Our board of directors reviewed Feldman Financial Advisors’ appraisal report, including the methodology and the assumptions used by Feldman Financial Advisors, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 1,020,000 at the minimum of the valuation range and 1,380,000 at the maximum of the valuation range, with a midpoint of 1,200,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Feldman Financial Advisors, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial Advisors determines that our pro forma market value has increased, we may sell up to 1,587,000 shares without any further notice to you.

No shares will be sold unless Feldman Financial Advisors confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds without deduction; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Fraternity Community Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest and without deduction, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial Advisors establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Feldman Financial Advisors relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial Advisors also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Feldman Financial Advisors believes this information to be reliable, Feldman Financial Advisors does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any-kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of Feldman Financial Advisors, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the subscription and community offerings will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced. All shares of Fraternity Community Bancorp common stock sold in the syndicated offering will be in book entry form, and physical certificates will not be issued.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision; (2)

the repurchase of qualifying shares of a director; or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Fraternity Federal Savings and Loan Association’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Fraternity Federal Savings and Loan Association as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act of 1933, as amended. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended, under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings association. We may terminate the plan of conversion at any time.

Restrictions on the Acquisition of

Fraternity Community Bancorp and

Fraternity Federal Savings and Loan Association

General

Fraternity Federal Savings and Loan Association’s plan of conversion provides for the conversion of Fraternity Federal Savings and Loan Association from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by Fraternity Federal Savings and Loan Association’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in Fraternity Community Bancorp’s articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in Fraternity Federal Savings and Loan Association’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Maryland corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either Fraternity Community Bancorp or Fraternity Federal Savings and Loan Association.

Anti-takeover Provisions in Fraternity Community Bancorp’s Articles of Incorporation and Bylaws

Fraternity Community Bancorp’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Fraternity Community Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Fraternity Community Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Fraternity Community Bancorp, but which Fraternity Community Bancorp shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Fraternity Community Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Fraternity Community Bancorp or any subsidiary or a trustee of a plan.

Board of Directors

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Fraternity Community Bancorp.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our articles of incorporation provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Corporate Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of Fraternity Community Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between Fraternity Community Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of Fraternity Community Bancorp’s voting stock after the date on which Fraternity Community Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Fraternity Community Bancorp at any time after the date on which Fraternity Community Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Fraternity Community Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Fraternity Community Bancorp and an interested shareholder generally must be recommended by the board of directors of Fraternity Community Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Fraternity Community Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Fraternity Community Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if Fraternity Community Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Restrictions in Fraternity Federal Savings and Loan Association’s Federal Stock Charter and Bylaws

Although the board of directors of Fraternity Federal Savings and Loan Association is not aware of any effort that might be made to obtain control of Fraternity Federal Savings and Loan Association after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Fraternity Federal Savings and Loan Association’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in Fraternity Federal Savings and Loan Association’s proposed federal stock charter and bylaws.

Beneficial Ownership Limitation. Fraternity Federal Savings and Loan Association’s charter provides that, for a period of five years from the date of the conversion, no person, other than Fraternity Community Bancorp, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Fraternity Federal Savings and Loan Association. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

Board of Directors

Classified Board. Fraternity Federal Savings and Loan Association’s board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Fraternity Federal Savings and Loan Association.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the shareholders. Fraternity Federal Savings and Loan Association’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of the holders of at least a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Fraternity Federal Savings and Loan Association does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Authorized but Unissued Shares of Capital Stock. Following the conversion, Fraternity Federal Savings and Loan Association will have authorized but unissued shares of common and preferred stock. Fraternity Federal Savings and Loan Association’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of Fraternity Federal Savings and Loan Association by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations of the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Fraternity Community Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Fraternity Community Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act, a federal law. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Fraternity Federal Savings and Loan Association, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Fraternity Community Bancorp’s voting stock or the power to direct the management or policies of Fraternity Community Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Fraternity Community Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Fraternity Community Bancorp Capital Stock

The common stock of Fraternity Community Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Fraternity Community Bancorp is authorized to issue 15 million (15,000,000) shares of common stock having a par value of $0.01 per share and one million (1,000,000) shares of preferred stock having a par value of $0.01 per share. Each share of Fraternity Community Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Fraternity Community Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. Under applicable law, Fraternity Community Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Fraternity Community Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of Fraternity Community Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Fraternity Community Bancorp out of funds legally available for dividends. If Fraternity Community Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of Fraternity Community Bancorp will possess exclusive voting rights in Fraternity Community Bancorp. They will elect Fraternity Community Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed under “Restrictions on the Acquisition of Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association—Anti-takeover Provisions in Fraternity Community Bancorp’s Articles of Incorporation and Bylaws—Limitation on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Fraternity Community Bancorp issues preferred stock, holders of Fraternity Community Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Fraternity Federal Savings and Loan Association, Fraternity Community Bancorp, as the sole holder of Fraternity Federal Savings and Loan Association’s capital stock, would be entitled to receive all of Fraternity Federal Savings and Loan Association’s assets available for distribution after payment or provision for payment of all debts and liabilities of Fraternity Federal Savings and Loan Association, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Fraternity Community Bancorp, the holders of its common stock would be entitled to receive all of the assets of Fraternity Community Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Fraternity Community Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Fraternity Community Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Fraternity Community Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Fraternity Community Bancorp will not offer preferred stock to officers, directors or 5% shareholders unless the issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP and the state tax consequences of the conversion have been opined upon by Stegman & Company. Kilpatrick Townsend & Stockton LLP and Stegman & Company have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill + Partners, L.P. by SNR Denton US LLP.

Experts

The consolidated financial statements of Fraternity Federal Savings and Loan Association as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009 included in this prospectus and in the registration statement have been audited by Stegman & Company, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Feldman Financial Advisors has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Fraternity Federal Savings and Loan Association has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of conversion and Fraternity Community Bancorp’s articles of incorporation and bylaws are available without charge from Fraternity Federal Savings and Loan Association.

The appraisal report of Feldman Financial Advisors has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. The appraisal report was filed electronically with the Securities and Exchange Commission and is available on its website as described above. The appraisal report also is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

of Fraternity Federal Savings and Loan Association

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Statements of Financial Condition as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-2

Consolidated Statements of Income for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009 and 2008	F-3

Consolidated Statements of Comprehensive Income for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009 and 2008	F-4

Consolidated Statements of Retained Earnings for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009 and 2008	F-5

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and the Years Ended December 31, 2009 and 2008	F-6

Notes to Consolidated Financial Statements	F-8

****

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for Fraternity Community Bancorp have not been included in this prospectus because Fraternity Community Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fraternity Federal Savings and Loan Association, Inc.

Baltimore, Maryland

We have audited the consolidated statements of financial condition of Fraternity Federal Savings and Loan Association and subsidiary (the “Association”) as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of the internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fraternity Federal Savings and Loan Association and subsidiary as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Stegman & Company

Baltimore, Maryland

January 4, 2011

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

ASSETS

	September 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$3,642,597	$4,400,585	$2,574,151
Interest-bearing deposits in other banks	23,739,971	9,506,968	8,864,633

Total cash and cash equivalents	27,382,568	13,907,553	11,438,784

Investment securities:
Available-for-sale - at fair value	13,167,999	24,116,110	8,525,615
Held-to-maturity - at amoritized cost (fair value approximates $-0-, $-0- and $8,356,400, respectively)	—	—	7,446,849
Loans - net of allowance for loan losses of $1,104,500, $276,621 and $272,121, respectively	115,621,187	120,091,892	136,547,199
Investment in bank-owned life insurance	4,127,359	3,983,719	2,319,216
Other real estate owned	871,048	—	—
Property and equipment, net	781,902	812,357	699,268
Federal Home Loan Bank stock - at cost - restricted	1,450,300	1,353,700	1,597,300
Ground rents - net of valuation allowance	860,948	863,994	885,245
Accrued interest receivable	609,101	722,443	669,631
Deferred income taxes	—	—	94,694
Other assets	1,593,091	1,123,892	464,666

TOTAL ASSETS	$166,465,503	$166,975,660	$170,688,467

LIABILITIES AND EQUITY

Liabilities:
Deposits	$125,696,086	$125,959,893	$124,912,688
Advances from the Federal Home Loan Bank	22,666,667	22,916,667	28,416,667
Advances by borrowers for taxes and insurance	839,853	644,217	580,310
Other liabilities	817,397	463,117	303,653

Total liabilities	150,020,003	149,983,894	154,213,318

Commitments and contingencies	—	—	—

Equity:
Retained earnings - substantially restricted	16,431,675	17,003,434	16,660,310
Accumulated other comprehensive income (loss) - net of income taxes of $(9,217), $7,779 and $123,441 for September 30, 2010 and December 31, 2009 and 2008, respectively	13,825	(11,668)	(185,161)

Total equity	16,445,500	16,991,766	16,475,149

TOTAL LIABILITIES AND EQUITY	$166,465,503	$166,975,660	$170,688,467

See accompanying notes.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008
	(unaudited)
INTEREST INCOME:
Interest and fees on loans:
Real estate loans	$4,993,928	$5,649,040	$7,372,112	$7,814,228
Interest and dividends on investment securities	636,583	614,700	851,620	1,117,400
Income from ground rents owned	40,137	38,425	48,099	61,417

Total interest income	5,670,648	6,302,165	8,271,831	8,993,045

INTEREST EXPENSE:
Interest on deposits	2,239,557	2,990,567	3,890,675	4,928,576
Interest on borrowings	675,252	686,008	914,690	927,601

Total interest expense	2,914,809	3,676,575	4,805,365	5,856,177

NET INTEREST INCOME	2,755,839	2,625,590	3,466,466	3,136,868
PROVISION FOR LOAN LOSSES	1,164,339	50,960	50,960	5,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,591,500	2,574,630	3,415,506	3,131,868

NON-INTEREST INCOME:
Loss on sale of fixed assets	—	(2,977)	(2,977)	—
Gain on sale of investments	177,722	98,384	228,705	91,375
Income on bank-owned life insurance	143,641	115,088	164,503	119,216
Gain on sale of loans	72,454	200,662	224,368	28,000
Other income	47,438	59,720	78,164	84,180

Total non-interest income	441,255	470,877	692,763	322,771

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,665,627	1,493,339	2,006,969	1,881,620
Occupancy expenses	488,516	449,330	607,803	576,858
Advertising	40,411	28,029	47,977	64,453
Data processing expense	188,754	165,205	226,510	211,418
Directors fees	74,002	64,008	88,180	88,780
Pension termination expense	—	—	—	299,944
Other general and administrative expenses	595,757	484,764	669,038	476,720

Total non-interest expenses	3,053,067	2,684,675	3,646,477	3,599,793

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(1,020,312)	360,832	461,792	(145,154)
PROVISION (BENEFIT) FOR INCOME TAXES:	(448,553)	94,835	118,668	(153,178)

NET (LOSS) INCOME	$(571,759)	$265,997	$343,124	$8,024

See accompanying notes.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	September 30,		December 31,
	2010	2009	2009	2008
	(unaudited)

NET (LOSS) INCOME	$(571,759)	$265,997	$343,124	$8,024

OTHER COMPREHENSIVE INCOME ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES:
Unrealized gains (losses) arising during period	220,210	85,947	508,676	(322,825)
Income taxes on unrealized gains (losses) arising during the period	(88,084)	(34,379)	(196,451)	124,675

	132,126	51,568	312,225	(198,150)

Less reclassification adjustment for gains	(177,722)	(98,384)	(228,705)	(91,375)
Income taxes on reclassification adjustment	71,089	39,354	89,973	35,947

	(106,633)	(59,030)	(138,732)	(55,428)

Other comprehensive income (loss) net of income taxes	25,493	(7,462)	173,493	(253,578)

COMPREHENSIVE (LOSS) INCOME	$(546,266)	$258,535	$516,617	$(245,554)

See accompanying notes.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Retained earnings at January 1, 2008	$16,652,286

Net income for the year ended December 31, 2008	8,024

Retained earnings at December 31, 2008	16,660,310

Net income for the year ended December 31, 2009	343,124

Retained earnings at December 31, 2009	17,003,434

Net loss for the nine months ended September 30, 2010 (unaudited)	(571,759)

Retained earnings at September 30, 2010 (unaudited)	$16,431,675

See accompanying notes.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	Years Ended December 31,
	2010	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(571,759)	$343,124	$8,024
Adjustments to reconcile net income used in operating activities:
Depreciation	87,485	114,957	118,066
Gain on sale of available-for-sale securities	(177,722)	(228,705)	(91,375)
Gain on sale of loans	(72,454)	(224,368)	(28,000)
Loss on sale of fixed assets	—	2,977	—
Origination of loans sold	(5,012,500)	(20,195,300)	(3,066,148)
Proceeds from loans sold	5,084,954	20,419,668	3,094,148
Amortization/accretion of premium/discount	422,705	—	3,083
Increase in value of bank-owned life insurance	(143,640)	(164,503)	(119,216)
Deferred income taxes	—	1,191	1,917
Provision for loan losses	1,164,339	50,960	5,000
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	(355,857)	(758,498)	(170,816)
Other liabilities	354,280	252,967	(261,672)

Net cash provided by (used in) operating activities	779,831	(385,530)	(506,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in loans	3,306,366	16,455,307	(5,455,682)
Redemption of ground rents	3,046	21,251	18,525
Acquisition of property and equipment	(57,030)	(231,023)	(41,821)
Purchase of:
Investment in subsidiary	(871,048)	—	—
Investment securities available-for-sale	(16,158,642)	(20,002,550)	(9,180,165)
Federal Home Loan Bank stock	(208,700)	—	(441,900)
Bank-owned life insurance (BOLI)	—	(1,500,000)	—
Proceeds from:
Sales and maturities investment securities available-for-sale	25,130,600	7,946,948	5,410,539
Principal paydowns on investment securities available-for-sale	1,756,663	4,309,654	759,434
Principal paydowns on investment securities held-to-maturity	—	—	1,128,378
Sale of Federal Home Loan Bank stock	112,100	243,600	240,000

Net cash provided by (used in) investing activities	13,013,355	7,243,187	(7,562,692)

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Nine Months Ended
	September 30,	Years Ended December 31,
	2010	2009	2008
	(unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	$(263,807)	$1,047,205	$(8,221,714)
Borrowings from the Federal Home Loan Bank	5,000,000	—	41,000,000
Repayments of Federal Home Loan Bank borrowings	(5,250,000)	(5,500,000)	(36,250,000)
Increase in advances by borrowers for taxes and insurance	195,636	63,907	25,320

Net cash provided by (used in) financing activities	(318,171)	(4,388,888)	(3,446,394)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,475,015	2,468,769	(11,516,075)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,907,553	11,438,784	22,954,859

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,382,568	$13,907,553	$11,438,784

Cash paid for interest	$2,914,848	$4,805,504	$5,855,857

Cash paid for taxes	$—	$125,000	$—

Transfers of investment securities from held-to-maturity to available for sale	$—	$4,337,231	$—

See accompanying notes.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Fraternity Federal Savings and Loan (the “Association”) provides a full range of banking services to individuals and businesses through its main office and three branches in the Baltimore metropolitan area. Its primary deposit products are certificates of deposit and demand, savings, NOW, and money market accounts. Its primary lending products are consumer loans and real estate mortgages.

Unaudited Interim Financial Statements

The interim consolidated financial statements prepared by management as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are not covered by the Independent Auditors’ Report. In the opinion of management, the accompanying consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at September 30, 2010, and the results of operations and cash flows for the nine months ended September 30, 2010 and 2009. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Association and its wholly owned subsidiary, Fraternity Insurance Agency, Inc. (an inactive corporation). All significant intercompany accounts and transactions have been eliminated. The accounting and reporting policies of the Association conform to U.S. generally accepted accounting principles and to general practices in the banking industry.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

Investment securities designated as available-for-sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Unrealized holding gains and losses, net of tax, on available-for-sale securities are included in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in other income and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined by the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the term of the security.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities designated as held-to-maturity are stated at amortized cost and adjusted for premiums and discounts that are recognized in interest income using the interest method over the period of maturity.

Federal Home Loan Bank Stock – at cost

The Association, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, the Association investment in this stock is carried at cost.

Loans Held for Sale

Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is based on commitments from investors. Gains and losses on sales are determined using the specific identification method.

Loans Receivable

Loans are stated at the principal amount outstanding net of unearned income. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. When scheduled principal and interest payments are past due 90 days or more, the accrual of interest income is discontinued and recognized only as collected. Accrual of interest resumes when the loan is brought current and the borrower demonstrates an ability to service the debt on a current basis.

Loan origination fees and qualifying deferred loan costs are being deferred, and the net amount is amortized over the contractual life of the loan as an adjustment to the loan’s yield. The computation on a per loan basis was based on salaries of loan officers, employees associated with originating loans and loan volume.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, and trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

While management uses all available information to recognize credit losses in accordance with U.S. generally accepted accounting principles, future increases or decreases to the allowance may be necessary based on several factors such as changes in local economic conditions affecting the Association’s customers, the payment performance of individual loans, portfolio seasoning, changes in collateral values, and reviews of loan relationships. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association’s allowance for credit losses. Such examinations could result in the Association recognizing additions to this allowance based on the regulators’ judgments about information available to them at the time of their examination.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A loan is considered impaired when it is probable that the Association will be unable to collect scheduled payments. Factors in determining impairment include payment status, collateral value and probability of collection. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Bank-Owned Life Insurance

The Association purchased single premium life insurance policies on certain employees of the Association. The net cash surrender value of those policies is included in the accompanying statement of financial position. Appreciation in the value of the insurance policies is classified in non-interest income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets from the respective dates of acquisition. The useful lives for the principal classes of assets are:

Buildings and improvements	30 – 40 years
Furniture, fixtures and equipment	3 – 20 years
Leasehold improvements	10 years

Expenditures for maintenance, repairs and minor renewals are expensed as incurred. Expenditures for additions, improvements and replacements are added to premises and equipment accounts. The cost of retirements and other dispositions is removed from both the asset and accumulated depreciation accounts.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, deferred loan fees, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $47,977 and $64,453 for the years ended December 31, 2009 and 2008, respectively. Advertising expense was $40,411 and $28,029 for the nine months ended September 30, 2010 and 2009, respectively.

Cash and Cash Equivalents

The Association considers all cash and due from banks and interest-bearing deposits in other banks having original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Statement Presentation

Certain reclassifications have been made to the financial statement presentation to conform with the current year’s method of presentation. Such reclassifications had no effect on net income.

Recent Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Accounting Standards Board (“ASC”) Topic 320, “Investments - Debt and Equity Securities.” New authoritative accounting guidance under ASC Topic 320, “Investments - Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Association adopted the provisions of the new authoritative accounting guidance under ASC Topic 320 during the first quarter of 2009. Adoption of the new guidance did not significantly impact the Association’s financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of ASC Topic 820 became effective for the Association on January 1, 2008 for financial assets and financial liabilities and on January 1, 2009 for non-financial assets and non-financial liabilities (see Note 14 - Fair Value Measurements).

Additional new authoritative accounting guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Association adopted the new authoritative accounting guidance under ASC Topic 820 during 2009. Adoption of the new guidance did not significantly impact the Association’s financial statements.

Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.

The foregoing new authoritative accounting guidance under ASC Topic 820 became effective for the Association’s financial statements for 2009 and did not have a significant impact on the Association’s financial statements.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FASB ASC Topic 855, “Subsequent Events.” New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Association’s financial statements for 2009 and did not have a significant impact on the Association’s financial statements.

FASB ASC Topic 860, “Transfers and Servicing.” New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 became effective January 1, 2010 and did not have a significant impact on the Association’s financial statements.

Credit Risk

The Association has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities are as follows:

	September 30, 2010 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Bank notes	$991,579	$7,701	$—	$999,280
Obligations of U.S. Government agencies	4,288,243	27,700	—	4,315,943
Mortgage-backed securities:
FNMA	3,714,833	35,573	6,066	3,744,340

GNMA	97,664	9,689	—	107,353

FHLMC	3,009,787	41	7,151	3,002,677

Private Label CMO	1,043,370	13,999	58,963	998,406

	$13,145,476	$94,703	$72,180	$13,167,999

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Bank notes	$1,425,882	$7,218	$—	$1,433,100
Obligations of U.S. Government agencies	12,310,007	10,687	$122,854	12,197,840
Mortgage-backed securities:
FNMA	5,289,498	141,239	2,121	5,428,616

GNMA	1,493,564	20,313	—	1,513,877

FHLMC	2,351,686	39,099	13,199	2,377,586

Private Label CMO	1,264,482	—	99,391	1,165,091

	$24,135,119	$218,556	$237,565	$24,116,110

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Obligations of U.S. Government agencies	3,616,516	36,885	$—	3,653,401
Mortgage-backed securities:
FNMA	1,237,261	38,120	3,256	1,272,125

GNMA	132,282	4,990	607	136,665

FHLMC	2,004,057	45,289	32	2,049,314

Private Label CMO	1,837,162	—	423,052	1,414,110

	$8,827,278	$125,284	$426,947	$8,525,615

Held-to-maturity:
Mortgage-backed securities:
FNMA	$6,190,609	$115,852	$—	$6,306,461

GNMA	—	—	—	—

FHLMC	1,256,240	3,767	—	1,260,007

Private Label CMO	—	—	—	—

	$7,446,849	$119,619	$—	$7,566,468

The amortized cost and fair value of debt securities at December 31, 2009 and September 30, 2010 by contractual maturities are shown below. Expected maturities may differ from contractual maturities because borrowers may have to call or repay obligations with or without call or prepayment penalties.

	September 30, 2010 (unaudited) Available-for-Sale
	Amortized Cost	Fair Value
Due in one year through five years	$1,006,275	$1,014,288
Due in five years through ten years	1,306,361	1,328,374
Due after ten years	10,832,840	10,825,337

	$13,145,476	$13,167,999

	December 31, 2009 Available-for-Sale
	Amortized Cost	Fair Value
Due in one year through five years	$3,432,582	$3,448,453
Due in five years through ten years	6,200,268	6,290,126
Due after ten years	14,502,269	14,377,531

	$24,135,119	$24,116,110

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Association recognized gains on sales of available-for-sale securities of $228,705 and $91,375 for the years ended December 31, 2009 and 2008, respectively. The Association recognized gains on sales of available-for-sale securities of $177,722 and $98,384 for the nine months ended September 30, 2010 and 2009, respectively.

Securities with unrealized losses, segregated by length of impairment, as of September 30, 2010 and December 31, 2009 and 2008 were as follows:

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
September 30, 2010 (unaudited)
Available-for-sale:
Bank Notes	$—	$—	$—	$—	$—	$—
Obligation of U.S. Government Agencies	—	—	—	—	—	—
Mortgage-backed securities:
FNMA	2,081,827	4,079	12,661	1,987	2,094,488	6,066

GNMA	—	—	—	—	—	—

FHLMC	3,001,242	7,151	—	—	3,001,242	7,151

Private Label CMO	—	—	460,631	58,963	460,631	58,963

	$5,083,069	$11,230	$473,292	$60,950	$5,556,361	$72,180

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2009
Available-for-sale:
Bank Notes	$—	$—	$—	$—	$—	$—
Obligation of U.S. Government Agencies	6,160,950	122,854	—	—	6,160,950	122,854
Mortgage-backed securities:
FNMA	—	—	37,864	2,121	37,864	2,121

GNMA	—	—	—	—	—	—

FHLMC	1,342,931	13,199	—	—	1,342,931	13,199

Private Label CMO	—	—	1,165,092	99,391	1,165,092	99,391

	$7,503,881	$136,053	$1,202,956	$101,512	$8,706,837	$237,565

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
December 31, 2008
Available-for-sale:
Bank Notes	$—	$—	$—	$—	$—	$—
Obligation of U.S. Government Agencies	—	—	—	—	—	—
Mortgage-backed securities:
FNMA	156,960	3,256	—	—	156,960	3,256

GNMA	24,816	607	—	—	24,816	607

FHLMC	1,492	32	—	—	1,492	32

Private Label CMO	1,414,111	423,052	—	—	1,414,111	423,052

	$1,597,379	$426,947	$—	$—	$1,597,379	$426,947

Declines in the fair value of investment securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in cost.

Furthermore, as of September 30, 2010, management does not have the intent to sell any of the securities classified as available-for-sale in the table above and believes that it is more likely than not that the Association will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of September 30, 2010, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Association’s consolidated income statement.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2009, the Association sold one security from its held-to-maturity portfolio. The security was sold because it was experiencing a relatively high amount of prepayments due to market conditions and no longer fit into the Association’s investment strategy. The book value of the security was $1,576,795 at the date of sale and resulted in a gain on sale in the amount of $66,049. Management determined that this sale tainted the remainder of the held-to-maturity portfolio and required the transfer of the remainder of that portfolio to the available-for-sale portfolio. Management has also determined that future security purchases will be classified as available-for-sale for the foreseeable future. Information related to the transfer of the held-to-maturity portfolio is as follows:

Amortized cost of held-to-maturity investment securities	$4,337,231

Unrealized gain on transferred securities	$94,345

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans and allowance for loan losses consisted of the following:

	September 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Real Estate Loans:
One-to-four family	$88,504,462	$89,312,560	$108,696,059
Lines of Credit	13,480,769	$12,305,473	13,154,109
Commercial	3,986,760	4,197,266	3,594,160
Residential Construction	7,093,241	10,437,002	7,723,822
Land	3,410,212	3,939,296	3,535,873

Total Real Estate Loans	116,475,444	120,191,597	136,704,023

Consumer Loans	50,429	33,510	42,454
Commercial Loans	28,520	26,688	28,794

Total Loans	116,554,393	120,251,795	136,775,271

Less:
Allowance for loan losses	(1,104,500)	(276,621)	(272,121)
Deferred loan fees and costs (net)	171,294	116,718	44,049

Total loans and allowance for loan losses	$115,621,187	$120,091,892	$136,547,199

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions in the allowance for loan losses are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008
	(unaudited)	(unaudited)

Beginning of year	$276,621	$272,121	$272,121	$267,121
Charge-offs	(337,660)	(3,960)	(46,460)	—
Recoveries	1,200	—	—	—

Provision charged to expense	1,164,339	50,960	50,960	5,000

End of year	$1,104,500	$319,121	$276,621	$272,121

The balance of impaired loans is $822,747 and $-0- as of December 31, 2009 and 2008, respectively. The balance of impaired loans is $3,862,474 and $382,510 as of September 30, 2010 and 2009, respectively.

Non-Performing/Past Due Loans – Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations, which typically occurs when principal or interest payments are more than 90 days past due. Non-accrual loans totalled $1,035,000 at December 31, 2009 and $187,000 at December 31, 2008.Non-accrual loans totalled $2,309,000 at September 30, 2010 and $383,000 at September 30, 2009. Accruing loans past due more than 90 days totalled $706,000 at December 31, 2009 and $ -0- at December 31, 2008. Accruing loans past due more than 90 days totalled $ 0 at September 30, 2010 and 2009.

Impaired Loans – Impaired loans were as follows:

	September	December 31,
	2010	2009	2008
	(unaudited)

Balance of impaired loans with no allocated allowance	$3,862,474	$822,747	$—
Balance of impaired loans with an allocated allowance	—	—	—

Total recorded investment in impaired loans	$3,862,474	$822,747	$—

Amount of the allowance allocated to impaired loans	$—	$—	$—

The impaired loans included in the table above were primarily comprised of collateral dependent residential real estate loans. No interest income was recognized on these loans subsequent to their classification as impaired.

Troubled debt restructures (“TDRs”), which are loans that have been restructured due to the borrower’s inability to maintain a current status on the loan, that are not included in the nonaccrual balance amounted to approximately $1.6 million as of September 30, 2010 and $0 as of December 31, 2009 and December 31, 2008. Our TDRs are generally reviewed individually to determine impairment, accrual status, and the need for charge-offs. For collateral dependent loans, we utilize the fair value of the collateral in determining impairment. For noncollateral dependent loans, we calculate the present value of expected future cash flows to determine fair value and impairment. The interest income which would have been recorded on TDRs if those loans had been handled in accordance with their contractual terms was no different for the nine months ended September 30, 2010 than the actual interest income recorded on those loans for the nine months ended September 30, 2010.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate loans to executive officers, directors and their associates, including companies in which they have partial ownership interest, did not exceed 5% of equity as of September 30, 2010, or December 31, 2009 and 2008. Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Association. Loans to such borrowers are summarized as follows:

	September 30,	December 31,
	2010	2009	2008
	(unaudited)
Beginning of year	$819,907	$1,096,069	$1,115,831
New loans	—	220,000	—
Repayments	(8,524)	(496,162)	(19,762)

End of year	$811,383	$819,907	$1,096,069

As of December 31, 2009 and 2008, respectively, $16,983,168 and $21,043,336 of loans receivable are being serviced for the benefit of others. As of September 30, 2010 and 2009, respectively, $12,317,975 and $17,231,443 of loans receivable are being serviced for the benefit of others. The amount of compensation received by the Association approximates the cost of servicing the assets. Accordingly, no servicing asset or liability has been recorded. Service fee revenue recognized in 2009 and 2008 was $52,959 and $55,351, respectively. Service fee revenue recognized for the nine months ended September 30, 2010 and 2009 was $30,640 and $41,053, respectively.

4. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable was as follows:

	September 30,	December 31,
	2010	2009	2008
	(unaudited)
FDIC – insured CDs	$1,633	$1,470	$—
Obligations of U.S. Government agencies	72,037	76,244	29,619
Mortgage-backed securities	26,954	49,021	51,691
Loans	508,477	595,708	586,321
Dividends	—	—	2,000

Total	$609,101	$722,443	$669,631

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. GROUND RENTS

The carrying value of ground rents was as follows:

	September 30,	December 31,
	2010	2009	2008
	(unaudited)

Ground rents at cost	$906,448	$909,494	$929,345
Less valuation allowance	(45,500)	(45,500)	(44,100)

Total	$860,948	$863,994	$885,245

Ground rents represent the value of long-term leases with respect to land we own underlying residential properties. Based on the analysis of the ground rents owned by the Association, management has determined that the valuation allowance is adequate as of September 30, 2010.

6. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	September 30,	December 31,
	2010	2009	2008
	(unaudited)

Land	$170,773	$170,773	$170,773
Land improvements	27,284	27,284	27,284
Building	837,522	949,761	835,630
Furniture, fixtures, and equipment	763,779	739,572	649,407
Leasehold improvements	296,817	151,755	151,755
Automobiles	79,152	79,152	81,356

	2,175,327	2,118,297	1,916,205
Less accumulated depreciation and amortization	1,393,425	1,305,940	1,216,937

Net book value of premises and equipment	$781,902	$812,357	$699,268

Depreciation expense amounted to $114,957 and $118,066 for the years ended December 31, 2009 and 2008, respectively. Depreciation expense amounted to $87,485 and $83,302 for the nine months ended September 30, 2010 and 2009, respectively.

The Association is obligated under noncancelable lease agreements for three branches. The leases each contain renewal options and provide that the Association pay property taxes, insurance and maintenance costs. Total rent expense under operating leases for the years ended December 31, 2009 and 2008 was $207,384 and $193,316, respectively. Total rent expense for the nine months ended September 30, 2010 and 2009 was $183,976 and $163,809, respectively.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments under leases having initial or remaining noncancelable leases:

2011	$167,610
2012	136,545
2013	142,000
2014	128,245
2015	8,036

7. DEPOSIT ACCOUNTS

Deposit accounts by type are as follows:

	September 30,	December 31,
	2010	2009	2008
	(unaudited)

Demand	$447,426	$759,607	$684,761
Passbook	12,751,497	12,500,646	12,753,294
NOW accounts	3,051,782	2,822,422	2,783,410
Money market funds	1,481,727	1,814,694	1,706,557
Certificates of deposit	105,666,304	105,705,790	104,679,252
Brokered deposits	2,297,350	2,356,734	2,305,414

Total	$125,696,086	$125,959,893	$124,912,688

The following tables present contractual maturities of certificate accounts:

	As of September 30, 2010 (unaudited)
	2010	2011	2012	2013	2014 and thereafter

Certificates of Deposit	$12,936,384	$54,210,514	$15,133,977	$16,598,191	$6,787,274

	As of December 31, 2009
	2010	2011	2012	2013	2014 and thereafter

Certificates of Deposit	$53,149,986	$27,031,482	$12,701,678	$7,101,853	$5,720,791

Certificates of deposit and other time deposits in denominations of more than $250,000 totalled $2,521,556 and $3,999,443 as of December 31, 2009 and 2008, respectively. Certificates of deposit and other time deposits in denominations of more than $250,000 totalled $3,638,324 and $2,873,419 as of September 30, 2010 and 2009, respectively. Generally, deposit amounts in excess of $250,000 are not federally insured.

The Association held deposits of $248,718 for related parties at December 31, 2009. The Association held deposits of $365,219 for related parties at September 30, 2010.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest expense by type is as follows:

	September 30,		December 31,
	2010	2009	2009	2008
	(unaudited)

Demand	$—	$—	$—	$—
Passbook	52,198	61,346	78,237	191,326
NOW / Money market funds	8,951	8,861	11,731	36,719
Certificates of deposit	2,104,305	2,845,928	3,700,867	4,689,364
Brokered deposits	74,208	74,556	100,002	11,352

Total	$2,239,662	$2,990,691	$3,890,837	$4,928,761

8. BORROWED FUNDS

Total advances outstanding from the Federal Home Loan Bank (FHLB) were $22,916,667 and $28,416,667 as of December 31, 2009 and 2008, respectively. Total advances from the Federal Home Loan Bank were $22,666,667 as of September 30, 2010. The total amount available under the line of credit at December 31, 2009 was approximately $27,400,000. The total amount available under the line of credit at September 30, 2010 was approximately $27,600,000.

Advances are summarized as follows:

		September 30,	December 31,
		2010	2009	2008
Year of Maturity	Interest Rate	Amount	Amount	Amount
		(unaudited)
2009	2.84%	$—	$—	$166,667
2009	0.88%	—	—	5,000,000
2011	4.40%	5,000,000	5,000,000	5,000,000
2011	2.72%	166,667	416,667	750,000
2012	3.32%	2,500,000	2,500,000	2,500,000
2017	4.28%	5,000,000	5,000,000	5,000,000
2018	3.94%	5,000,000	5,000,000	5,000,000
2018	3.38%	5,000,000	5,000,000	5,000,000

		$22,666,667	$22,916,667	$28,416,667

Interest is paid monthly with principal due at maturity except one of the notes where principal and interest are paid monthly. Interest expense on advances from the FHLB amounted to $914,687 and $927,589 for the years ended December 31, 2009 and 2008, respectively. Interest expense on advances from the FHLB amounted to $675,250 and $686,006 for the nine months ended September 30, 2010 and 2009, respectively.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first and second mortgage loans.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. INCOME TAXES

A reconciliation between income tax expense and taxes computed at the statutory federal rate is as follows:

	September 30,		December 31,
	2010	2009	2009	2008
	(unaudited)	(unaudited)
Statutory federal tax rate	(34.0)%	34.0%	34.0%	(34.0)%
Increases (decreases) in tax resulting from:
State franchise tax, net of federal income tax benefit	(5.3)	3.2	1.2	0.0
Non-taxable on bank-owned life insurance	(4.8)	(10.8)	(12.1)	(56.2)
Other	0.1	(0.1)	2.6	(15.3)

	(44.0)%	26.3%	25.7%	(105.5)%

The deferred tax effects of temporary differences between financial and taxable income are as follows:

	December 31,
	2009	2008

Depreciation	$(16,662)	$1,720
Loan fee income	(28,668)	(4,226)
Deferred compensation	35,186	952
Allowance for loan losses	1,775	2,952
Ground rents	—	655
Net operating loss	9,560	(136)

Deferred income tax expense	$1,191	$1,917

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net deferred income taxes consisted of the following:

	September	December 31,
	2010	2009	2008
	(unaudited)
Deferred income tax assets
Provision for loan losses	$50,299	$50,299	$48,524
Ground rents	655	655	655
Deferred compensation	72,718	72,718	37,532
State net operating loss	9,560	9,560	—
Unrealized holding losses on available-for-sale securities	—	7,342	116,502

	133,232	140,574	203,213

Deferred income tax liabilities:
Depreciation	$84,041	$84,041	$67,379
Loan Fee income	46,046	46,046	17,378
FHLB stock dividend	23,762	23,762	23,762
Unrealized gains on available-for-sale securities	34,543	—	—

	188,392	153,849	108,519

Net deferred tax (liability) asset	$(55,160)	$(13,275)	$94,694

In determining whether a valuation allowance on deferred tax assets is required, management reviews its current tax position and the ability to carry back losses as well as projected future taxable income exclusive of reversing temporary differences and carry-forwards.

10. EMPLOYEE RETIREMENT PLANS

During 2008 the Association terminated its defined benefit pension plan and eliminated any future liability for benefits. Expense related to this termination totalled $299,944 and is included in the 2008 statement of operations.

The Association also sponsors an employee 401(k) savings and investment plan. The plan covers substantially all employees meeting age and service requirements and provides for both employee and employer matching contributions under Safe Harbor provisions. Expenses related to this plan for the years ended December 31, 2009 and 2008 was $57,651 and $59,899, respectively. Expenses related to this plan for the nine months ended September 30, 2010 and 2009 was $46,270 and $43,146, respectively.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers consisting of commitments to extend credit. This involves, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

The Association’s exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

The Association had commitments to originate mortgages of $2,577,800 and $980,200, secured by dwelling units, at December 31, 2009 and 2008, respectively. The Association had commitments to originate mortgages of $3,535,900 and $0, secured by dwelling units, at September 30, 2010 and 2009, respectively. Additionally, the Association had unfunded lines of credit totalling $13,145,037 and $13,133,757 as of December 31, 2009 and 2008, respectively. The Association had unfunded lines of credit totalling $12,316,292 and $13,213,442 as of September 30, 2010 and 2009, respectively.

Of the total commitments to originate mortgages of $3,535,900 as of September 30, 2010, $1,225,900 was for fixed rate mortgage loans with interest rates ranging from 3.75% to 5.00%. Of this total, $697,900 with interest rates ranging from 3.75% to 4.25% were sold. Of the total commitments to originate mortgages of $2,577,800 as of December 31, 2009, $1,597,800 was for fixed rate mortgage loans with interest rates ranging from 4.75% to 7.25%.

12. DEFERRED COMPENSATION

The Association has entered into deferred compensation agreements with two of its executive officers. Under the terms of the agreements, which consist of both a defined contribution component and a defined benefit component, the Association is obligated to provide annual benefits for the officers or their beneficiaries, after the officer’s death, disability, or retirement. For the defined benefit component the estimated present value to be paid is being accrued over the period from the effective date of the agreements until the full eligibility dates of the participants. The expense incurred for these plans for the years ended December 31, 2009 and 2008 was $87,422 and $19,500, respectively. The expense incurred for these plans for the nine months ended September 30, 2010 and 2009 was $71,710 and $55,169, respectively.

13. REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2010, December 31, 2009 and 2008 (the most recent notification from the OTS), the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. Nothing has come to management’s attention since the institution’s most recent notification of being classified as “well capitalized” that would cause such classification to change. The following table details the Association’s capital position:

	Actual		For Capital Adequacy Purposes and to be Adequately Capitalized Under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)		(dollars in thousands)

As of September 30, 2010 (unaudited)
Total Risk-Based Capital (to Risk-Weighted Assets)	$17,564	19.39%	$7,245	8.0%
Tier I Capital (to Risk-Weighted Assets)	$16,432	18.14%	$3,623	4.0%
Tier I Capital (to Adjusted Total Assets)	$16,432	9.87%	$4,995	3.0%
Tangible Capital (to Adjusted Total Assets)	$16,432	9.87%	$2,497	1.5%

As of December 31, 2009
Total Risk-Based Capital (to Risk-Weighted Assets)	$17,326	18.69%	$7,416	8.0%
Tier I Capital (to Risk-Weighted Assets)	$17,003	18.34%	$3,708	4.0%
Tier I Capital (to Adjusted Total Assets)	$17,003	10.19%	$5,006	3.0%
Tangible Capital (to Adjusted Total Assets)	$17,003	10.19%	$2,503	1.5%

As of December 31, 2008
Total Risk-Based Capital (to Risk-Weighted Assets)	$16,976	18.35%	$7,401	8.0%
Tier I Capital (to Risk-Weighted Assets)	$16,660	18.01%	$3,700	4.0%
Tier I Capital (to Adjusted Total Assets)	$16,660	9.75%	$5,126	3.0%
Tangible Capital (to Adjusted Total Assets)	$16,660	9.75%	$2,563	1.5%

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

	September 30,	December 31,
	2010	2009	2008

Total equity	$16,446	$16,992	$16,475
Adjustment for accumulated other comprehensive (loss) income	(14)	11	185
Adjustment for parent company equity	—	—	—

Tangible, Tier 1 and Core Capital	16,432	17,003	16,660
Allowance for loan losses	1,132	323	316

Total risk-based capital	$17,564	$17,326	$16,976

14. FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted FASB guidance on Fair Value Measurements which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This guidance applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the Association’s assets measured at fair value on a recurring basis:

	Fair Value at September 30, 2010 (unaudited)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$13,167,999	$—	$13,167,999	$—

Total assets measured at fair value	$13,167,999	$—	$13,167,999	$—

	Fair Value at December 31, 2009 (unaudited)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$24,116,110	$—	$24,116,110	$—

Total assets measured at fair value	$24,116,110	$—	$24,116,110	$—

Securities classified as available-for-sale are reported at fair value utilizing Level 2 Inputs. For these securities, the Association obtains fair values from an independent pricing service and safekeeping custodians. The observable data may include dealer quotes, cash flows, U.S. Treasury yield curve, trading levels, credit information, and the terms and conditions of the security, among other things.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Instruments Measured on a Nonrecurring Basis

The Association may be required, from time to time, to measure certain other financial assets and liabilities at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis as of September 30, 2010 and December 31, 2009, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the assets:

	Fair Value at September 30, 2010 (unaudited)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans	$3,862,474	$—	$—	$3,862,474

	Fair Value at December 31, 2009 (unaudited)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired Loans	$822,747	$—	$—	$822,747

Loans for which it is probable that the Association will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with FASB guidance. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method. In our determination of fair value, we have categorized both methods of valuation as estimates based on Level 3 inputs.

If the impaired loan is identified as collateral dependent, then the fair value method measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal or utilizing some other method of valuation for the collateral and applying a discount factor to the value based on our loan review policy and procedures.

If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums, or discounts existing at origination or acquisition of the loan.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Association’s financial instruments as of September 30, 2010, December 31, 2009 and 2008.

	September 30, 2010		December 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(unaudited)

Assets:
Cash and cash equivalents	$27,382,568	$27,382,568	$13,907,553	$13,907,553	$11,438,784	$11,438,784
Securities - available-for-sale	13,167,999	13,167,999	24,116,110	24,116,110	8,525,615	8,525,615
Securities - held-to-maturity	—	—	—	—	7,446,849	7,566,468
Loans	116,725,687	121,473,138	120,368,513	122,239,029	136,819,320	138,532,552
Fed Home Loan Bank stock	1,450,300	1,450,300	1,353,700	1,353,700	1,597,300	1,597,300
Accrued interest receivable	609,101	609,101	722,443	722,443	669,631	669,631
Investment in bank-owned life insurance	4,127,359	4,127,359	3,983,719	3,983,719	2,319,216	2,319,216
Liabilities:
Deposit accounts and advances by borrowers	126,535,939	128,011,617	126,604,110	128,413,988	125,492,998	126,451,070
Advances from the FHLB	22,666,667	23,174,630	22,916,667	22,997,847	28,416,667	28,438,595

	September 30,	December 31,	December 31,
	2010	2009	2008
	(unaudited)
Off-Balance Sheet Instruments:
Commitments to extend credit	$3,535,900	$2,577,800	$980,200
Unused lines of credit	$12,316,292	$13,145,037	$13,133,757

(a) Cash and Cash Equivalents - The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

(b) Securities - The fair value of securities excluding Federal Home Loan Bank stock, is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

(c) Loans - Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and non-residential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories. The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, and discount rate.

The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company’s historical loss percentage for each specific loan category.

(d) Federal Home Loan Bank Stock - The fair value of Federal Home Loan Bank stock approximates its carrying value based on the redemption provisions of the Federal Home Loan Bank.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e) Accrued Interest Receivable - The carrying amounts of accrued interest approximate the fair values.

(f) Investments in Bank-Owned Life Insurance - The fair value of the insurance contracts approximates the carrying value.

(g) Deposits and Advances by Borrowers - The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest-bearing NOW accounts, money market and statement savings accounts, is deemed to be equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

(h) Advances from the FHLB - Fair values are estimated by discounting carrying values using a cash flow approach based on market rates as of September 30, 2010 and December 31, 2009.

(i) Off-Balance Sheet Financial Instruments - The Company’s adjustable rate commitments to extend credit move with market rates and are not subject to interest rate risk. The rates and terms of the Company’s fixed rate commitments to extend credit are competitive with others in the various markets in which the Company operates. The fair values of these instruments are immaterial.

(j) Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

16. SUBSEQUENT EVENTS

On September 14, 2010, the Association’s Board of Directors approved a plan (the “Plan”) to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association form of organization, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding capital stock of the Association, is subject to approval by the Office of Thrift Supervision (the “OTS”) and includes the filing of a registration statement with the Securities and Exchange Commission.

The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through September 30, 2010, the Bank had incurred $126,000 in conversion costs, which were recorded in prepaid expenses and other assets on the Statement of Financial Condition.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Association after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation of the Association, eligible depositors who continue to maintain accounts in accordance with OTS regulations shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

You should rely only on the information contained in this prospectus. Neither Fraternity Community Bancorp nor Fraternity Federal Savings and Loan Association has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Proposed Holding Company for Fraternity Federal Savings and Loan Association)

1,380,000 Shares

(Anticipated Maximum, Subject to Increase

to up to 1,587,000 Shares)

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$2,000
OTS filing fee	12,000
FINRA filing fee (1)	3,000
EDGAR, printing, postage and mailing	55,000
Blue Sky fees and expenses	15,000
Legal fees and expenses	285,000
Accounting fees and expenses	30,000
Appraiser’s fees and expenses	38,500
Marketing firm expenses (including legal fees)	260,000
Conversion agent fees and expenses	45,000
Business plan fees and expenses	30,000
Transfer agent and registrar fees and expenses	10,000
Certificate printing	7,500
Miscellaneous	7,000

TOTAL	$800,000

(1)	Based on the registration of $15.9 million of common stock.

Item 14.	Indemnification of Directors and Officers.

The Articles of Incorporation of Fraternity Community Bancorp, Inc. provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits

Exhibit	Description	Location

1.1	Engagement Letter by and between Fraternity Federal Savings and Loan Association and Sandler O’Neill & Partners, L.P., as marketing agent	Previously filed

1.2	Draft Agency Agreement	Previously filed

2.0	Plan of Conversion, as amended	Previously filed

3.1	Articles of Incorporation of Fraternity Community Bancorp, Inc.	Previously filed

3.2	Bylaws of Fraternity Community Bancorp, Inc.	Previously filed

4.0	Specimen Common Stock Certificate of Fraternity Community Bancorp, Inc.	Previously filed

5.0	Opinion of Kilpatrick Stockton LLP re: Legality	Previously filed

8.1	Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters	Previously filed

8.2	Opinion of Stegman & Company re: State Tax Matters	Previously filed

10.1	Fraternity Federal Savings and Loan Association 401(k) Plan and Trust	Previously filed

10.2	Form of Fraternity Federal Savings and Loan Association Employee Stock Ownership Plan and Trust Agreement	Previously filed

10.3	Form of Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note	Previously filed

10.4	+Employment Agreement between Fraternity Federal Savings and Loan Association and Thomas K. Sterner, as amended	Previously filed

10.5	+Employment Agreement between Fraternity Federal Savings and Loan Association and Richard C. Schultze, as amended	Previously filed

10.6	+Supplemental Executive Retirement Plan Agreement between Fraternity Federal Savings and Loan Association and Thomas K. Sterner	Previously filed

Exhibit	Description	Location

10.7	+Supplemental Executive Retirement Plan Agreement between Fraternity Federal Savings and Loan Association and Richard C. Schultze	Previously filed

10.8	+Rabbi Trust Agreement	Previously filed

10.9	+Form of Employment Agreement between Fraternity Community Bancorp, Inc. and Thomas K. Sterner	Previously filed

10.10	+Form of Supplemental Executive Retirement Plan	Previously filed

10.11	+Form of Fraternity Federal Savings and Loan Association Employee Severance Compensation Plan	Previously filed

10.12	+ Form of Fraternity Federal Savings and Loan Association Deferred Compensation Plan	Previously filed

10.13	+ Form of Employment Agreement between Fraternity Community Bancorp, Inc. and Richard C. Schultze	Previously filed

23.1	Consent of Kilpatrick Stockton LLP	Contained in Exhibits 5.0 and 8.1 (previously filed)

23.2	Consent of Stegman & Company	Filed herewith

23.3	Consent of Feldman Financial Advisors, Inc.	Previously filed

24.0	Powers of Attorney	Previously filed

99.1	Appraisal Report of Feldman Financial Advisors, Inc.	Previously filed

99.2	Draft of Marketing Materials	Previously filed

99.3	Draft of Subscription Order Form and Instructions	Previously filed

99.4	Appraisal Report Update of Feldman Financial Advisors, Inc., as amended	Filed herewith

+	Management contract or compensation plan or arrangement.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on January 26, 2011.

Fraternity Community Bancorp, Inc.

By:	/s/ THOMAS K. STERNER
Thomas K. Sterner
Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ THOMAS K. STERNER Thomas K. Sterner	Chairman of the Board, Chief Executive Officer and Chief Financial Officer (principal executive officer and principal financial and accounting officer)	January 26, 2011

/s/ RICHARD C. SCHULTZE Richard C. Schultze	President, Chief Operating Officer and Director	January 26, 2011

* William J. Baird, Jr.	Director

* William D. Norton	Director

* Michael P. O’Shea	Director

* Pursuant to the Powers of Attorney filed as Exhibit 24.0 to the registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 29, 2010.

/s/ THOMAS K. STERNER		January 26, 2011
Thomas K. Sterner
Attorney-in-Fact